As Filed with the Securities and Exchange Commission on June 23, 2023

File No. 812-15465

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDED AND RESTATED APPLICATION PURSUANT TO SECTION 6(c) OF THE
INVESTMENT COMPANY ACT OF 1940, AS AMENDED,
FOR AN ORDER OF EXEMPTION FROM SECTION 15(c) OF THE ACT

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

PACE SELECT ADVISORS TRUST

UBS SERIES FUNDS

787 Seventh Avenue

New York, New York 10019

THE UBS FUNDS

One North Wacker Drive

Chicago, Illinois 60606

UBS ASSET MANAGEMENT (AMERICAS) INC.

One North Wacker Drive

Chicago, Illinois 60606

787 Seventh Avenue

New York, New York 10019

U.S. MONTHLY INCOME FUND FOR PUERTO RICO RESIDENTS, INC.

SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC.

MULTI-SELECT SECURITIES FUND FOR PUERTO RICO RESIDENTS

UBS ASSET MANAGERS OF PUERTO RICO

American International Plaza Building—Tenth Floor

250 Muñoz Rivera Avenue

San Juan, Puerto Rico 00918

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Please direct all written or oral communications regarding this Application to:

Keith A. Weller, Esq.
UBS Asset Management (Americas) Inc.
One North Wacker Drive
Chicago, Illinois 60606

with copies to:

Stephen H. Bier, Esq.

Philip T. Hinkle, Esq.
Dechert LLP

Three Bryant Park
1095 Avenue of the Americas
New York, NY 10036

This Application (including Exhibits) contains 151 pages.

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UNITED STATES OF AMERICA
BEFORE THE
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

In the Matter of

PACE SELECT ADVISORS TRUST

UBS SERIES FUNDS

787 Seventh Avenue

New York, New York 10019

THE UBS FUNDS

One North Wacker Drive

Chicago, Illinois 60606

U.S. MONTHLY INCOME FUND FOR PUERTO RICO RESIDENTS, INC.

SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC.

MULTI-SELECT SECURITIES FUND FOR PUERTO RICO RESIDENTS

American International Plaza Building—Tenth Floor

250 Muñoz Rivera Avenue

San Juan, Puerto Rico 00918

UBS ASSET MANAGEMENT (AMERICAS) INC.

One North Wacker Drive

Chicago, Illinois 60606

and

787 Seventh Avenue

New York, New York 10019

UBS ASSET MANAGERS OF PUERTO RICO

American International Plaza Building—Tenth Floor

250 Muñoz Rivera Avenue

San Juan, Puerto Rico 00918

Investment Company Act of 1940

File No. 812-15465

) ) ) ) ) ) ) ) ) ) )	AMENDED AND RESTATED APPLICATION PURSUANT TO SECTION 6(c) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, FOR AN ORDER OF EXEMPTION FROM SECTION 15(c) OF THE ACT

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I.	INTRODUCTION

PACE Select Advisors Trust, UBS Series Funds, The UBS Funds, U.S. Monthly Income Fund For Puerto Rico Residents, Inc., Short Term Investment Fund For Puerto Rico Residents, Inc. and Multi-Select Securities Fund For Puerto Rico Residents (each a “Company” and collectively, the “Companies”),1 each a registered open-end investment company that may offer one or more series of shares (each, a “Series” and collectively, the “Series”), and UBS Asset Management (Americas) Inc. (“UBS AM”) and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”) (each, an “Adviser” and collectively, the “Advisers”, and together with the Companies and the Series, the “Applicants”),2 the investment advisers to the Companies, hereby file this application (the “Application”) for an order of the Securities and Exchange Commission (the “Commission”) under Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”).

Applicants request an order exempting Applicants from Section 15(c) of the 1940 Act to permit the board of trustees or directors, as applicable, of each Company (each such board may be referred to as the “Board”),3 including a majority of those board members who are not parties to such contract or agreement or “interested persons,” as defined in Section 2(a)(19) of the 1940 Act, of any such party (the “Independent Board Members”), to promptly enter into or materially amend a contract or agreement pursuant to which a sub-adviser (each, a “Sub-Adviser”) manages all or a portion of the assets of a Series or provides model portfolio or investment recommendation(s) to the Adviser that would be utilized in connection with the management of a Series (each, a “Sub-Advisory Agreement”) (each such action, a “Sub-Adviser Change”) at a non-in-person meeting called for the purpose of voting on such approval,4 which would allow a Subadvised Series (as defined below) and its shareholders to benefit from a prompt Sub-Adviser Change.

Applicants request that the relief sought herein apply to the named Applicants, as well as to any future Series and any other existing or future registered management investment company or Series thereof that intends to rely on the requested order in the future and that (i) is managed by an Adviser, (ii) uses the multi-manager structure described in this Application, and (iii) complies with the terms and conditions set forth herein (each, a “Subadvised Series”).5  All

[1]	As used herein, the term “Companies” includes any existing or future type of business organization operating as a registered management investment company that is managed by an Adviser.

[2]	The term “Adviser” includes (i) the Adviser or its successors and (ii) any entity controlling, controlled by, or under common control with, the Adviser or its successors. For the purposes of the requested order, “successor” is limited to an entity resulting from a reorganization into another jurisdiction or a change in the type of business organization.

[3]	The term “Board” also includes the board of trustees or directors of a future Subadvised Series.

[4]	References in this Application to “non-in-person” Board meetings refer to any Board meeting (other than an in-person meeting) in which Board members may participate by any means of communication that allows those Board members participating to hear each other simultaneously during the meeting.

[5]	For purposes of this Application, the term “Sub-Adviser” will also apply to any Sub-Adviser to any wholly-owned subsidiary, as defined in the 1940 Act, of a Subadvised Series (each, a “Subsidiary” and collectively, the “Subsidiaries”). The Adviser will serve as investment adviser to each Subsidiary and may retain one or more Sub-Advisers to manage or provide model portfolio or investment recommendation(s) with respect to the assets

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registered investment companies that intend to rely on the requested order are named as Applicants. Any entity that relies on the requested order will do so only in accordance with the terms and conditions contained in this Application.

Applicants are seeking this exemption to enable an Adviser and the Board to obtain for each Subadvised Series the services of one or more Sub-Advisers believed by the Adviser and the Board to be particularly well suited to manage, or to provide model portfolio or investment recommendation(s) with respect to, all or a portion of the assets of the Subadvised Series, and to make material amendments to Sub-Advisory Agreements believed by the Adviser and the Board to be appropriate, without the delay and expense of convening an in-person meeting of the Board to approve the Sub-Adviser Change. The requested relief is necessary so that the Board can take action quickly under the circumstances set out in this Application.

If the requested relief is granted, an Adviser would be permitted to implement a Sub-Adviser Change related to a Subadvised Series that was approved by the Board, including a majority of the Independent Board Members, at a non-in-person meeting. For the reasons discussed below, Applicants believe that the requested relief is appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that each Subadvised Series and its shareholders would benefit from the requested relief because of delays in hiring or replacing a Sub-Adviser and costs associated with holding an in-person Board meeting to approve a Sub-Adviser Change in the absence of such relief.

II.	BACKGROUND

A.	The Applicants

1.	The Companies

PACE Select Advisors Trust is organized as a Delaware statutory trust and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS AM serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Series of the Company. Currently, PACE Select Advisors Trust is comprised of 15 series. Each Series may have its own distinct investment objective, policies, and restrictions. PACE Select Advisors Trust and its Series are not required to hold annual shareholder meetings.

UBS Series Funds is organized as a Delaware statutory trust and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS AM serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Series of the Company. Currently, UBS Series Funds is comprised of 16 series, one of which, UBS Ultra Short Income Fund, may operate under a multi-manager structure. Each Series may have its own distinct investment objective, policies, and restrictions. UBS Series Funds and its Series are not required to hold annual shareholder meetings.

of a Subsidiary. Applicants also request relief with respect to any Sub-Advisers who serve as Sub-Advisers to a Subsidiary. Where appropriate, Subsidiaries are also included in the term “Subadvised Series.”

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The UBS Funds is organized as a Delaware statutory trust and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS AM serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Series of the Company. Currently, The UBS Funds is comprised of 11 series. Each Series may have its own distinct investment objective, policies, and restrictions. The UBS Funds and its Series are not required to hold annual shareholder meetings.

U.S. Monthly Income Fund For Puerto Rico Residents, Inc. is organized as a Puerto Rico corporation and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS Asset Managers of Puerto Rico serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Subadvised Series of the Company. Currently, U.S. Monthly Income Fund For Puerto Rico Residents, Inc. is comprised of one series. Each Series may have its own distinct investment objective, policies, and restrictions. U.S. Monthly Income Fund For Puerto Rico Residents, Inc. and its Series are required to hold annual shareholder meetings.

Short Term Investment Fund For Puerto Rico Residents, Inc. is organized as a Puerto Rico corporation and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS Asset Managers of Puerto Rico serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Subadvised Series of the Company. Currently, Short Term Investment Fund For Puerto Rico Residents, Inc. is comprised of one series. Each Series may have its own distinct investment objective, policies, and restrictions. Short Term Investment Fund For Puerto Rico Residents, Inc. and its Series are required to hold annual shareholder meetings.

Multi-Select Securities Fund For Puerto Rico Residents is organized as a Puerto Rico trust and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS Asset Managers of Puerto Rico serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Subadvised Series of the Company. Currently, Multi-Select Securities Fund For Puerto Rico Residents is comprised of six series. Each Series may have its own distinct investment objective, policies, and restrictions. Multi-Select Securities Fund For Puerto Rico Residents and its Series are not required to hold annual shareholder meetings.

2.	The Advisers

UBS AM, a Delaware corporation registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), serves as investment adviser and administrator to each Series of PACE Select Advisors Trust, UBS Series Funds, and The UBS Funds pursuant to an investment management and administration agreement with each such Company (each, a “UBS AM Investment Management Agreement” and together the “UBS AM Investment Management Agreements”). UBS AMPR, a division of UBS Trust Company of Puerto Rico, a trust company organized under the laws of Puerto Rico, is registered with the Commission as an investment adviser under the Advisers Act and serves as investment adviser and administrator to each Series of U.S. Monthly Income Fund For Puerto Rico Residents, Inc., Short Term Investment Fund For Puerto Rico Residents, Inc., and Multi-Select Securities Fund For Puerto Rico Residents, pursuant to an investment management and

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administration agreement with each such Company (each, a “UBS AMPR Investment Management Agreement” and together the “UBS AMPR Investment Management Agreements”) (each may be referred to as an “Investment Management Agreement”, and together the UBS AM Investment Management Agreements and UBS AMPR Investment Management Agreements may be referred to as the “Investment Management Agreements”).

UBS AM is an indirect, wholly-owned subsidiary of UBS Group AG, a publicly traded Swiss corporation and part of the UBS Asset Management business division of UBS Group AG. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services group of industries. UBS AMPR is a division of UBS Trust Company of Puerto Rico. UBS Trust Company of Puerto Rico is an indirect, wholly-owned subsidiary of UBS Group AG. Each future investment management agreement between an Adviser and a Subadvised Series is also included in the term “Investment Management Agreement.” UBS AM’s current business addresses are 787 Seventh Avenue, New York, New York 10019 and One North Wacker Drive, Chicago, IL 60606. UBS AMPR’s current business address is American International Plaza Building—Tenth Floor, 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918. Any future Adviser is or will be registered with the Commission as an investment adviser under the Advisers Act.

Each Investment Management Agreement has been or will be approved by the Board, including a majority of the Independent Board Members, and by the shareholders of the relevant Subadvised Series in the manner required by Sections 15(a) and 15(c) of the 1940 Act and, if applicable, Rule 18f-2 thereunder. The terms of the Investment Management Agreements currently do and will continue to comply with Section 15(a) of the 1940 Act. Applicants are not seeking an exemption from the 1940 Act with respect to the Investment Management Agreements. Pursuant to the terms of the Investment Management Agreement, the Adviser, subject to the supervision of the Board, currently does and will continue to provide continuous investment management services to each Subadvised Series. The Adviser has and will continue to have responsibility for determining what portion of each Subadvised Series’ portfolio will be invested in securities and other assets and what portion, if any, will be held uninvested in cash or cash equivalents. The Adviser will periodically review a Subadvised Series’ investment policies and strategies and, based on the need of a particular Series, may recommend changes to the investment policies and strategies of the Series for consideration by the Board.

Each Investment Management Agreement will provide that the Adviser may, subject to the approval of the Board, including a majority of the Independent Board Members, and the shareholders of the applicable Subadvised Series (if required), delegate portfolio management responsibilities of all or a portion of the assets of a Subadvised Series to one or more Sub-Advisers. In accordance with each Investment Management Agreement, the Adviser will oversee each Sub-Adviser in its performance of its duties. The Adviser will continue to have overall responsibility for the management and investment of the assets of each Subadvised Series. For its services to each Subadvised Series under the applicable Investment Management Agreement, the Adviser will receive an investment management fee from that Subadvised Series as specified in

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the applicable Investment Management Agreement. A Sub-Adviser will receive an investment management fee from the Adviser or directly from the Subadvised Series.6

Under this structure, the Adviser, in its capacity as investment adviser, evaluates and oversees Sub-Advisers and makes recommendations about the hiring, termination, and replacement of Sub-Advisers to the Board, at all times subject to the authority of the Board. This structure is commonly referred to as a “multi-manager” structure.

3.	The Sub-Advisers

Pursuant to the authority under the Investment Management Agreement, the applicable Adviser may enter into Sub-Advisory Agreements with various Sub-Advisers on behalf of the Subadvised Series. The Sub-Advisers currently are and will continue to be “investment advisers” to the Subadvised Series within the meaning of Section 2(a)(20) of the 1940 Act and will provide investment management services to the Subadvised Series subject to, without limitation, the requirements of Sections 15(c) and 36(b) of the 1940 Act. In addition, the Sub-Advisers currently are and will continue to be registered with the Commission as investment advisers under the Advisers Act or not subject to such registration. The applicable Adviser currently does and will continue to engage in an on-going analysis of the continued advisability of retaining a Sub-Adviser and will make recommendations to the Board as needed. The applicable Adviser currently does and will continue to negotiate and renegotiate the terms of the Sub-Advisory Agreements with the Sub-Advisers, including the fees paid to the Sub-Advisers, and will make recommendations to the Board as needed.

All Sub-Advisory Agreements currently in effect have been approved by the Board, including a majority of the Independent Board Members, and the initial shareholder of the applicable Subadvised Series, in accordance with Sections 15(a) and 15(c) of the 1940 Act and Rule 18f-2 thereunder, unless shareholder approval was not required in reliance on applicable exemptive relief.7 All future Sub-Advisory Agreements will be approved by the Board in the same manner, provided that the Independent Board Members could approve a Sub-Adviser Change at a non-in-person Board meeting in reliance on the requested relief. The terms of each Sub-Advisory Agreement will comply fully with the requirements of Section 15(a) of the 1940 Act.

Pursuant to the Sub-Advisory Agreements, the applicable Adviser has agreed or will agree to pay the Sub-Advisers a fee out of the fee paid to the applicable Adviser under the Investment Management Agreement.

[6]	Currently, all Sub-Advisers receive an investment management fee from the Adviser.

[7]	Applicants currently rely on a multi-manager exemptive order to implement Sub-Adviser Changes without obtaining shareholder approval. See PACE Select Advisors Trust and UBS Global Asset Management (Americas) Inc., Investment Company Act Release Nos. 30224 (Sep. 27, 2012) (notice) and 30241 (Oct. 23, 2012) (order). In the future, an Adviser, a Sub-Adviser and a Subadvised Series may rely on an amended version of this multi-manager exemptive order or substantially similar relief.

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B.	Multi-Manager Structure

In recent years, a number of investment advisers, including the Advisers, have sponsored investment companies registered under the 1940 Act or series thereof (each, a “registered fund”) that provide exposure to multiple strategies across various asset classes. These registered funds allow investors to more easily access such strategies without the additional transaction costs and administrative burdens of investing in multiple funds to seek to achieve comparable exposures and investment allocations. Such registered funds may be structured as (i) multi-manager funds where the investment adviser selects one or more sub-advisers to manage portions of the registered fund’s assets; (ii) fund of funds where an Adviser invests a registered fund’s assets in multiple registered funds or investment companies that rely on an exception from registration under the 1940 Act (each, a “private fund” and, together with the registered funds, each a “fund” and together, the “funds”) to gain the exposures; or (iii) a combination of a multi-manager fund and a fund of funds.

When a Subadvised Series utilizes a multi-manager strategy, its Adviser achieves its desired exposures to specific strategies by allocating discrete portions of the Subadvised Series’ assets to one or more Sub-Advisers and, in some cases, by managing a portion of the Subadvised Series’ assets directly. Each Sub-Adviser manages its discrete portion of the Subadvised Series’ assets in accordance with specific investment guidelines. Over time, an Adviser may adjust the Subadvised Series’ allocations among the various strategies and sub-strategies based on the Adviser’s assessment of market conditions and potential investment opportunities.

C.	Rationale for the Requested Relief

When an Adviser deploys a multi-manager structure to access the desired exposures, each Sub-Advisory Agreement must be entered into, materially amended and renewed in accordance with the provisions of Section 15 of the 1940 Act, as modified by any applicable exemptive relief. Section 15(c) requires that the Sub-Advisory Agreement be approved by the vote of a majority of the Independent Board Members cast at an in-person meeting. Boards of registered funds, including the Board of each Company, typically hold in-person meetings on a quarterly (or more frequent) basis. Markets are not static, however, throughout the three to four months between in-person registered fund board meeting dates. During these periods, market conditions may change or investment opportunities may arise that an Adviser may wish to take advantage of by implementing a Sub-Adviser Change. Other circumstances may arise from time to time, including when there is a change in control of a Sub-Adviser that results in an “assignment” of the Sub-Advisory Agreement, as that term is defined for the purposes of the 1940 Act, or when a Sub-Adviser provides notice of its intent to terminate operations or its then effective Sub-Advisory Agreement, which may result in an Adviser seeking to implement a Sub-Adviser Change. At these moments it may be impractical and/or costly to hold an additional in-person Board meeting, especially given the geographic diversity of Board members and the additional cost of holding in-person Board meetings. As a result, once an Adviser completes its diligence of a prospective Sub-Adviser, the in-person Board meeting requirement creates an unnecessary burden for the Board that does not benefit the Subadvised Series’ shareholders.

Unlike the burdensome process for approving Sub-Advisory Agreements, Board approval is not required at all if an Adviser accesses the desired exposures through investments in other

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funds. Investments by Subadvised Series in registered funds must be made in compliance with the limitations in Section 12(d)(1) of the 1940 Act. When an Adviser accesses the desired exposures through investing the Subadvised Series’ assets in private funds, however, Section 12(d)(1) does not limit the amount of a registered fund’s total assets that may be invested in the underlying private fund.8 If the requested order is not granted, an Adviser may continue to have the option of accessing a desired investment exposure between in-person Board meeting dates through investments in other funds managed by the prospective Sub-Adviser, including private funds, which could increase costs for shareholders when retaining the Sub-Adviser to manage a sleeve of the Subadvised Series directly is a viable option. For example, acquired fund fees and expenses generated by a fund investing in another fund are generally higher than the fees generated if a sub-adviser were hired to manage the strategy directly for the fund.

The requested order would be consistent with the Board’s statutory duty to request and evaluate such information as may reasonably be necessary to evaluate the terms of a Sub-Advisory Agreement. For example, an Adviser may identify a Sub-Adviser prior to an in-person Board meeting date that it wants to engage, but there may not be enough time before the in-person meeting date for management to compile and furnish the complete package of materials that the Board requests to evaluate the Sub-Advisory Agreement in accordance with its duties under Section 15(c), along with a summary of the Sub-Adviser’s compliance program to support the Board’s approval of the Sub-Adviser’s policies and procedures in accordance with Rule 38a-1(a)(2) under the 1940 Act. The requested order would benefit a Subadvised Series by allowing the Board, including a majority of the Independent Board Members, to approve a Sub-Adviser Change at an appropriate time once diligence is complete, instead of waiting until the next in-person Board meeting date and potentially missing out on market opportunities.

The requested order would also apply to material amendments to a Sub-Advisory Agreement.9 For example, a Sub-Advisory Agreement with an existing Sub-Adviser may be limited to a particular sub-strategy, although the Sub-Adviser has the expertise and ability to manage additional sub-strategies. If an Adviser desires to engage the Sub-Adviser to manage a separate discrete portion of a Subadvised Series’ assets in accordance with a sub-strategy that is not currently within the scope of the guidelines under the Sub-Adviser’s existing Sub-Advisory Agreement, but is otherwise consistent with a Subadvised Series’ investment objective and strategies, an Adviser may determine it is necessary to materially amend the Sub-Advisory Agreement. If an Adviser’s portfolio management team makes this determination between in-person Board meeting dates, the Board of the Subadvised Series could approve the Sub-Adviser Change at a non-in-person meeting in reliance on, and subject to the conditions of, the requested order. See Section IV.B. below for additional legal analysis supporting the rationale for the requested relief.

III.	REQUEST FOR EXEMPTIVE RELIEF

Section 6(c) of the 1940 Act provides that the Commission may exempt any person, security, or transaction, or any class or classes of persons, securities, or transactions, from any

[8]	Such investments in private funds would be subject to other applicable provisions of the 1940 Act.

[9]	The requested relief would not apply to renewals of a Sub-Advisory Agreement.

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provision or provisions of the 1940 Act or any rule or regulation thereunder, if and to the extent that such exemption is necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that the requested relief described in this Application meets this standard.

IV.	LEGAL ANALYSIS

A.	Applicable Law

Section 15(c) of the 1940 Act prohibits a registered fund having a board from entering into, renewing or performing any contract or agreement whereby a person undertakes regularly to serve or act as an investment adviser (including a sub-adviser) of the registered fund, unless the terms of such contract or agreement and any renewal thereof have been approved by the vote of a majority of the registered fund’s board members, who are not parties to such contract or agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

Section 15(c) provides that it shall be the duty of the board members of a registered fund to request and evaluate, and the duty of an investment adviser (or sub-adviser) to such registered fund to furnish, such information as may reasonably be necessary to evaluate the terms of any contract whereby a person undertakes regularly to serve or act as investment adviser (or sub-adviser) of such registered fund.

B.	Discussion

1.	Necessary or Appropriate in the Public Interest

Applicants believe that permitting the Independent Board Members to approve Sub-Adviser Changes at non-in-person meetings without incurring unnecessary delay or expense is necessary or appropriate and in the interests of Subadvised Series shareholders and will allow the Subadvised Series to operate more efficiently. Without the delay inherent in holding in-person Board meetings (and the attendant difficulty of obtaining the necessary quorum for, and the additional costs of, an unscheduled in-person Board meeting), the Subadvised Series will be able to act more quickly and with less expense to add or replace Sub-Advisers when the Board and the applicable Adviser believe that a change would benefit the Subadvised Series. Under the multi-manager structure, the selection of a Sub-Adviser is similar to changes in the membership of a registered fund’s portfolio management team, which do not require registered fund board approval.

In essence, the in-person meeting requirement creates an artificial impediment that may prevent the Board of a Subadvised Series from taking immediate action once an Adviser completes its diligence of a potential Sub-Adviser that it wishes to on-board. Requiring a Board to hold an off-cycle in-person meeting to approve a Sub-Adviser Change, or to delay its approval until its next regularly scheduled in-person meeting, creates an unnecessary burden for the Board and the applicable Adviser that is not beneficial for shareholders or necessary or appropriate in the public interest.

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2.	Consistent with the Protection of Investors

Applicants believe that the requested relief is consistent with the protection of investors. Primary responsibility for management of the Subadvised Series, including the selection and supervision of the Sub-Advisers, is vested in the Advisers, subject to the oversight of the Board. Each Investment Management Agreement is, and will remain, fully subject to the requirements of Section 15(c) of the 1940 Act.

Once the applicable Adviser makes an informed selection of a Sub-Adviser, Applicants believe it would be consistent with the protection of investors to permit the Board, including a majority of the Independent Board Members, to approve the Sub-Adviser Change at a non-in-person meeting called for the purpose of voting on such approval. Any such non-in-person approval would be conducted in accordance with the Board’s typical process for approving a Sub-Adviser Change and consistent with the Board’s duty under Section 15(c) to request and evaluate such information as may reasonably be necessary to evaluate the terms of any Sub-Advisory Agreement, and the Adviser’s and Sub-Adviser’s duty under Section 15(c) to furnish such information. Management will represent that the materials provided to the Board for the non-in-person meeting include the same information the Board would have received if approval of the Sub-Adviser Change were sought at an in-person Board meeting. In connection with seeking Board approval of a Sub-Adviser Change at a non-in-person meeting, the applicable Adviser will recommend the retention of the Sub-Adviser and the Company’s chief compliance officer or his or her designee will provide such information as the Board may reasonably request to assist it in determining that the Sub-Adviser has adopted policies and procedures reasonably designed to prevent violation of the “federal securities laws”10 by the Sub-Adviser. If, however, one or more Board members assert that an in-person meeting would make a difference and request that the Sub-Advisory Agreement be considered in-person, then the Board will wait to consider the Sub-Advisory Agreement until an in-person meeting is convened, unless such request is rescinded.

If the requested relief is not granted, an Adviser would continue to have the option of accessing a desired exposure by investing a Subadvised Series’ assets in a fund managed by the Sub-Adviser. Retaining a Sub-Adviser to manage a portion of a Subadvised Series, as opposed to investing in a fund managed by the Sub-Adviser, provides several benefits to the Subadvised Series and its shareholders that support the requested exemptive relief and are consistent with the protection of investors. The benefits to a Subadvised Series and its shareholders from retaining a Sub-Adviser to gain a desired exposure, instead of accessing the exposure through an investment in another fund, include:

1.	Daily transparency regarding investments managed by the Sub-Adviser;

2.	Annual review of the Sub-Adviser’s compliance program;

3.	Avoiding additional acquired fund fees and expenses;

[10]	As defined in Rule 38a-1(e)(1) under the 1940 Act, as amended.

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4.	Annual Board review of the Sub-Advisory Agreement and related compensation;

5.	Ability to access the exposure directly instead of through a vehicle that may not allow for daily liquidity and may not be subject to the protections of the 1940 Act;

6.	Allowing an Adviser to customize the strategy implemented by the Sub-Adviser to access the exposure;

7.	Avoiding costs that would be borne by the Subadvised Series to hold additional in-person Board meetings, such as travel, lodging and meals; and

8.	Under Section 36(b) of the 1940 Act, the Sub-Adviser will be deemed to have a fiduciary duty with respect to the receipt of compensation for services, or of payments of a material nature, from the Subadvised Series.

3.	Consistent with the Policy and Provisions of the 1940 Act

Applicants believe the requested relief is consistent with the policy and provisions of the 1940 Act. The requirement that the vote of a majority of a registered fund’s disinterested board members approving an advisory agreement or a sub-advisory agreement be cast in person was added to Section 15(c) of the 1940 Act by the Investment Company Amendments Act of 1970 (the “1970 Amendments Act”).11 Congress states in the legislative history of the 1970 Amendments Act that the bill would amend Section 15(c) to provide that the voting requirements of the Section “can be satisfied only by directors who are personally present at a meeting at which their votes are taken. The proposed amendment is intended to assure informed voting on matters which require action by the board of directors of registered investment companies.”12 (emphasis added.) The staff of the Commission has stated that this “requirement that disinterested directors cast their votes in person represents a strong Congressional policy in favor of eliminating absentee approval by board members.”13 The Commission has provided exemptive relief from the in-person meeting requirement in Section 15(c) by amending Rule 15a-4 under the 1940 Act to, among other things, permit registered fund boards “to participate in a meeting to approve an interim contract [with an investment adviser or a sub-adviser] by any means of communication that allows all participants to hear each other at the same time, such as a telephone conference.”14 The Commission stated at the time that “[t]his provision should result in savings in time and travel costs.”15 In the twenty years that have passed since this amendment

[11]	See Investment Company Amendments Act of 1970, Public Law 91-547, enacted December 14, 1970.

[12]	Investment Company Amendments Act of 1970, H.R. Rep. No. 1382, 91st Cong., 2d Sess. 25-26 (1970); Investment Company Amendments Act of 1969, S. Rep. No. 184, 91st Cong., 1st Sess. 39 (1969).

[13]	American National Growth Fund, Inc., SEC Staff Letter (Nov. 17, 1974). The in-person voting requirements were added as part of the 1970 Amendments Act and have historically been viewed as requiring directors to be “physically present” when voting. Pub. L. 91-547 (Dec. 14, 1970).

[14]	Temporary Exemption for Certain Investment Advisers, Investment Company Act Release No. 24177 (Nov. 29, 1999).

[15]	Id. See also Temporary Exemption for Certain Investment Advisers, Investment Company Act Release No. 23325 (July 22, 1998) (“The proposed amendments also would facilitate a special meeting to approve an interim contract, by permitting the fund’s board of directors to participate by telephone or similar means of communication that allows all participants to hear each other at the same time.”). Allowing the flexibility to

Page 13 of 151 Sequentially Numbered Pages (including exhibits)

to Rule 15a-4, registered fund boards have routinely relied on this exemptive relief from the in-person meeting requirement to approve certain interim advisory contracts at non-in-person board meetings while continuing to fulfill their statutory duty to evaluate the terms of the contract.

Almost five decades have elapsed since the in-person meeting requirement was added to Section 15(c) of the 1940 Act. Due to the countless technological advances that have occurred since the 1970s, registered funds are able to provide materials to their board members electronically in an easily readable format, and board members can easily communicate with one another and with management in advance of a meeting through various forms of communication, many of which did not exist in 1970. These technological advances allow registered fund board members to assure they are well informed prior to a board meeting date. Given the various forms of communication available today, registered fund boards can hold non-in-person meetings at which each board member is personally present and able to assure themselves that they are informed as to the matters at the non-in-person meeting that require action by the registered fund board.The requested relief would not result in absentee approval of Sub-Adviser Changes by the Independent Board Members. The Independent Board Members necessary to approve a Sub-Adviser Change would be personally present and participating in a meeting where all participating Board members can hear each other and be heard by each other during the meeting.16 The requested relief could not be relied upon to approve a Sub-Adviser Change by written consent or another form of absentee approval by the Independent Board Members. Similar to the amendments to Rule 15a-4, the requested relief would result in savings in time and travel costs. In light of the foregoing analysis, the Applicants submit that the requested relief would be consistent with the policies and provisions of the 1940 Act and would eliminate unnecessary expenses and delays associated with conducting an in-person Board meeting.

V.	PRECEDENT

The Commission has issued exemptive orders under the 1940 Act permitting a fund’s board to consider a Sub-Adviser Change, without complying with the requirement under Section 15(c) of the 1940 Act that the board meet in-person to conduct such approvals, in situations where the fund would benefit from effecting a Sub-Adviser Change promptly.17 The approve Sub-Adviser Changes at a non-in-person meeting would avoid unnecessarily burdening registered fund board members with the time and cost associated with travel for and attendance at additional in-person meetings.

[16]	Technology that includes visual capabilities will be used unless unanticipated circumstances arise.

[17]	See, e.g., Blackstone Alternative Investment Funds, et al., Investment Company Act Release Nos. 33748 (Jan. 21, 2020) (notice) and 33801 (Feb. 19, 2020) (order) (“Blackstone”); Principal Funds, Inc., et al., Investment Company Act Release Nos. 33973 (Aug. 19, 2020) (notice) and 34013 (Sept. 15, 2020) (order); Northern Funds and Northern Trust Investments, Investment Company Act Release Nos. 34095 (Nov. 13, 2020) (notice) and 34133 (Dec. 9, 2020) (order); Columbia Funds Series Trust, et al., Investment Company Act Release Nos. 34197 (Feb. 18, 2021) (notice) and 34224 (March 16, 2021) (order); Russell Investment Company, et al., Investment Company Act Release Nos. 34200 (Feb. 23, 2021) (notice) and 34238 (Mar. 30, 2021) (order); Nationwide Mutual Funds, et al., Investment Company Act Release Nos. 34302 (June 16, 2021) (notice) and 34329 (July 13, 2021) (order); Optimum Fund Trust, et al., Investment Company Act Release Nos. 34386 (Sept. 27, 2021) (notice) and 34410 (Oct. 25, 2021) (order); SEI Asset Allocation Trust, et al., Investment Company Act Release Nos. 34418 (Nov. 15, 2021) (notice) and 34437 (Dec. 13, 2021) (order); Bridge Builder Trust, et al., Investment Company Act Release Nos. 34433 (Dec. 3, 2021) (notice) and 34456 (Dec. 29, 2021) (order); Brinker Capital Destinations Trust, Investment Company Act Release Nos. 34501 (Feb. 10, 2022) (notice) and

Page 14 of 151 Sequentially Numbered Pages (including exhibits)

Commission stated in Blackstone that while it continued to believe that a board’s decision-making process may benefit from the directors’ having the opportunity to interact in person, as a group, and individually, it recognized that under the circumstances described in the application, the need to act promptly for the benefit of a fund may justify the board’s meeting on a non-in-person basis, and that technological advances enable directors to hold such meetings in a manner where the directors can be personally present and able to assure themselves that they are informed as to the matter that requires action by the board.

VI.	CONDITIONS

Applicants agree that any order of the Commission granting the requested relief will be subject to the following conditions:

1.	The Independent Board Members will approve the Sub-Adviser Change at a non-in-person meeting in which Board members may participate by any means of communication that allows those Board members participating to hear each other simultaneously during the meeting.

2.	Management will represent that the materials provided to the Board for the non-in-person meeting include the same information the Board would have received if a Sub-Adviser Change were sought at an in-person Board meeting.

3.	The notice of the non-in-person meeting will explain the need for considering the Sub-Adviser Change at a non-in-person meeting. Once notice of the non-in-person meeting to consider a Sub-Adviser Change is sent, Board members will be given the opportunity to object to considering the Sub-Adviser Change at a non-in-person Board meeting. If a Board member requests that the Sub-Adviser Change be considered in-person, the Board will consider the Sub-Adviser Change at an in-person meeting, unless such request is rescinded.

4.	A Subadvised Series’ ability to rely on the requested relief will be disclosed in the Subadvised Series’ registration statement.

5.	In the event that the Commission adopts a rule under the 1940 Act providing substantially similar relief to that in the order requested in the Application, the requested order will expire on the effective date of that rule.

34526 (Mar. 8, 2022) (order); Morgan Stanley Pathway Funds, Investment Company Act Release Nos. 34502 (Feb. 10, 2022) and 34525 (Mar. 8, 2022) (order); Brighthouse Funds Trust I, et al., Investment Company Act Release Nos. 34552 (Apr. 1, 2022) (notice) and 34572 (Apr. 27, 2022) (order); Goldman Sachs Trust II, et al., Investment Company Act Release Nos. 34638 (June 27, 2022) (notice) and 34654 (July 25, 2022) (order); Pacific Funds Series Trust, et al., Investment Company Act Release Nos. 34671 (August 11, 2022) (notice) and 34697 (September 8, 2022) (order); Lincoln Variable Insurance Products Trust and Lincoln Investment Advisors Corporation, Investment Company Act Release Nos. 34727 (October 13, 2022) (notice) and 34749 (November 8, 2022) (order); and Guidestone Funds and Guidestone Capital Management, LLC, Investment Company Act Release Nos. 34812 (January 19, 2023) (notice) and 34833 (February 14, 2023) (order).

Page 15 of 151 Sequentially Numbered Pages (including exhibits)

VII.	PROCEDURAL MATTERS

Pursuant to Rule 0-2(f), each Applicant states that its address for purposes of this Application is as indicated below:

Keith A. Weller, Esq.

UBS Asset Management (Americas) Inc.
One North Wacker Drive
Chicago, Illinois 60606

Applicants further state that all written or oral communications concerning this Application should be directed to:

Stephen H. Bier, Esq.

Philip T. Hinkle, Esq.
Dechert LLP
Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036

All of the requirements for execution and filing of this Application on behalf of the Applicants have been complied with in accordance with the applicable organizational documents of the Applicants, and the undersigned officers of the Applicants are fully authorized to execute this Application. The certifications of the Applicants, including the resolutions of the Applicants authorizing the filing of this Application, required by Rule 0-2(c) under the 1940 Act are included as Exhibits A-1 through A-8 to this Application. The verifications required by Rule 0-2(d) under the 1940 Act are included as Exhibits B-1 through B-8 to this Application.

Applicants desire that the Commission issue the requested order pursuant to Rule 0-5 under the 1940 Act without conducting a hearing.

In accordance with Rule 0-5(d) under the 1940 Act, Applicants request expedited review of the Application by the Commission. In accordance with Rule 0-5(e)(2) under the 1940 Act, included as Exhibit C to this Application are two marked copies of the Application showing changes from the final versions of two recent applications identified by Applicants as substantially identical to the Application under Rule 0-5(e)(3) under the 1940 Act.

Page 16 of 151 Sequentially Numbered Pages (including exhibits)

VIII.	CONCLUSION

For the foregoing reasons, Applicants respectfully request that the Commission issue an order under Section 6(c) of the 1940 Act granting the relief requested in the Application. Applicants submit that the requested exemption is necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act.

The Applicants have caused this Application to be duly signed on their behalf on the 23rd day of June, 2023.

PACE SELECT ADVISORS TRUST		UBS SERIES FUNDS

By:	/s/ Keith A. Weller	By:	/s/ Keith A. Weller
Name:	Keith A. Weller	Name:	Keith A. Weller
Title:	Vice President and Secretary	Title:	Vice President and Secretary

THE UBS FUNDS		U.S. MONTHLY INCOME FUND FOR PUERTO RICO RESIDENTS, INC.

By:	/s/ Keith A. Weller	By:	/s/ Liana Loyola
Name:	Keith A. Weller	Name:	Liana Loyola
Title:	Vice President and Secretary	Title:	Secretary

SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC.		MULTI-SELECT SECURITIES FUND FOR PUERTO RICO RESIDENTS

By:	/s/ Liana Loyola	By:	/s/ Liana Loyola
Name:	Liana Loyola	Name:	Liana Loyola
Title:	Secretary	Title:	Secretary

UBS ASSET MANAGERS OF PUERTO RICO		UBS ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ William Rivera	By:	/s/ Keith A. Weller
Name:	William Rivera	Name:	Keith A. Weller
Title:	Executive Director	Title:	Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary

		By:	/s/ Eric Sanders
		Name:	Eric Sanders
		Title:	Associate General Counsel and Assistant Secretary

Page 17 of 151 Sequentially Numbered Pages (including exhibits)

EXHIBITs to application

The following materials are made a part of the Application and are attached hereto:

Designation	Document
Exhibits A-1 through A-8	Certifications
Exhibits B-1 through B-8	Verifications
Exhibit C	Rule 0-5(e)(3) Comparisons
Exhibit D	Marked Copy of Initial Application

Page 18 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit A-1

CERTIFICATION

The undersigned hereby certifies that he is the duly elected Secretary of PACE Select Advisors Trust (the “Trust”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the Board of Trustees of the Trust (the “Board”) adopted the following vote on the 28th day of September, 2022 in accordance with the By-laws of the Trust:

RESOLVED, that the preparation and filing with the Securities and Exchange Commission of an exemptive application or an amendment to an existing exemptive order, as applicable, on behalf of the Fund and UBS AM, for the purpose of obtaining an order that would permit the Fund to enter into, or materially amend, a sub-advisory agreement without complying with the in-person meeting requirements of Section 15(c) of the 1940 Act, be, and it hereby is, authorized and approved; and be it further

RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and directed to take such further steps and to prepare, execute and file, as appropriate, such documents as he or she may deem to be necessary or appropriate to implement the approval set forth in the foregoing resolution.

IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023.

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Secretary

Page 19 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit A-2

CERTIFICATION

The undersigned hereby certifies that he is the duly elected Secretary of UBS Series Funds (the “Trust”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the Board of Trustees of the Trust (the “Board”) adopted the following vote on the 28th day of September, 2022 in accordance with the By-laws of the Trust:

RESOLVED, that the preparation and filing with the Securities and Exchange Commission of an exemptive application or an amendment to an existing exemptive order, as applicable, on behalf of the Fund and UBS AM, for the purpose of obtaining an order that would permit the Fund to enter into, or materially amend, a sub-advisory agreement without complying with the in-person meeting requirements of Section 15(c) of the 1940 Act, be, and it hereby is, authorized and approved; and be it further

RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and directed to take such further steps and to prepare, execute and file, as appropriate, such documents as he or she may deem to be necessary or appropriate to implement the approval set forth in the foregoing resolution.

IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023.

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Secretary

Page 20 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit A-3

CERTIFICATION

The undersigned hereby certifies that he is the duly elected Secretary of The UBS Funds (the “Trust”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the Board of Trustees of the Trust (the “Board”) adopted the following vote on the 8th day of September, 2022 in accordance with the By-laws of the Trust:

RESOLVED, that the appropriate officers of The UBS Funds (the “Trust”) be, and they hereby are, authorized and directed to prepare and file on behalf of the Trust a new application (the “Exemptive Application”) with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), exempting the Trust and UBS Asset Management (Americas) Inc. (“UBS AM”) from the provisions of Section 15(c) of the 1940 Act to permit UBS AM to enter into or materially amend Sub-Advisory Agreements that were approved by the Board, including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval; and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon; and

FURTHER RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Trust, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Trust, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution.

IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023.

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Secretary

Page 21 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit A-4

CERTIFICATION

The undersigned hereby certifies that she is the duly elected Secretary of U.S. Monthly Income Fund For Puerto Rico Residents, Inc. (the “Corporation”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Corporation have been taken and the person signing and filing the Application on behalf of the Corporation is fully authorized to do so; and that the Board of Directors of the Corporation (the “Board”) adopted the following vote on the 26th day of August, 2022 in accordance with the By-laws of the Corporation:

RESOLVED, that the appropriate officers of the U.S. Monthly Income Fund For Puerto Rico Residents, Inc. (the “Corporation”) be, and they hereby are, authorized and directed to prepare and file on behalf of the Corporation a new application (the “Exemptive Application”) with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), exempting the Corporation and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”) from the provisions of Section 15(c) of the 1940 Act to permit UBS AM to enter into or materially amend Sub-Advisory Agreements that were approved by the Board, including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval; and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon.

FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Corporation, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Corporation, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution.

IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023.

By:	/s/ Liana Loyola
Name:	Liana Loyola
Title:	Secretary

Page 22 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit A-5

CERTIFICATION

The undersigned hereby certifies that she is the duly elected Secretary of Short Term Investment Fund For Puerto Rico Residents, Inc. (the “Corporation”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Corporation have been taken and the person signing and filing the Application on behalf of the Corporation is fully authorized to do so; and that the Board of Directors of the Corporation (the “Board”) adopted the following vote on the 26th day of August, 2022 in accordance with the By-laws of the Corporation:

RESOLVED, that the appropriate officers of the Short Term Investment Fund For Puerto Rico Residents, Inc. (the “Corporation”) be, and they hereby are, authorized and directed to prepare and file on behalf of the Corporation a new application (the “Exemptive Application”) with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), exempting the Corporation and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”) from the provisions of Section 15(c) of the 1940 Act to permit UBS AM to enter into or materially amend Sub-Advisory Agreements that were approved by the Board, including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval; and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon.

FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Corporation, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Corporation, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution.

IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023.

By:	/s/ Liana Loyola
Name:	Liana Loyola
Title:	Secretary

Page 23 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit A-6

CERTIFICATION

The undersigned hereby certifies that she is the duly elected Secretary of Multi-Select Securities Fund For Puerto Rico Residents (the “Corporation”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Corporation have been taken and the person signing and filing the Application on behalf of the Corporation is fully authorized to do so; and that the Board of Trustees of the Corporation (the “Board”) adopted the following vote on the 26th day of August, 2022 in accordance with the By-laws of the Trust:

RESOLVED, that the appropriate officers of the Multi-Select Securities Fund For Puerto Rico Residents (the “Corporation”) be, and they hereby are, authorized and directed to prepare and file on behalf of the Corporation a new application (the “Exemptive Application”) with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), exempting the Corporation and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”) from the provisions of Section 15(c) of the 1940 Act to permit UBS AM to enter into or materially amend Sub-Advisory Agreements that were approved by the Board, including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval; and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon.

FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Corporation, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Corporation, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution.

IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023.

By:	/s/ Liana Loyola
Name:	Liana Loyola
Title:	Secretary

Page 24 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit A-7

CERTIFICATION

The undersigned hereby certifies that he is the Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary of UBS Asset Management (Americas) Inc. (the “Company”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Company have been taken and the person signing and filing the Application on behalf of the Company is fully authorized to do so.

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary
Date:	June 23, 2023

Page 25 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit A-8

CERTIFICATION

The undersigned hereby certifies that he is the Executive Director of UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (the “Company”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Company have been taken and the person signing and filing the Application on behalf of the Company is fully authorized to do so.

By:	/s/ William Rivera
Name:	William Rivera
Title:	Executive Director
Date:	June 23, 2023

Page 26 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit B-1

VERIFICATION

The undersigned states that he has duly executed the attached application, dated June 23, 2023, for and on behalf of PACE Select Advisors Trust (the “Trust”); that he is the Vice President and Secretary of the Trust; and that all action taken by Trustees necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Secretary
Dated:	June 23, 2023

Page 27 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit B-2

VERIFICATION

The undersigned states that he has duly executed the attached application, dated June 23, 2023, for and on behalf of UBS Series Funds (the “Trust”); that he is the Vice President and Secretary of the Trust; and that all action taken by Trustees necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Secretary
Dated:	June 23, 2023

Page 28 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit B-3

VERIFICATION

The undersigned states that he has duly executed the attached application, dated June 23, 2023, for and on behalf of The UBS Funds (the “Trust”); that he is the Vice President and Secretary of the Trust; and that all action taken by Trustees necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Secretary
Dated:	June 23, 2023

Page 29 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit B-4

VERIFICATION

The undersigned states that she has duly executed the attached application, dated June 23, 2023, for and on behalf of U.S. Monthly Income Fund For Puerto Rico Residents, Inc. (the “Corporation”); that she is the Secretary of the Corporation; and that all action taken by Directors necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of her knowledge, information and belief.

By:	/s/ Liana Loyola
Name:	Liana Loyola
Title:	Secretary
Dated:	June 23, 2023

Page 30 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit B-5

VERIFICATION

The undersigned states that she has duly executed the attached application, dated June 23, 2023, for and on behalf of Short Term Investment Fund For Puerto Rico Residents, Inc. (the “Corporation”); that she is the Secretary of the Corporation; and that all action taken by Directors necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of her knowledge, information and belief.

By:	/s/ Liana Loyola
Name:	Liana Loyola
Title:	Secretary
Dated:	June 23, 2023

Page 31 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit B-6

VERIFICATION

The undersigned states that she has duly executed the attached application, dated June 23, 2023, for and on behalf of Multi-Select Securities Fund For Puerto Rico Residents (the “Trust”); that she is the Secretary of the Trust; and that all action taken by Trustees necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of her knowledge, information and belief.

By:	/s/ Liana Loyola
Name:	Liana Loyola
Title:	Secretary
Dated:	June 23, 2023

Page 32 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit B-7

VERIFICATION

The undersigned states that he has duly executed the attached application, dated June 23, 2023, for and on behalf of UBS Asset Management (Americas) Inc. (the “Company”); that he is the Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary of the Company; and that all actions by members, managers and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary
Date:	June 23, 2023

Page 33 of 151 Sequentially Numbered Pages (including exhibits)

Exhibit B-8

VERIFICATION

The undersigned states that he has duly executed the attached application, dated June 23, 2023, for and on behalf of UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (the “Company”); that he is the Executive Director of the Company; and that all actions by members, managers and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ William Rivera
Name:	William Rivera
Title:	Executive Director
Date:	June 23, 2023

Page 34 of 151 Sequentially Numbered Pages (including exhibits)

EXHIBIT C

As Filed with the Securities and Exchange Commission on June 23, 2023

File No 812-15379, 812-15465

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20459 20549

FIRST AMENDED AND RESTATED APPLICATION PURSUANT TO SECTION 6(c) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, FOR AN ORDER OF EXEMPTION FROM SECTION 15(c) OF THE ACT

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST
LINCOLN INVESTMENT PACE SELECT ADVISORS CORPORATION TRUST

1301 South Harrison Street Fort Wayne, Indiana 46802 UBS SERIES FUNDS

787 Seventh Avenue
New York, New York 10019

THE UBS FUNDS

One North Wacker Drive
Chicago, Illinois 60606

UBS ASSET MANAGEMENT (AMERICAS) INC.

One North Wacker Drive
Chicago, Illinois 60606

787 Seventh Avenue
New York, New York 10019

U.S. MONTHLY INCOME FUND FOR PUERTO RICO RESIDENTS, INC.

SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC.

MULTI-SELECT SECURITIES FUND FOR PUERTO RICO RESIDENTS

Page 35 of 151 Sequentially Numbered Pages (including exhibits)

Page 36 of 151 Sequentially Numbered Pages (including exhibits) UBS ASSET MANAGERS OF PUERTO RICO American International Plaza Building—Tenth Floor 250 Muñoz Rivera Avenue San Juan, Puerto Rico 00918 Please direct all written or oral communications regarding this Application to: Keith A. Weller, Esq. UBS Asset Management (Americas) Inc. One North Wacker Drive Chicago, Illinois 60606 with copies to: Ronald HolinskyStephen H. Bier, Esq. Lincoln Investment Advisors Corporation 150 N. Radnor-Chester Road Radnor, PA 19087 With a copy to: Robert RobertsonPhilip T. Hinkle, Esq. Dechert LLP Three Bryant Park 1095 Avenue of the Americas New York, NY 10036 Dechert LLP US Bank Tower 633 West 5th Street, Suite 4900, Los Angeles, CA, 90071-2032 This Application (including Exhibits) contains 34 151 pages.

Page 37 of 151 Sequentially Numbered Pages (including exhibits) Page 1 of 34 Sequentially Numbered Pages (including exhibits) As filed with the Securities and Exchange Commission on September 30, 2022 Page 2 of 34 Sequentially Numbered Pages (including exhibits) UNITED STATES OF AMERICA BEFORE THE SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 In the Matter of LINCOLN VARIABLE INSURANCE PRODUCTS TRUST LINCOLN INVESTMENT ADVISORS CORPORATION File No. 812-15379 In the Matter of PACE SELECT ADVISORS TRUST UBS SERIES FUNDS 787 Seventh Avenue New York, New York 10019 THE UBS FUNDS One North Wacker Drive Chicago, Illinois 60606 U.S. MONTHLY INCOME FUND FOR PUERTO RICO RESIDENTS, INC. SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC. MULTI-SELECT SECURITIES FUND FOR PUERTO RICO RESIDENTS American International Plaza Building—Tenth Floor 250 Muñoz Rivera Avenue San Juan, Puerto Rico 00918 UBS ASSET MANAGEMENT (AMERICAS) INC. One North Wacker Drive ) ) ) ) ) ) ) ) ) ) ) FIRST AMENDED AND AMENDED AND RESTATED APPLICATION PURSUANT TO SECTION 6(c) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, FOR AN ORDER OF EXEMPTION FROM SECTION 15(c) OF THE ACT

Page 38 of 151 Sequentially Numbered Pages (including exhibits) Chicago, Illinois 60606 and 787 Seventh Avenue New York, New York 10019 ) UBS ASSET MANAGERS OF PUERTO RICO American International Plaza Building—Tenth Floor 250 Muñoz Rivera Avenue San Juan, Puerto Rico 00918 ) Investment Company Act of 1940 File No. 812-15465 ) ) ) ) ) ) ) I. I. INTRODUCTION Lincoln Variable Insurance Products Trust (the “TrustPACE Select Advisors Trust, UBS Series Funds, The UBS Funds, U.S. Monthly Income Fund For Puerto Rico Residents, Inc., Short Term Investment Fund For Puerto Rico Residents, Inc. and Multi-Select Securities Fund For Puerto Rico Residents (each a “Company” and collectively, the “Companies”),1 each a registered open-end investment company that may offer one or more series of shares (each, a “Series” and collectively, the “Series”), and Lincoln Investment Advisors Corporation (“LIAC” or theUBS Asset Management (Americas) Inc. (“UBS AM”) and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”) (each, an “Adviser” and collectively, the “Advisers”, and together with the TrustCompanies and the Series, the “Applicants”),2 the investment adviseradvisers to the TrustCompanies, hereby file this application 1 As used herein, the term “TrustCompanies” includes any existing or future type of business organization operating as a registered management investment company that is managed by an Adviser. 2 The term “Adviser” includes (i) the Adviser or its successors and (ii) any entity controlling, controlled by, or under common control with, the Adviser or its successors. For the purposes of the requested order, “successor”

Page 39 of 151 Sequentially Numbered Pages (including exhibits) (the “Application”) for an order of the Securities and Exchange Commission (the “Commission”) under Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”). Applicants request an order exempting Applicants from Section 15(c) of the 1940 Act to permit the board of trustees of the Trust (or directors, as applicable, of each Company (each such board may be referred to as the “Board”),3 including a majority of those board members who are not parties to such contract or agreement or “interested persons,” as defined in Section 2(a)(19) of the 1940 Act, of any such party (the “Independent Board Members”), to promptly enter into or materially amend a contract or agreement pursuant to which a sub-adviser (each, a “Sub-Adviser”) manages all or a portion of the assets of a Series or provides model portfolio or investment recommendation(s) to the Adviser that would be utilized in connection with the management of a Series (each, a “Sub-Advisory Agreement”) (each such action, a “Sub-Adviser Change”) at a non-in-person meeting called for the purpose of voting on such approval, 4 , which would allow a Subadvised Series (as defined below) and its shareholders to benefit from a prompt Sub-Adviser Change. Applicants request that the relief sought herein apply to the named Applicants, as well as to any future Series and any other existing or future registered management investment company or Series thereof that intends to rely on the requested order in the future and that (i) is managed by an Adviser, (ii) uses the multi-manager structure described in this Application, and (iii) complies with the terms and conditions set forth herein (each, a “Subadvised Series”).5 All registered investment companies that intend to rely on the requested order are named as Applicants. Any entity that relies on the requested order will do so only in accordance with the terms and conditions contained in this Application. Page 3 of 34 Sequentially Numbered Pages (including exhibits) Applicants are seeking this exemption to enable thean Adviser and the Board to obtain for each Subadvised Series the services of one or more Sub-Advisers believed by the Adviser and the Board to be particularly well suited to manage, or to provide model portfolio or investment recommendation(s) with respect to, all or a portion of the assets of the Subadvised Series, and to make material amendments to Sub-Advisory Agreements believed by the Adviser and the Board to be appropriate, without the delay, and expense of convening an in-person meeting of the is limited to an entity resulting from a reorganization into another jurisdiction or a change in the type of business organization. 3 The term “Board” also includes the board of trustees or directors of a future Subadvised Series. 4 References in this Application to “non-in-person” Board meetings refer to any Board meeting (other than an in-person meeting) in which Board members may participate by any means of communication that allows those Board members participating to hear each other simultaneously during the meeting. 5 For purposes of this Application, the term “Sub-Adviser” will also apply to any Sub-Adviser to any wholly-owned subsidiary, as defined in the 1940 Act, of a Subadvised Series (each, a “Subsidiary” and collectively, the “Subsidiaries”). The Adviser will serve as investment adviser to each Subsidiary and may retain one or more Sub-Advisers to manage or provide model portfolio or investment recommendation(s) with respect to the assets of a Subsidiary. Applicants also request relief with respect to any Sub-Advisers thatwho serve as Sub-Advisers to a Subsidiary. Where appropriate, Subsidiaries are also included in the term “Subadvised Series.”

Page 40 of 151 Sequentially Numbered Pages (including exhibits) Board to approve the Sub-Adviser Change. The requested relief is necessary so that the Board can take action quickly under the circumstances set out in this Application. If the requested relief is granted, thean Adviser would be permitted to implement a Sub-Adviser Change related to a Subadvised Series that was approved by the Board, including a majority of the Independent Board Members, at a non-in-person meeting. For the reasons discussed below, Applicants believe that the requested relief is appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that each Subadvised Series and its shareholders would benefit from the requested relief because of delays in hiring or replacing a Sub-Adviser and costs associated with holding an in-person Board meeting to approve a Sub-Adviser Change in the absence of such relief. II. II. BACKGROUND A. A. The Applicants 1. The Trust 1. The Companies PACE Select Advisors Trust is organized as a Delaware statutory trust and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS AM serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Series of the Company. Currently, PACE Select Advisors Trust is comprised of 15 series. Each Series may have its own distinct investment objective, policies, and restrictions. PACE Select Advisors Trust and its Series are not required to hold annual shareholder meetings. UBS Series Funds is organized as a Delaware statutory trust and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS AM serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Series of the Company. Currently, UBS Series Funds is comprised of 16 series, one of which, UBS Ultra Short Income Fund, may operate under a multi-manager structure. Each Series may have its own distinct investment objective, policies, and restrictions. UBS Series Funds and its Series are not required to hold annual shareholder meetings. The TrustUBS Funds is organized as a Delaware statutory trust and is registered with the Commission as an open-end management investment company under the 1940 Act. The Trust currently consists of multiple Series, some of which operate under a multi-manager structure. Shares of each Series are offered and sold pursuant to a registration statement on Form N-1A. The Adviser UBS AM serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Series. The Trust and the Series are not required to hold annual shareholder meetings of the Company. Currently, The UBS Funds is comprised of 11 series. Each Series hasmay have its own distinct investment objective, policies, and restrictions. The UBS Funds and its Series are not required to hold annual shareholder meetings. 2. The Adviser U.S. Monthly Income Fund For Puerto Rico Residents, Inc. is organized as a Puerto Rico corporation and is registered with the Commission as an open-end management investment

Page 41 of 151 Sequentially Numbered Pages (including exhibits) company under the 1940 Act. UBS Asset Managers of Puerto Rico serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Subadvised Series of the Company. Currently, U.S. Monthly Income Fund For Puerto Rico Residents, Inc. is comprised of one series. Each Series may have its own distinct investment objective, policies, and restrictions. U.S. Monthly Income Fund For Puerto Rico Residents, Inc. and its Series are required to hold annual shareholder meetings. Short Term Investment Fund For Puerto Rico Residents, Inc. is organized as a Puerto Rico corporation and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS Asset Managers of Puerto Rico serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Subadvised Series of the Company. Currently, Short Term Investment Fund For Puerto Rico Residents, Inc. is comprised of one series. Each Series may have its own distinct investment objective, policies, and restrictions. Short Term Investment Fund For Puerto Rico Residents, Inc. and its Series are required to hold annual shareholder meetings. Multi-Select Securities Fund For Puerto Rico Residents is organized as a Puerto Rico trust and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS Asset Managers of Puerto Rico serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Subadvised Series of the Company. Currently, Multi-Select Securities Fund For Puerto Rico Residents is comprised of six series. Each Series may have its own distinct investment objective, policies, and restrictions. Multi-Select Securities Fund For Puerto Rico Residents and its Series are not required to hold annual shareholder meetings. 2. The Advisers LIAC is aUBS AM, a Delaware corporation organized under the laws of the State of Tennessee and is registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). LIAC is a wholly-owned subsidiary of The Lincoln National Life Insurance Company (“Lincoln Life”). LIAC serves, and each other Adviser will serve, as the, serves as investment adviser and administrator to each Subadvised SeriesSeries of PACE Select Advisors Trust, UBS Series Funds, and The UBS Funds pursuant to an investment advisorymanagement and administration agreement with the Trusteach such Company (each an “, a “UBS AM Investment Management Agreement” and together the “UBS AM Investment Management Agreements”). LIAC and each other Adviser is or will be UBS AMPR, a division of UBS Trust Company of Puerto Rico, a trust company organized under the laws of Puerto Rico, is registered with the Commission as an investment adviser under the Advisers Act. and serves as investment adviser and administrator to each Series of U.S. Monthly Income Fund For Puerto Rico Residents, Inc., Short Term Investment Fund For Puerto Rico Residents, Inc., and Multi-Select Securities Fund For Puerto Rico Residents, pursuant to an investment management and administration agreement with each such Company (each, a “UBS AMPR Investment Management Agreement” and together the “UBS AMPR Investment Management Agreements”) (each may be referred to as an “Investment Management Agreement”, and together the UBS AM Investment Management Agreements and UBS AMPR Investment Management Agreements may be referred to as the “Investment Management Agreements”).

Page 42 of 151 Sequentially Numbered Pages (including exhibits) UBS AM is an indirect, wholly-owned subsidiary of UBS Group AG, a publicly traded Swiss corporation and part of the UBS Asset Management business division of UBS Group AG. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services group of industries. UBS AMPR is a division of UBS Trust Company of Puerto Rico. UBS Trust Company of Puerto Rico is an indirect, wholly-owned subsidiary of UBS Group AG. Each future investment management agreement between an Adviser and a Subadvised Series is also included in the term “Investment Management Agreement.” UBS AM’s current business addresses are 787 Seventh Avenue, New York, New York 10019 and One North Wacker Drive, Chicago, IL 60606. UBS AMPR’s current business address is American International Plaza Building—Tenth Floor, 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918. Any future Adviser is or will be registered with the Commission as an investment adviser under the Advisers Act. Each Investment Management Agreement has been or will be approved by the Board, including a majority of the Independent Board Members, and by the shareholders of the relevant Subadvised Series in the manner required by Sections 15(a) and 15(c) of the 1940 Act and, if applicable, Rule 18f-2 thereunder. The terms of thesethe Investment Management Agreements currently do and will continue to comply with Section 15(a) of the 1940 Act. Applicants are not seeking an exemption from the 1940 Act with respect to the Investment Management Agreements. Pursuant to the terms of eachthe Investment Management Agreement, the Adviser, subject to the supervision of the Board, currently does and will continue to provide continuous investment management services to each Subadvised Series. The Adviser has and will continue to have responsibility for determining what portion of each Subadvised Series’ portfolio will be invested in securities and other assets and what portion, if any, will be held uninvested in cash or cash equivalents. The Adviser will periodically review a Subadvised Series’ investment policies and strategies and, based on the need of a particular Series, may recommend changes to the investment policies and strategies of the Series for consideration by the Board. Each Investment Management Agreement will provide that the Adviser may, subject to the approval of the Board, including a majority of the Independent Board Members, and the shareholders of the Page 4 of 34 Sequentially Numbered Pages (including exhibits) applicable Subadvised Series (if required by applicable law), delegate portfolio management responsibilities of all or a portion of the assets of a Subadvised Series to one or more Sub-Advisers. In accordance with each Investment Management Agreement, the Adviser will oversee each Sub-Adviser in its performance of its duties. The Adviser will continue to have overall responsibility for the management and investment of the assets of each Subadvised Series. For its services to each Subadvised Series under the applicable Investment Management Agreement, the Adviser will receive an investment management fee from that Subadvised Series as specified in the applicable Investment Management Agreement. A Sub-Adviser will receive an investment management fee from the Adviser or directly from the Subadvised Series.6 Under this structure, the Adviser, in its capacity as investment adviser, evaluates and oversees Sub-Advisers and makes recommendations about the hiring, termination, and 6 Currently, all Sub-Advisers receive an investment management fee from the Adviser.

replacement of Sub-Advisers to the Board, at all times subject to the authority of the Board. This structure is commonly referred to as a "multi-manager" structure.

3. ~~3.~~ The Sub-Advisers

Pursuant to the authority under the Investment Management Agreement, the applicable Adviser may enter into Sub-Advisory Agreements with various Sub-Advisers on behalf of the Subadvised Series. The Sub-Advisers currently are and will continue to be "investment advisers" to the Subadvised Series within the meaning of Section 2(a)(20) of the 1940 Act and will provide investment management services to the Subadvised Series subject to, without limitation, the requirements of Sections 15(c) and 36(b) of the 1940 Act. In addition, the Sub-Advisers currently are and will continue to be registered with the Commission as investment advisers under the Advisers Act or not subject to such registration. The applicable Adviser currently does and will continue to engage in an on-going analysis of the continued advisability of retaining a Sub-Adviser and will make recommendations to the Board as needed. The applicable Adviser currently does and will ~~also~~continue to negotiate and renegotiate the terms of the Sub-Advisory Agreements with the Sub-Advisers, including the fees paid to the Sub-Advisers, and will make recommendations to the Board as needed.

All Sub-Advisory Agreements currently in effect have been approved by the Board, including a majority of the Independent Board Members, and the initial shareholder of the applicable Subadvised Series, in accordance with Sections 15(a) and 15(c) of the 1940 Act and Rule 18f-2 thereunder, unless shareholder approval was not required in reliance on applicable exemptive relief.~~[6]~~[7] All future Sub-Advisory Agreements will be approved by the Board in the same manner, provided that the Independent Board Members could approve a Sub-Adviser Change at a non-in-person Board meeting in reliance on the requested relief. The terms of each Sub-Advisory Agreement will comply fully with the requirements of Section 15(a) of the 1940 Act.

Pursuant to the Sub-Advisory Agreements, the applicable Adviser has agreed or will agree to pay the Sub-Advisers a fee out of the fee paid to the applicable Adviser under the Investment Management Agreement.~~[7]~~

B. ~~B.~~ Multi-Manager Structure

In recent years, a number of investment advisers, including the ~~Adviser~~Advisers, have sponsored investment companies registered under the 1940 Act or series thereof (each, a "***registered fund***") that provide exposure to multiple strategies across various asset classes. These registered funds allow investors to more easily access such strategies without the additional transaction costs and administrative burdens of investing in multiple funds to seek to

~~[6]~~[7] Applicants currently rely on a multi-manager exemptive order to implement Sub-Adviser Changes without obtaining shareholder approval. *See* ~~Lincoln Investment~~PACE Select Advisors ~~Corporation, et al~~Trust and UBS Global Asset Management (Americas) Inc., Investment Company Act Release Nos. ~~29170~~30224 (~~Mar~~Sep. ~~09~~27, ~~2010~~2012) (notice) and ~~29197~~30241 (~~Mar~~Oct. ~~31~~23, ~~2010~~2012) (order). In the future, an Adviser, a Sub-Adviser and a Subadvised Series may rely on an amended version of this multi-manager exemptive order or substantially similar relief.

~~[7] A Subadvised Series also may pay advisory fees directly to a Sub-Adviser.~~

Page 43 of 151 Sequentially Numbered Pages (including exhibits)

achieve comparable exposures and investment allocations. Such registered funds may be structured as (i) multi-manager funds~~,~~ where the investment adviser selects one or more sub-advisers to manage portions of the registered fund's assets; (ii) ~~funds~~fund of funds where ~~the~~an Adviser invests a registered fund's assets in multiple registered funds or investment

~~Page 5 of 34 Sequentially Numbered Pages (including exhibits)~~

---

companies that rely on an exception from registration under the 1940 Act (each, a "***private fund***" and, together with the registered funds, each a "***fund***" and together, the "***funds***") to gain the exposures; or (iii) a combination of a multi-manager fund and a fund of funds.

When a Subadvised Series utilizes a multi-manager strategy, its Adviser achieves its desired exposures to specific strategies by allocating discrete portions of the Subadvised Series' assets to ~~various~~one or more Sub-Advisers and, in some cases, by managing a portion of the Subadvised Series' assets directly. Each Sub-Adviser manages its discrete portion of the Subadvised Series' assets in accordance with specific investment guidelines. Over time, ~~the~~an Adviser may adjust the Subadvised Series' allocations among the various strategies and sub-strategies based on the Adviser's assessment of market conditions and potential investment opportunities.

C. ~~C.~~ Rationale for the Requested Relief

When ~~the~~an Adviser deploys a multi-manager structure to access the desired exposures, each Sub-Advisory Agreement must be entered into, materially amended and renewed in accordance with the provisions of Section 15 of the 1940 Act, as modified by any applicable exemptive relief. Section 15(c) requires that the Sub-Advisory Agreement be approved by the vote of a majority of the Independent Board Members cast at an in-person meeting. Boards of registered funds, including the Board of ~~the Trust~~each Company, typically hold in-person meetings on a quarterly (or more frequent) basis. Markets are not static, however, throughout the three to four months between in-person registered fund board meeting dates. During these periods, market conditions may change or investment opportunities may arise that ~~the~~an Adviser may wish to take advantage of by implementing a Sub-Adviser Change. Other circumstances may arise from time to time, including when there is a change in control of a Sub-Adviser that results in an "assignment" of the Sub-Advisory Agreement, as that term is defined for the purposes of the 1940 Act, or when a Sub-Adviser provides notice of its intent to terminate operations or its then effective Sub-Advisory Agreement, which may result in ~~the~~an Adviser seeking to implement a Sub-Adviser Change. At these moments it may be impractical and/or costly to hold an additional in-person Board meeting, especially given the geographic diversity of Board members and the additional cost of holding in-person Board meetings. As a result, once ~~the~~an Adviser completes its diligence of a prospective Sub-Adviser, the in-person Board meeting requirement creates an unnecessary burden for the Board that does not benefit the Subadvised Series' shareholders.

Unlike the burdensome process for approving Sub-Advisory Agreements, Board approval is not required at all if ~~the~~an Adviser accesses the desired exposures through investments in other funds. Investments by Subadvised Series in registered funds must be made in compliance with the limitations in Section 12(d)(1) of the 1940 Act. When ~~the~~an Adviser accesses the desired exposures through investing the Subadvised Series' assets in private funds, however, Section

Page 44 of 151 Sequentially Numbered Pages (including exhibits)

Page 45 of 151 Sequentially Numbered Pages (including exhibits) 12(d)(1) does not limit the amount of a registered fund’s total assets that may be invested in the underlying private fund.8 If the requested order is not granted, thean Adviser willmay continue to have the option of accessing a desired investment exposure between in-person Board meeting dates through investments in other funds managed by the prospective Sub-Adviser, including private funds, which could increase costs for shareholders when retaining the Sub-Adviser to manage a sleeve of the Subadvised Series directly is a viable option. For example, acquired fund fees and expenses generated by a fund investing in another fund are generally higher than the fees generated if a sub-adviser were hired to manage the strategy directly for the fund. The requested order would be consistent with the Board’s statutory duty to request and evaluate such information as may reasonably be necessary to evaluate the terms of a Sub-Advisory Agreement. For example, an Adviser may identify a Sub-Adviser prior to an in-person Board meeting date that it wants to engage, but there may not be enough time before the in-person meeting date for management to compile and furnish the complete package of materials that the Board requests to evaluate the Sub-Advisory Agreement in accordance with its duties under Section 15(c), along with a summary of the Sub-Adviser’s compliance program to support the Board’s approval of the Sub-Adviser’s policies and procedures in accordance with Rule 38a-1(a)(2) under the 1940 Act. The requested order would benefit a Subadvised Page 6 of 34 Sequentially Numbered Pages (including exhibits) Series by allowing the Board, including a majority of the Independent Board Members, to approve a Sub-Adviser Change at an appropriate time once diligence is complete, instead of waiting until the next in-person Board meeting date and potentially missing out on market opportunities. The requested order would also apply to material amendments to a Sub-Advisory Agreement.9 For example, a Sub-Advisory Agreement with an existing Sub-Adviser may be limited to a particular sub-strategy, although the Sub-Adviser has the expertise and ability to manage additional sub-strategies. If thean Adviser desires to engage the Sub-Adviser to manage a separate discrete portion of a Subadvised Series’ assets in accordance with a sub-strategy that is not currently within the scope of the guidelines under the Sub-Adviser’s existing Sub-Advisory Agreement, but is otherwise consistent with a Subadvised Series’ investment objective and strategies, thean Adviser may determine it is necessary to materially amend the Sub-Advisory Agreement. If an Adviser’s portfolio management team makes this determination between in-person Board meeting dates, the Board of the Subadvised Series could approve the Sub-Adviser Change at a non-in-person meeting in reliance on, and subject to the conditions of, the requested order. See Section IV.B. below for additional legal analysis supporting the rationale for the requested relief. III. III. REQUEST FOR EXEMPTIVE RELIEF Section 6(c) of the 1940 Act provides that the Commission may exempt any person, security, or transaction, or any class or classes of persons, securities, or transactions, from any 8 Such investments in private funds would be subject to other applicable provisions of the 1940 Act. 9 The requested relief would not apply to renewals of a Sub-Advisory Agreement.

Page 46 of 151 Sequentially Numbered Pages (including exhibits) provision or provisions of the 1940 Act or any rule or regulation thereunder, if and to the extent that such exemption is necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that the requested relief described in this Application meets this standard. IV. IV. LEGAL ANALYSIS A. A. Applicable Law Section 15(c) of the 1940 Act prohibits a registered fund having a board from entering into, renewing or performing any contract or agreement whereby a person undertakes regularly to serve or act as an investment adviser (including a sub-adviser) of the registered fund, unless the terms of such contract or agreement and any renewal thereof have been approved by the vote of a majority of the registered fund’s board members, who are not parties to such contract or agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Section 15(c) provides that it shall be the duty of the board members of a registered fund to request and evaluate, and the duty of an investment adviser (or sub-adviser) to such registered fund to furnish, such information as may reasonably be necessary to evaluate the terms of any contract whereby a person undertakes regularly to serve or act as investment adviser (or sub-adviser) of such registered fund. B. B. Discussion 1. 1. Necessary or Appropriate in the Public Interest Applicants believe that permitting the Independent Board Members to approve Sub-Adviser Changes at non-in-person meetings without incurring unnecessary delay or expense is necessary or appropriate and in the interests of Subadvised Series shareholders and will allow the Subadvised Series to operate more efficiently. Without the delay inherent in holding in-person Board meetings (and the attendant difficulty of obtaining the necessary quorum for, and the additional costs of, an unscheduled in-person Board meeting), the Subadvised Series will be able to act more quickly and with less expense to add or replace Sub-Advisers when the Board and the applicable Adviser believe that a change would benefit the Subadvised Series. Under the multi-manager structure, the selection of a Sub-Adviser is similar to changes in the membership of a registered fund’s portfolio management team, which do not require registered fund board Page 7 of 34 Sequentially Numbered Pages (including exhibits) approval. In essence, the in-person meeting requirement creates an artificial impediment that may prevent the Board of a Subadvised Series from taking immediate action once an Adviser completes its diligence of a potential Sub-Adviser that it wishes to on-board. Requiring a Board to hold an off-cycle in-person meeting to approve a Sub-Adviser Change, or to delay its approval until its next regularly scheduled in-person meeting, creates an unnecessary burden for the Board

Page 47 of 151 Sequentially Numbered Pages (including exhibits) and the applicable Adviser that is not beneficial for shareholders or necessary or appropriate in the public interest. 2. 2. Consistent with the Protection of Investors Applicants believe that the requested relief is consistent with the protection of investors. Primary responsibility for management of the Subadvised Series, including the selection and supervision of the Sub-Advisers, is vested in the AdviserAdvisers, subject to the oversight of the Board. Each Investment Management Agreement is, and will remain, fully subject to the requirements of Section 15(c) of the 1940 Act. Once the applicable Adviser makes an informed selection of a Sub-Adviser, Applicants believe it would be consistent with the protection of investors to permit the Board, including a majority of the Independent Board Members, to approve the Sub-Adviser Change at a non-in-person meeting called for the purpose of voting on such approval. Any such non-in-person approval would be conducted in accordance with the Board’s typical process for approving a Sub-Adviser Change and consistent with the Board’s duty under Section 15(c) to request and evaluate such information as may reasonably be necessary to evaluate the terms of any Sub-Advisory Agreement, and the Adviser’s and Sub-Adviser’s duty under Section 15(c) to furnish such information. Management will represent that the materials provided to the Board for the non-in-person meeting include the same information the Board would have received if approval of the Sub-Adviser Change were sought at an in-person Board meeting. In connection with seeking Board approval of a Sub-Adviser Change at a non-in-person meeting, the applicable Adviser will recommend the retention of the Sub-Adviser and the Trust’sCompany’s chief compliance officer or his or her designee will provide such information as the Board may reasonably request to assist it in determining that the Sub-Adviser has adopted policies and procedures reasonably designed to prevent violation of the “federal securities laws”10 by the Sub-Adviser. If, however, one or more Board members assert that an in-person meeting would make a difference and request that the Sub-Advisory Agreement be considered in-person, then the Board will wait to consider the Sub-Advisory Agreement until an in-person meeting is convened, unless such request is rescinded. If the requested relief is not granted, thean Adviser would continue to have the option of accessing a desired exposure by investing a Subadvised Series’ assets in a fund managed by the Sub-Adviser. Retaining a Sub-Adviser to manage a portion of a Subadvised Series, as opposed to investing in a fund managed by the Sub-Adviser, provides several benefits to the Subadvised Series and its shareholders that support the requested exemptive relief and are consistent with the protection of investors. The benefits to a Subadvised Series and its shareholders from retaining a Sub-Adviser to gain a desired exposure, instead of accessing the exposure through an investment in another fund, include: 1. 1. Daily transparency regarding investments managed by the Sub-Adviser; 10 As defined in Rule 38a-1(e)(1) under the 1940 Act, as amended.

Page 48 of 151 Sequentially Numbered Pages (including exhibits) 2. 2. Annual review of the Sub-Adviser’s compliance program; 3. 3. Avoiding additional acquired fund fees and expenses; 4. 4. Annual Board review of the Sub-Advisory Agreement and related compensation; 5. 5. Ability to access the exposure directly instead of through a vehicle that may not allow for daily liquidity and may not be subject to the protections of the 1940 Act; 6. 6. Allowing thean Adviser to customize the sub-strategystrategy implemented by the Sub-Adviser to access the exposure; 7. 7. Avoiding costs that would be borne by the Subadvised Series to hold additional in-person Board meetings, such as travel, lodging and meals; and Page 8 of 34 Sequentially Numbered Pages (including exhibits) 8. 8. Under Section 36(b) of the 1940 Act, the Sub-Adviser will be deemed to have a fiduciary duty with respect to the receipt of compensation for services, or of payments of a material nature, from the Subadvised Series. 3. 3. Consistent with the Policy and Provisions of the 1940 Act Applicants believe the requested relief is consistent with the policy and provisions of the 1940 Act. The requirement that the vote of a majority of a registered fund’s disinterested board members approving an advisory agreement or a sub-advisory agreement be cast in person was added to Section 15(c) of the 1940 Act by the Investment Company Amendments Act of 1970 (the “1970 Amendments Act”).11 Congress states in the legislative history of the 1970 Amendments Act that the bill would amend Section 15(c) to provide that the voting requirements of the Section “can be satisfied only by directors who are personally present at a meeting at which their votes are taken. The proposed amendment is intended to assure informed voting on matters which require action by the board of directors of registered investment companies.”12 (emphasis added.) The staff of the Commission has stated that this “requirement that disinterested directors cast their votes in person represents a strong Congressional policy in favor of eliminating absentee approval by board members.”13 The Commission has provided exemptive relief from the in-person meeting requirement in Section 15(c) by amending Rule 15a-4 under the 1940 Act to, among other things, permit registered fund boards “to participate in a meeting to approve an interim contract [with an 11 See Investment Company Amendments Act of 1970, Public Law 91-547, enacted December 14, 1970. 12 Investment Company Amendments Act of 1970, H.R. Rep. No. 1382, 91st Cong., 2d Sess. 25-26 (1970); Investment Company Amendments Act of 1969, S. Rep. No. 184, 91st Cong., 1st Sess. 39 (1969). 13 American National Growth Fund, Inc., SEC Staff Letter (Nov. 17, 1974). The in-person voting requirements were added as part of the 1970 Amendments Act and have historically been viewed as requiring directors to be “physically present” when voting. Pub. L. 91-547 (Dec. 14, 1970).

Page 49 of 151 Sequentially Numbered Pages (including exhibits) investment adviser or a sub-adviser] by any means of communication that allows all participants to hear each other at the same time, such as a telephone conference.”14 The Commission stated at the time that “[t]his provision should result in savings in time and travel costs.”15 In the twenty years that have passed since this amendment to Rule 15a-4, registered fund boards have routinely relied on this exemptive relief from the in-person meeting requirement to approve certain interim advisory contracts at non-in-person board meetings while continuing to fulfill their statutory duty to evaluate the terms of the contract. Almost five decades have elapsed since the in-person meeting requirement was added to Section 15(c) of the 1940 Act. Due to the countless technological advances that have occurred since the 1970s, registered funds are able to provide materials to their board members electronically in an easily readable format, and board members can easily communicate with one another and with management in advance of a meeting through various forms of communication, many of which did not exist in 1970. These technological advances allow registered fund board members to assure they are well informed prior to a board meeting date. Given the various forms of communication available today, registered fund boards can hold non-in-person meetings at which each board member is personally present and able to assure themselves that they are informed as to the matters at the non-in-person meeting that require action by the registered fund board. The requested relief would not result in absentee approval of Sub-Adviser Changes by the Independent Board Members. The Independent Board Members necessary to approve a Sub-Adviser Change would be personally present and participating in a meeting where all participating Board members can hear each other and be heard by each other during the meeting.16 The requested relief could not be relied upon to approve a Sub-Adviser Change by written consent or another form of absentee approval by the Independent Board Members. Similar to the amendments to Rule 15a-4, the requested relief would result in Page 9 of 34 Sequentially Numbered Pages (including exhibits) savings in time and travel costs. In light of the foregoing analysis, the Applicants submit that the requested relief would be consistent with the policies and provisions of the 1940 Act and would eliminate unnecessary expenses and delays associated with conducting an in-person Board meeting. 14 Temporary Exemption for Certain Investment Advisers, Investment Company Act Release No. 24177 (Nov. 29, 1999). 15 Id. See also Temporary Exemption for Certain Investment Advisers, Investment Company Act Release No. 23325 (July 22, 1998) (“The proposed amendments also would facilitate a special meeting to approve an interim contract, by permitting the fund’s board of directors to participate by telephone or similar means of communication that allows all participants to hear each other at the same time.”). Allowing the flexibility to approve Sub-Adviser Changes at a non-in-person meeting would avoid unnecessarily burdening registered fund board members with the time and cost associated with travel for and attendance at additional in-person meetings. 16 Technology that includes visual capabilities will be used unless unanticipated circumstances arise.

Page 50 of 151 Sequentially Numbered Pages (including exhibits) V. V. PRECEDENT The Commission has issued exemptive orders under the 1940 Act permitting a fund’s board to consider a Sub-Adviser Change, without complying with the requirement under Section 15(c) of the 1940 Act that the board meet in-person to conduct such approvals, in situations where the fund would benefit from effecting a Sub-Adviser Change promptly.17 The Commission stated in Blackstone, that, while it continued to believe that a board’s decision-making process may benefit from the directors’ having the opportunity to interact in person, as a group, and individually, it recognized that under the circumstances described in the application, the need to act promptly for the benefit of a fund may justify the board’s meeting on a non-in-person basis, and that technological advances enable directors to hold such meetings in a manner where the directors can be personally present and able to assure themselves that they are informed as to the matter that requires action by the board. VI. VI. CONDITIONS Applicants agree that any order of the Commission granting the requested relief will be subject to the following conditions: 1. 1. The Independent Board Members will approve the Sub-Adviser Change at a non-in-person meeting in which Board members may participate by any means of communication that allows those Board members participating to hear each other simultaneously during the meeting. 2. 2. Management will represent that the materials provided to the Board for the non-in-person meeting include the same information the Board 17 See, e.g., Blackstone Alternative Investment Funds, et al., Investment Company Act Release Nos. 33748 (Jan. 21, 2020) (notice) and 33801 (Feb. 19, 2020) (order) (“Blackstone”); Principal Funds, Inc., et al., Investment Company Act Release Nos. 33973 (Aug. 19, 2020) (notice) and 34013 (Sept. 15, 2020) (order); Northern Funds and Northern Trust Investments, Investment Company Act Release Nos. 34095 (Nov. 13, 2020) (notice) and 34133 (Dec. 9, 2020) (order); Columbia Funds Series Trust, et al., Investment Company Act Release Nos. 34197 (Feb. 18, 2021) (notice) and 34224 (Mar.March 16, 2021) (order); Russell Investment Company, et al., Investment Company Act Release Nos. 34200 (Feb. 23, 2021) (notice) and 34238 (Mar. 30, 2021) (order); Nationwide Mutual Funds, et al., Investment Company Act Release Nos. 34302 (June 16, 2021) (notice) and 34329 (July 13, 2021) (order); Optimum Fund Trust, et al., Investment Company Act Release Nos. 34386 (Sept. 27, 2021) (notice) and 34410 (Oct. 25, 2021) (order); SEI Asset Allocation Trust, et al., Investment Company Act Release Nos. 34418 (Nov. 15, 2021) (notice) and 34437 (Dec. 13, 2021) (order),; Bridge Builder Trust, et al., Investment Company Act Release Nos. 34433 (Dec. 033, 2021) (notice) and 34456 (Dec. 29, 2021) (order),; Brinker Capital Destinations Trust, Investment Company Act Release Nos. 34501 (Feb. 10, 2022) (notice) and 34526 (Mar. 088, 2022) (order) ,; Morgan Stanley Pathway Funds, Investment Company Act Release Nos. 34502 (Feb. 10, 2022) (notice)and 34525 (Mar. 088, 2022) (order), and; Brighthouse Funds Trust I, et al., Investment Company Act Release Nos. 34552 (Apr. 011, 2022) (notice) and 34572 (Apr. 27, 2022) (order); Goldman Sachs Trust II, et al., Investment Company Act Release Nos. 34638 (June 27, 2022) (notice) and 34654 (July 25, 2022) (order); Pacific Funds Series Trust, et al., Investment Company Act Release Nos. 34671 (August 11, 2022) (notice) and 34697 (September 8, 2022) (order); Lincoln Variable Insurance Products Trust and Lincoln Investment Advisors Corporation, Investment Company Act Release Nos. 34727 (October 13, 2022) (notice) and 34749 (November 8, 2022) (order); and Guidestone Funds and Guidestone Capital Management, LLC, Investment Company Act Release Nos. 34812 (January 19, 2023) (notice) and 34833 (February 14, 2023) (order).

Page 51 of 151 Sequentially Numbered Pages (including exhibits) would have received if a Sub-Adviser Change were sought at an in-person Board meeting. 3. 3. The notice of the non-in-person meeting will explain the need for considering the Sub-Adviser Change at a non-in-person meeting. Once notice of the non-in-person meeting to consider a Sub-Adviser Change is sent, Board members will be given the opportunity to object to considering the Sub-Adviser Change at a non-in-person Board meeting. If a Board member requests that the Sub-Adviser Change be considered in-person, the Board will consider the Sub-Adviser Change at an in-person meeting, unless such request is rescinded. 4. 4. A Subadvised Series’ ability to rely on the requested relief will be disclosed in the Subadvised Series’ registration statement. 5. 5. In the event that the Commission adopts a rule under the 1940 Act providing substantially similar relief to that in the order requested in the Application, the requested order will expire on the effective date of that rule. VII. VII. PROCEDURAL MATTERS Page 10 of 34 Sequentially Numbered Pages (including exhibits) Pursuant to Rule 0-2(f), each Applicant states that its address for purposes of this Application is as indicated below: Ronald HolinskyKeith A. Weller, Esq. UBS Asset Management (Americas) Inc. One North Wacker Drive Chicago, Illinois 60606 Lincoln Investment Advisors Corporation 150 N. Radnor-Chester Road Radnor, PA 19087 Applicants further state that all written or oral communications concerning this Application should be directed to: Robert RobertsonStephen H. Bier, Esq. Philip T. Hinkle, Esq. Dechert LLP Three Bryant Park 1095 Avenue of the Americas New York, NY 10036 Dechert LLP US Bank Tower 633 West 5th Street, Suite 4900 Los Angeles, CA, 90071-2032

Page 52 of 151 Sequentially Numbered Pages (including exhibits) All of the requirements for execution and filing of this Application on behalf of the Applicants have been complied with in accordance with the applicable organizational documents of the Applicants, and the undersigned officers of the Applicants are fully authorized to execute this Application. The certifications of the Applicants, including the resolutions of the Applicants authorizing the filing of this Application, required by Rule 0-2(c) under the 1940 Act are included as Exhibits A-1 through A-2-8 to this Application. The verifications required by Rule 0- 2(d) under the 1940 Act are included as Exhibits B-1 through B-2-8 to this Application. Applicants desire that the Commission issue the requested order pursuant to Rule 0-5 under the 1940 Act without conducting a hearing. In accordance with Rule 0-5(d) under the 1940 Act, Applicants request expedited review of the Application by the Commission. In accordance with Rule 0-5(e)(2) under the 1940 Act, included as Exhibit C to this Application are two marked copies of the Application showing changes from the final versions of two recent applications identified by Applicants as substantially identical to the Application under Rule 0-5(e)(3) under the 1940 Act.

~~VIII. CONCLUSION~~

VIII. CONCLUSION

For the foregoing reasons, Applicants respectfully request that the Commission issue an order under Section 6(c) of the 1940 Act granting the relief requested in the Application. Applicants submit that the requested exemption is necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act.

~~Page 11 of 34 Sequentially Numbered Pages (including exhibits)~~

The Applicants have caused this Application to be duly signed on their behalf on the ~~30th~~ 23rd day of ~~September~~June, ~~2022~~2023.

~~LINCOLN VARIABLE INSURANCE PRODUCTS~~PACE SELECT ADVISORS TRUST	**UBS SERIES FUNDS**
By: /s/ ~~Ronald Holinsky~~ Keith A. Weller	By: /s/ Keith A. Weller
Name: ~~Ronald Holinsky~~ Keith A. Weller	Name: Keith A. Weller
Title: Vice President and Secretary	Title: Vice President and Secretary
~~LINCOLN INVESTMENT ADVISORS CORPORATION~~THE UBS FUNDS	**U.S. MONTHLY INCOME FUND FOR PUERTO RICO RESIDENTS, INC.**
By: /s/ ~~Benjamin~~Keith A. ~~Richer~~	By: /s/ Liana Loyola

Page 53 of 151 Sequentially Numbered Pages (including exhibits)

Page 54 of 151 Sequentially Numbered Pages (including exhibits) Wel ler Name: Benjamin Keith A. RicherWeller Name: Liana Loyola Title: Senior Vice President and Secretary Title: Secretary SHORT TERM INVESTMEN T FUND FOR PUERTO RICO RESIDENTS, INC. MULTI-SELECT SECURITIES FUND FOR PUERTO RICO RESIDENTS By: /s/ Liana Loyola By: /s/ Liana Loyola Name: Liana Loyola Name: Liana Loyola Title: Secretary Title: Secretary Page 12 of 34 Sequentially Numbered Pages (including exhibits) UBS ASSET MANAGERS OF PUERTO RICO UBS ASSET MANAGEMENT (AMERICAS) INC. By: /s/ William Rivera By: /s/ Keith A. Weller Name: William Rivera Name: Keith A. Weller Title: Executive Director Title: Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary By: /s/ Eric Sanders Name: Eric Sanders Title: Associate General Counsel and Assistant Secretary EXHIBITS TO APPLICATION

Page 55 of 151 Sequentially Numbered Pages (including exhibits) EXHIBITS TO APPLICATION The following materials are made a part of the Application and are attached hereto: Designation Document Exhibits A-1 through A-8 Certifications Exhibits A-1 through A-2 Certifications Exhibits B-1 through B-8 Verifications Exhibits B-1 through B-2 Verifications Exhibit C Rule 0-5(e)(3) Comparisons Exhibit CD Marked Copy of Initial Application Page 13 of 34 Sequentially Numbered Pages (including exhibits)

Page 56 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-1 CERTIFICATION The undersigned hereby certifies that he is the duly elected Secretary of PACE Select Advisors Trust (the “Trust”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the Board of Trustees of the Trust (the “Board”) adopted the following vote on the 28th day of September, 2022 in accordance with the By-laws of the Trust: RESOLVED, that the preparation and filing with the Securities and Exchange Commission of an exemptive application or an amendment to an existing exemptive order, as applicable, on behalf of the Fund and UBS AM, for the purpose of obtaining an order that would permit the Fund to enter into, or materially amend, a sub-advisory agreement without complying with the in-person meeting requirements of Section 15(c) of the 1940 Act, be, and it hereby is, authorized and approved; and be it further RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and directed to take such further steps and to prepare, execute and file, as appropriate, such documents as he or she may deem to be necessary or appropriate to implement the approval set forth in the foregoing resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Vice President and Secretary

Page 57 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-2 CERTIFICATION The undersigned hereby certifies that he is the duly elected Secretary of UBS Series Funds (the “Trust”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the Board of Trustees of the Trust (the “Board”) adopted the following vote on the 28th day of September, 2022 in accordance with the By-laws of the Trust: RESOLVED, that the preparation and filing with the Securities and Exchange Commission of an exemptive application or an amendment to an existing exemptive order, as applicable, on behalf of the Fund and UBS AM, for the purpose of obtaining an order that would permit the Fund to enter into, or materially amend, a sub-advisory agreement without complying with the in-person meeting requirements of Section 15(c) of the 1940 Act, be, and it hereby is, authorized and approved; and be it further RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and directed to take such further steps and to prepare, execute and file, as appropriate, such documents as he or she may deem to be necessary or appropriate to implement the approval set forth in the foregoing resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Vice President and Secretary

Exhibit A-3

CERTIFICATION

The undersigned hereby certifies that he is the duly elected Secretary of ~~Lincoln Variable Insurance Products Trust~~The UBS Funds (the "Trust"); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the "Application"), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the ~~board~~Board of ~~trustees~~Trustees of the Trust (the "Board") adopted the following vote on the 8th day of ~~June~~September, 2022 in accordance with the By-laws of the Trust:

RESOLVED, that the appropriate officers of ~~the Lincoln Variable Insurance Products Trust~~The UBS Funds (the "Trust") ~~are~~be, and they hereby are, authorized and directed to prepare and file on behalf of the Trust a new application (the "Exemptive Application") with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the "1940 Act"), exempting the Trust and ~~Lincoln Investment Advisors Corporation ("LIAC~~UBS Asset Management (Americas) Inc. ("UBS AM") from the provisions of Section 15(c) of the 1940 Act to permit ~~LIAC~~UBS AM to enter into or materially amend Sub-Advisory Agreements that were approved by the Board ~~of Trustees of the Trust,~~, including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval~~.~~; and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon; and

FURTHER RESOLVED, that the appropriate officers of the Trust ~~are severally authorized to make such filings, to execute and to deliver such documents, and to take such action as they may deem to be necessary or desirable to carry out the foregoing votes in accordance with their purpose and intent, the execution and delivery of any such documents and~~be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Trust, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Trust, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same ~~is~~has been authorized by ~~the Board~~this resolution.

IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023.

By: /s/ Keith A. Weller
Name: Keith A. Weller
Title: Vice President and Secretary

Page 58 of 151 Sequentially Numbered Pages (including exhibits)

Page 59 of 151 Sequentially Numbered Pages (including exhibits)

Page 60 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-4 CERTIFICATION The undersigned hereby certifies that she is the duly elected Secretary of U.S. Monthly Income Fund For Puerto Rico Residents, Inc. (the “Corporation”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Corporation have been taken and the person signing and filing the Application on behalf of the Corporation is fully authorized to do so; and that the Board of Directors of the Corporation (the “Board”) adopted the following vote on the 26th day of August, 2022 in accordance with the By-laws of the Corporation: RESOLVED, that the appropriate officers of the U.S. Monthly Income Fund For Puerto Rico Residents, Inc. (the “Corporation”) be, and they hereby are, authorized and directed to prepare and file on behalf of the Corporation a new application (the “Exemptive Application”) with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), exempting the Corporation and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”) from the provisions of Section 15(c) of the 1940 Act to permit UBS AM to enter into or materially amend Sub-Advisory Agreements that were approved by the Board, including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval; and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon. FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Corporation, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Corporation, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary

Page 61 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-5 CERTIFICATION The undersigned hereby certifies that she is the duly elected Secretary of Short Term Investment Fund For Puerto Rico Residents, Inc. (the “Corporation”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Corporation have been taken and the person signing and filing the Application on behalf of the Corporation is fully authorized to do so; and that the Board of Directors of the Corporation (the “Board”) adopted the following vote on the 26th day of August, 2022 in accordance with the By-laws of the Corporation: RESOLVED, that the appropriate officers of the Short Term Investment Fund For Puerto Rico Residents, Inc. (the “Corporation”) be, and they hereby are, authorized and directed to prepare and file on behalf of the Corporation a new application (the “Exemptive Application”) with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), exempting the Corporation and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”) from the provisions of Section 15(c) of the 1940 Act to permit UBS AM to enter into or materially amend Sub-Advisory Agreements that were approved by the Board, including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval; and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon. FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Corporation, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Corporation, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary

Page 62 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-6 CERTIFICATION The undersigned hereby certifies that she is the duly elected Secretary of Multi-Select Securities Fund For Puerto Rico Residents (the “Corporation”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Corporation have been taken and the person signing and filing the Application on behalf of the Corporation is fully authorized to do so; and that the Board of Trustees of the Corporation (the “Board”) adopted the following vote on the 26th day of August, 2022 in accordance with the By-laws of the Trust: RESOLVED, that the appropriate officers of the Multi-Select Securities Fund For Puerto Rico Residents (the “Corporation”) be, and they hereby are, authorized and directed to prepare and file on behalf of the Corporation a new application (the “Exemptive Application”) with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), exempting the Corporation and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”) from the provisions of Section 15(c) of the 1940 Act to permit UBS AM to enter into or materially amend Sub-Advisory Agreements that were approved by the Board, including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval; and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon. FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Corporation, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Corporation, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution. IN WITNESS WHEREOF, I have hereunto set my name on the 30ththis 23rd day of SeptemberJune, 20222023. By: /s/ Ronald Holinsky Liana Loyola

Page 63 of 151 Sequentially Numbered Pages (including exhibits) Name: Ronald Holinsky Liana Loyola Title: Secretary Page 14 of 34 Sequentially Numbered Pages (including exhibits)

Page 64 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-2-7 CERTIFICATION The undersigned hereby certifies that he is the Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary of UBS Asset Management (Americas) Inc. (the “Company”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Company have been taken and the person signing and filing the Application on behalf of the Company is fully authorized to do so. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary Date: June 23, 2023

Page 65 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-8 CERTIFICATION The undersigned hereby certifies that he is the Senior Vice President of Lincoln Investment Advisors CorporationExecutive Director of UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (the “Company”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Company have been taken and the person signing and filing the Application on behalf of the Company is fully authorized to do so. By: /s/ Benjamin Richer W illiam Rivera Name: Benjamin Richer William Rivera Title: Senior Vice President Executive Director Date: September 30 June 23, 20222023 Page 15 of 34 Sequentially Numbered Pages (including exhibits)

Page 66 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-1 VERIFICATION The undersigned states that he has duly executed the attached application, dated September 30June 23, 20222023, for and on behalf of Lincoln Variable Insurance ProductsPACE Select Advisors Trust (the “Trust”); that he is the Vice President and Secretary of the Trust; and that all action taken by Trustees necessary to authorize the undersigned to execute and file such instrument hashave been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief. By: /s/ Ronald Holinsky Keith A. Weller Name: Ronald Holinsky Keith A. Weller Title: Vice President and Secretary Dated: September 30 June 23, 20222023 Page 16 of 34 Sequentially Numbered Pages (including exhibits)

Page 67 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-2 VERIFICATION The undersigned states that he has duly executed the attached application, dated September 30June 23, 20222023, for and on behalf of Lincoln Investment Advisors Corporation (the “CompanyUBS Series Funds (the “Trust”); that he is the Senor Vice President and Secretary of the CompanyTrust; and that all action taken by personsTrustees necessary to authorize the undersigned to execute and file such instrument hashave been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Vice President and Secretary Dated: June 23, 2023

Page 68 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-3 VERIFICATION The undersigned states that he has duly executed the attached application, dated June 23, 2023, for and on behalf of The UBS Funds (the “Trust”); that he is the Vice President and Secretary of the Trust; and that all action taken by Trustees necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief. By: /s/ BenjaminKeith A. Richer Weller Name: Benjamin Keith A. RicherWeller Title: Senior Vice President and Secretary Dated: June 23, 2023

Page 69 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-4 VERIFICATION The undersigned states that she has duly executed the attached application, dated June 23, 2023, for and on behalf of U.S. Monthly Income Fund For Puerto Rico Residents, Inc. (the “Corporation”); that she is the Secretary of the Corporation; and that all action taken by Directors necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of her knowledge, information and belief. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary Dated: June 23, 2023

Page 70 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-5 VERIFICATION The undersigned states that she has duly executed the attached application, dated June 23, 2023, for and on behalf of Short Term Investment Fund For Puerto Rico Residents, Inc. (the “Corporation”); that she is the Secretary of the Corporation; and that all action taken by Directors necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of her knowledge, information and belief. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary Dated: June 23, 2023

Page 71 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-6 VERIFICATION The undersigned states that she has duly executed the attached application, dated June 23, 2023, for and on behalf of Multi-Select Securities Fund For Puerto Rico Residents (the “Trust”); that she is the Secretary of the Trust; and that all action taken by Trustees necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of her knowledge, information and belief. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary Dated: June 23, 2023

Page 72 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-7 VERIFICATION The undersigned states that he has duly executed the attached application, dated June 23, 2023, for and on behalf of UBS Asset Management (Americas) Inc. (the “Company”); that he is the Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary of the Company; and that all actions by members, managers and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary Date: September 30 June 23, 20222023 Page 17 of 34 Sequentially Numbered Pages (including exhibits)

Page 73 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-8 VERIFICATION The undersigned states that he has duly executed the attached application, dated June 23, 2023, for and on behalf of UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (the “Company”); that he is the Executive Director of the Company; and that all actions by members, managers and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief. By: /s/ William Rivera Name: William Rivera Title: Executive Director Date: June 23, 2023

Page 74 of 151 Sequentially Numbered Pages (including exhibits) As Filed with the Securities and Exchange Commission on June 23, 2023 File No. 812-15465 U.S. SECURITIES AND EXCHANGE COMMISSION WashingtonWASHINGTON, DCD.C. 20549 SECOND AMENDED AND RESTATED APPLICATION PURSUANT TO SECTION 6(c) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, FOR AN ORDER OF EXEMPTION FROM SECTION 15(c) OF THE ACT EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d) PACE SELECT ADVISORS TRUST GUIDESTONEUBS SERIES FUNDS 787 Seventh Avenue New York, New York 10019 THE UBS FUNDS One North Wacker Drive Chicago, Illinois 60606 GUIDESTONE CAPITALUBS ASSET MANAGEMENT, LLC (AMERICAS) INC. One North Wacker Drive Chicago, Illinois 60606 787 Seventh Avenue New York, New York 10019 5005 Lyndon B. Johnson Freeway, Suite 2200 Dallas, TX 75244-6152 U.S. MONTHLY INCOME FUND FOR PUERTO RICO RESIDENTS, INC. SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC. MULTI-SELECT SECURITIES FUND FOR PUERTO RICO RESIDENTS UBS ASSET MANAGERS OF PUERTO RICO

American International Plaza Building—Tenth Floor
250 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918

Please direct all written or oral communications regarding this Application to:

Keith A. Weller, Esq.
UBS Asset Management (Americas) Inc.
One North Wacker Drive
Chicago, Illinois 60606

~~Matthew A. Wolfe, Esq.~~
~~GuideStone Financial Resources of the Southern Baptist Convention~~
~~5005 Lyndon B. Johnson Freeway, Suite 2200~~
~~Dallas, TX 75244-6152~~
~~Matt.wolfe@guidestone.org~~

~~*With a copy*~~with copies **to:**

~~Alison M. Fuller~~Stephen H. Bier, **Esq.**
Philip T. Hinkle, Esq.
Dechert LLP
Three Bryant Park
1095 Avenue of the Americas
New York, NY 10036

~~Stradley Ronon Stevens & Young, LLP~~
~~2000 K Street, N.W., Suite 700~~
~~Washington, DC 20006-1871~~
~~afuller@stradley.com~~

~~Page 1 of 60,~~ This Application (**including Exhibits**) contains 151 pages.

Page 75 of 151 Sequentially Numbered Pages (including exhibits)

Page 76 of 151 Sequentially Numbered Pages (including exhibits) UNITED STATES OF AMERICA BEFORE THE SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 In the Matter of GUIDESTONE FUNDS ) SECOND AMENDED AND RESTATED ) APPLICATION PURSUANT TO GUIDESTONE CAPITAL MANAGEMENT, LLC ) SECTION 6(c) OF ) THE INVESTMENT COMPANY ACT OF 5005 Lyndon B. Johnson Freeway, Suite 2200 ) 1940, AS AMENDED, Dallas, TX 75244-6152 ) FOR AN ORDER OF EXEMPTION In the Matter of PACE SELECT ADVISORS TRUST UBS SERIES FUNDS 787 Seventh Avenue New York, New York 10019 THE UBS FUNDS One North Wacker Drive Chicago, Illinois 60606 U.S. MONTHLY INCOME FUND FOR PUERTO RICO RESIDENTS, INC. SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC. MULTI-SELECT SECURITIES FUND FOR PUERTO RICO RESIDENTS American International Plaza Building— Tenth Floor 250 Muñoz Rivera Avenue San Juan, Puerto Rico 00918 UBS ASSET MANAGEMENT (AMERICAS) INC. One North Wacker Drive Chicago, Illinois 60606 and 787 Seventh Avenue New York, New York 10019 UBS ASSET MANAGERS OF PUERTO RICO American International Plaza Building— Tenth Floor ) ) ) ) ) ) ) ) ) ) ) )AMENDED AND RESTATED APPLICATION PURSUANT TO SECTION 6(c) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, FOR AN ORDER OF EXEMPTION FROM SECTION 15(c) OF THE ACT

250 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918

Investment Company Act of 1940
File No. 812-15465
~~File No. 812-15409~~

I. ~~I.~~ INTRODUCTION

~~GuideStone Funds (the "*Trust*~~PACE Select Advisors Trust, UBS Series Funds, The UBS Funds, U.S. Monthly Income Fund For Puerto Rico Residents, Inc., Short Term Investment Fund For Puerto Rico Residents, Inc. and Multi-Select Securities Fund For Puerto Rico Residents (each a "***Company***" and collectively, the "***Companies***"),[1] each a registered open-end investment company that ~~offers~~may offer one or more series of shares~~, on their own behalf and on behalf of each of their respective series~~ (each, a "***Series***" and collectively, the "***Series***"), ~~together with GuideStone Capital Management, LLC ("*GSCM*" or the~~and UBS Asset Management (Americas) Inc. ("***UBS AM***") and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico ("***UBS AMPR***") (each, an "***Adviser***" and collectively, the "***Advisers***", and together with the ~~Trusts~~Companies and the Series, the "***Applicants***"),[2] the investment ~~adviser~~advisers to the ~~Trusts~~Companies, hereby file this ~~second amended and restated~~ application (the "***Application***") for an order of the Securities and Exchange Commission (the "***Commission***") under Section 6(c) of the Investment Company Act of 1940, as amended (the "***1940 Act***").

Applicants request an order exempting Applicants from Section 15(c) of the 1940 Act to permit the board of trustees ~~of the Trust (~~or directors, as applicable, of each Company (each such board may be referred to as the "***Board***"),[3] including a majority of those board members who are not parties to such contract or agreement or "interested persons," as defined in Section 2(a)(19) of the 1940 Act, of any such party (the "***Independent Board Members***"), to promptly enter into or materially amend a contract or agreement pursuant to which a sub-adviser (each, a "***Sub-Adviser***") manages all or a portion of the assets of a Series or provides model portfolio or investment recommendation(s) to the Adviser that would be utilized in connection with the management of a Series (each, a "***Sub-Advisory Agreement***") (each such action, a "***Sub-Adviser Change***") at a non-in-person meeting called for the purpose of voting on such approval,[4] which

[1] As used herein, the term "~~Trust~~Companies" includes any existing or future type of business organization operating as a registered management investment company that is managed by an Adviser.

[2] The term "Adviser" includes (i) the Adviser or its successors and (ii) any entity controlling, controlled by, or under common control with, the Adviser or its successors. For the purposes of the requested order, "successor" is limited to an entity resulting from a reorganization into another jurisdiction or a change in the type of business organization.

[3] The term "Board" also includes the board of trustees or directors of a future Subadvised Series.

[4] References in this Application to "non-in-person" Board meetings refer to any Board meeting (other than an in-person meeting) in which Board members may participate by any means of communication that allows those Board members participating to hear each other simultaneously during the meeting.

Page 77 of 151 Sequentially Numbered Pages (including exhibits)

Page 78 of 151 Sequentially Numbered Pages (including exhibits) would allow a Subadvised Series (as defined below) and its shareholders to benefit from a prompt Sub-Adviser Change. Applicants request that the relief sought herein apply to the named Applicants, as well as to any future Series and any other existing or future registered management investment company or Series thereof that intends to rely on the requested order in the future and that (i) is managed by an Adviser, (ii) uses the multi-manager structure described in this Application, and (iii) complies with the terms and conditions set forth herein (each, a “Subadvised Page 2 of 60, including Exhibits Series”).5 All registered investment companies that intend to rely on the requested order are named as Applicants. Any entity that relies on the requested order will do so only in accordance with the terms and conditions contained in this Application. Applicants are seeking this exemption to enable thean Adviser and the Board to obtain for each Subadvised Series the services of one or more Sub-Advisers believed by the Adviser and the Board to be particularly well suited to manage, or to provide model portfolio or investment recommendation(s) with respect to, all or a portion of the assets of the Subadvised Series, and to make material amendments to Sub-Advisory Agreements believed by the Adviser and the Board to be appropriate, without the delay and expense of convening an in-person meeting of the Board to approve the Sub-Adviser Change. The requested relief is necessary so that the Board can take action quickly under the circumstances set out in this Application. If the requested relief is granted, thean Adviser would be permitted to implement a Sub-Adviser Change related to a Subadvised Series that was approved by the Board, including a majority of the Independent Board Members, at a non-in-person meeting. For the reasons discussed below, Applicants believe that the requested relief is appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that each Subadvised Series and its shareholders would benefit from the requested relief because of delays in hiring or replacing a Sub-Adviser and costs associated with holding an in-person Board meeting to approve a Sub-Adviser Change in the absence of such relief. II. II. BACKGROUND A. A. The Applicants 1. The Companies 1. The Trust 5 For purposes of this Application, the term “Sub-Adviser” will also apply to any Sub-Adviser to any wholly-owned subsidiary, as defined in the 1940 Act, of a Subadvised Series (each, a “Subsidiary” and collectively, the “Subsidiaries”). The Adviser will serve as investment adviser to each Subsidiary and may retain one or more Sub-Advisers to manage or provide model portfolio or investment recommendation(s) with respect to the assets of a Subsidiary. Applicants also request relief with respect to any Sub-Advisers who serve as Sub-Advisers to a Subsidiary. Where appropriate, Subsidiaries are also included in the term “Subadvised Series.”

Page 79 of 151 Sequentially Numbered Pages (including exhibits) PACE Select Advisors Trust is organized as a Delaware statutory trust and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS AM serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Series of the Company. Currently, PACE Select Advisors Trust is comprised of 15 series. Each Series may have its own distinct investment objective, policies, and restrictions. PACE Select Advisors Trust and its Series are not required to hold annual shareholder meetings. UBS Series Funds is organized as a Delaware statutory trust and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS AM serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Series of the Company. Currently, UBS Series Funds is comprised of 16 series, one of which, UBS Ultra Short Income Fund, may operate under a multi-manager structure. Each Series may have its own distinct investment objective, policies, and restrictions. UBS Series Funds and its Series are not required to hold annual shareholder meetings. The TrustUBS Funds is organized as a Delaware statutory trust and is registered with the Commission as an open-end management investment company under the 1940 Act. Further, the Trust currently consists of multiple Series, some of which operate under a multi-manager structure. Shares of each Series are offered and sold pursuant to a registration statement on Form N-1A. The AdviserUBS AM serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Series. The Trust and the Series are not required to hold annual shareholder meetings of the Company. Currently, The UBS Funds is comprised of 11 series. Each Series may have its own distinct investment objective, policies, and restrictions. The UBS Funds and its Series are not required to hold annual shareholder meetings. 2. The Adviser U.S. Monthly Income Fund For Puerto Rico Residents, Inc. is organized as a Puerto Rico corporation and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS Asset Managers of Puerto Rico serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Subadvised Series of the Company. Currently, U.S. Monthly Income Fund For Puerto Rico Residents, Inc. is comprised of one series. Each Series may have its own distinct investment objective, policies, and restrictions. U.S. Monthly Income Fund For Puerto Rico Residents, Inc. and its Series are required to hold annual shareholder meetings. Short Term Investment Fund For Puerto Rico Residents, Inc. is organized as a Puerto Rico corporation and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS Asset Managers of Puerto Rico serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Subadvised Series of the Company. Currently, Short Term Investment Fund For Puerto Rico Residents, Inc. is comprised of one series. Each Series may have its own distinct investment objective, policies, and restrictions. Short Term Investment Fund For Puerto Rico Residents, Inc. and its Series are required to hold annual shareholder meetings. Multi-Select Securities Fund For Puerto Rico Residents is organized as a Puerto Rico trust and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS Asset Managers of Puerto Rico serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Subadvised Series of the Company. Currently, Multi-Select Securities Fund For Puerto Rico Residents is comprised of six series. Each Series may have its own distinct investment objective, policies, and restrictions. Multi-Select Securities Fund For Puerto Rico Residents and its Series are not required to hold annual shareholder meetings.

2. The Advisers

~~GSCM is a limited liability company organized under the laws of the State of Texas and is~~UBS AM, a Delaware corporation registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the "***Advisers Act***")~~. GSCM~~, serves~~, and each other Adviser will serve, as the~~ as investment adviser and administrator to each ~~Subadvised Series~~Series of PACE Select Advisors Trust, UBS Series Funds, and The UBS Funds pursuant to an investment management and administration agreement with ~~the Trust~~each such Company (each~~ an "~~, a "***UBS AM Investment Management Agreement***" and together the "***UBS AM Investment Management Agreements***"). ~~GSCM and each other Adviser is or will be~~UBS AMPR, a division of UBS Trust Company of Puerto Rico, a trust company organized under the laws of Puerto Rico, is registered with the Commission as an investment adviser under the Advisers Act~~.~~ and serves as investment adviser and administrator to each Series of U.S. Monthly Income Fund For Puerto Rico Residents, Inc., Short Term Investment Fund For Puerto Rico Residents, Inc., and Multi-Select Securities Fund For Puerto Rico Residents, pursuant to an investment management and administration agreement with each such Company (each, a "***UBS AMPR Investment Management Agreement***" and together the "***UBS AMPR Investment Management Agreements***") (each may be referred to as an "***Investment Management Agreement***", and together the UBS AM Investment Management Agreements and UBS AMPR Investment Management Agreements may be referred to as the "***Investment Management Agreements***").

UBS AM is an indirect, wholly-owned subsidiary of UBS Group AG, a publicly traded Swiss corporation and part of the UBS Asset Management business division of UBS Group AG. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services group of industries. UBS AMPR is a division of UBS Trust Company of Puerto Rico. UBS Trust Company of Puerto Rico is an indirect, wholly-owned subsidiary of UBS Group AG. Each future investment management agreement between an Adviser and a Subadvised Series is also included in the term "Investment Management Agreement." UBS AM's current business addresses are 787 Seventh Avenue, New York, New York 10019 and One North Wacker Drive, Chicago, IL 60606. UBS AMPR's current business address is American International Plaza Building—Tenth Floor, 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918. Any future Adviser is or will be registered with the Commission as an investment adviser under the Advisers Act.

Each Investment Management Agreement has been or will be approved by the Board, including a majority of the Independent Board Members, and by the shareholders of the relevant Subadvised Series in the manner required by Sections 15(a) and 15(c) of the 1940 Act and, if applicable, Rule 18f-2 thereunder. The terms of ~~these~~the Investment Management Agreements currently do and will continue to comply with Section 15(a) of the 1940 Act. Applicants are not seeking an exemption from the 1940 Act with respect to the Investment Management Agreements. Pursuant to the terms of ~~each~~the Investment Management Agreement, the Adviser,

Page 80 of 151 Sequentially Numbered Pages (including exhibits)

Page 81 of 151 Sequentially Numbered Pages (including exhibits) subject to the supervision of the Board, currently does and will continue to provide continuous investment management services to each Subadvised Series. The Adviser has and will continue to have responsibility for determining what portion of each Subadvised Series’ portfolio will be invested in securities and other assets and what portion, if Page 3 of 60, including Exhibits any, will be held uninvested in cash or cash equivalents. The Adviser will periodically review a Subadvised Series’ investment policies and strategies and, based on the need of a particular Series, may recommend changes to the investment policies and strategies of the Series for consideration by the Board. Each Investment Management Agreement will provide that the Adviser may, subject to the approval of the Board, including a majority of the Independent Board Members, and the shareholders of the applicable Subadvised Series (if required), delegate portfolio management responsibilities of all or a portion of the assets of a Subadvised Series to one or more Sub-Advisers. In accordance with each Investment Management Agreement, the Adviser will oversee each Sub-Adviser in its performance of its duties. The Adviser will continue to have overall responsibility for the management and investment of the assets of each Subadvised Series. For its services to each Subadvised Series under the applicable Investment Management Agreement, the Adviser will receive an investment management fee from that Subadvised Series as specified in the applicable Investment Management Agreement. A Sub-Adviser will receive an investment management fee from the Adviser or directly from the Subadvised Series.6 Under this structure, the Adviser, in its capacity as investment adviser, evaluates and oversees Sub-Advisers and makes recommendations about the hiring, termination, and replacement of Sub-Advisers to the Board, at all times subject to the authority of the Board. This structure is commonly referred to as a “multi-manager” structure. 3. 3. The Sub-Advisers Pursuant to the authority under the Investment Management Agreement, the applicable Adviser may enter into Sub-Advisory Agreements with various Sub-Advisers on behalf of the Subadvised Series. The Sub-Advisers currently are and will continue to be “investment advisers” to the Subadvised Series within the meaning of Section 2(a)(20) of the 1940 Act and will provide investment management services to the Subadvised Series subject to, without limitation, the requirements of Sections 15(c) and 36(b) of the 1940 Act. In addition, the Sub-Advisers currently are and will continue to be registered with the Commission as investment advisers under the Advisers Act or not subject to such registration. The applicable Adviser currently does and will continue to engage in an on-going analysis of the continued advisability of retaining a Sub-Adviser and will make recommendations to the Board as needed. The applicable Adviser currently does and will alsocontinue to negotiate and renegotiate the terms of the Sub-Advisory Agreements with the Sub-Advisers, including the fees paid to the Sub-Advisers, and will make recommendations to the Board as needed. 6 Currently, all Sub-Advisers receive an investment management fee from the Adviser.

Page 82 of 151 Sequentially Numbered Pages (including exhibits) All Sub-Advisory Agreements currently in effect have been approved by the Board, including a majority of the Independent Board Members, and the initial shareholder of the applicable Subadvised Series, in accordance with Sections 15(a) and 15(c) of the 1940 Act and Rule 18f-2 thereunder, unless shareholder approval was not required in reliance on applicable exemptive relief.67 All future Sub-Advisory Agreements will be approved by the Board in the same manner, provided that the Independent Board Members could approve a Sub-Adviser Change at a non-in-person Board meeting in reliance on the requested relief. The terms of each Sub-Advisory Agreement will comply fully with the requirements of Section 15(a) of the 1940 Act. Pursuant to the Sub-Advisory Agreements, the Subadvised Seriesapplicable Adviser has agreed or will agree to pay advisory fees directly to the Sub-Advisers. 7 a fee out of the fee paid to the applicable Adviser under the Investment Management Agreement. B. B. Multi-Manager Structure In recent years, a number of investment advisers, including the AdviserAdvisers, have sponsored investment companies registered under the 1940 Act or series thereof (each, a “registered fund”) that provide exposure to multiple strategies across various asset classes. These registered funds allow investors to more easily access such strategies Page 4 of 60, including Exhibits without the additional transaction costs and administrative burdens of investing in multiple funds to seek to achieve comparable exposures and investment allocations. Such registered funds may be structured as (i) multi-manager funds, where the investment adviser selects one or more sub-advisers to manage portions of the registered fund’s assets; (ii) fund of funds where thean Adviser invests a registered fund’s assets in multiple registered funds or investment companies that rely on an exception from registration under the 1940 Act (each, a “private fund” and, together with the registered funds, each a “fund” and together, the “funds”) to gain the exposures; or (iii) a combination of a multi-manager fund and a fund of funds. When a Subadvised Series utilizes a multi-manager strategy, its Adviser achieves its desired exposures to specific strategies by allocating discrete portions of the Subadvised Series’ assets to one or more Sub-Advisers and, in some cases, by managing a portion of the Subadvised Series’ assets directly. Each Sub-Adviser manages its discrete portion of the Subadvised Series’ assets in accordance with specific investment guidelines. Over time, thean Adviser may adjust the 6 7 Applicants currently rely on a multi-manager exemptive order to implement Sub-Adviser Changes without obtaining shareholder approval. See AB FundsPACE Select Advisors Trust and SBC Financial Services,UBS Global Asset Management (Americas) Inc., Investment Company Act Release Nos. 25805 (November 19, 200230224 (Sep. 27, 2012) (notice) and 25848 (December 17, 200230241 (Oct. 23, 2012) (order). In the future, an Adviser, a Sub-Adviser and a Subadvised Series may rely on an amended version of this multi-manager exemptive order or substantially similar relief. 7 The Adviser may also pay the Sub-Advisers a fee out of the fee paid to the Adviser under the Investment Management Agreement.

Subadvised Series' allocations among the various strategies and sub-strategies based on the Adviser's assessment of market conditions and potential investment opportunities.

C. ~~C.~~ Rationale for the Requested Relief

When ~~the~~an Adviser deploys a multi-manager structure to access the desired exposures, each Sub-Advisory Agreement must be entered into, materially amended and renewed in accordance with the provisions of Section 15 of the 1940 Act, as modified by any applicable exemptive relief. Section 15(c) requires that the Sub-Advisory Agreement be approved by the vote of a majority of the Independent Board Members cast at an in-person meeting. Boards of registered funds, including the Board of ~~the Trust~~each Company, typically hold in-person meetings on a quarterly (or more frequent) basis. Markets are not static, however, throughout the three to four months between in-person registered fund board meeting dates. During these periods, market conditions may change or investment opportunities may arise that ~~the~~an Adviser may wish to take advantage of by implementing a Sub-Adviser Change. Other circumstances may arise from time to time, including when there is a change in control of a Sub-Adviser that results in an "assignment" of the Sub-Advisory Agreement, as that term is defined for the purposes of the 1940 Act, or when a ~~Sub-Advisor~~Sub-Adviser provides notice of its intent to terminate operations or its then effective Sub-Advisory ~~agreement~~Agreement, which may result in ~~the~~an Adviser seeking to implement a Sub-Adviser Change. At these moments it may be impractical and/or costly to hold an additional in-person Board meeting, especially given the geographic diversity of Board members and the additional cost of holding in-person Board meetings. As a result, once ~~the~~an Adviser completes its diligence of a prospective Sub-Adviser, the in-person Board meeting requirement creates an unnecessary burden for the Board that does not benefit the Subadvised Series' shareholders.

Unlike the burdensome process for approving Sub-Advisory Agreements, Board approval is not required at all if ~~the~~an Adviser accesses the desired exposures through investments in other funds. Investments by Subadvised Series in registered funds must be made in compliance with the limitations in Section 12(d)(1) of the 1940 Act. When ~~the~~an Adviser accesses the desired exposures through investing the Subadvised Series' assets in private funds, however, Section 12(d)(1) does not limit the amount of a registered fund's total assets that may be invested in the underlying private fund.[8] If the requested order is not granted, ~~the~~an Adviser ~~will~~may continue to have the option of accessing a desired investment exposure between in-person Board meeting dates through investments in other funds managed by the prospective Sub-Adviser, including private funds, which could increase costs for shareholders when retaining the Sub-Adviser to manage a sleeve of the Subadvised Series directly is a viable option. For example, acquired fund fees and expenses generated by a fund investing in another fund are generally higher than the fees generated if a sub-adviser were hired to manage the strategy directly for the fund.

The requested order would be consistent with the Board's statutory duty to request and evaluate such information as may reasonably be necessary to evaluate the terms of a Sub-Advisory Agreement. For example, an Adviser may identify a Sub-Adviser prior to an in-person Board meeting date that it wants to engage, but there may not be enough time before the in-person meeting date for management to compile and furnish the complete package of materials

[8] Such investments in private funds would be subject to other applicable provisions of the 1940 Act.

Page 83 of 151 Sequentially Numbered Pages (including exhibits)

Page 84 of 151 Sequentially Numbered Pages (including exhibits) that the Board requests to evaluate the Sub-Advisory Agreement in accordance with its duties under Section 15(c), along with a summary of the Sub-Adviser’s compliance program to support the Board’s approval of the Sub-Adviser’s policies and procedures in accordance with Rule 38a-1(a)(2) under the 1940 Act. The requested order would benefit a Subadvised Series by allowing the Board, including a majority of the Independent Board Page 5 of 60, including Exhibits Members, to approve a Sub-Adviser Change at an appropriate time once diligence is complete, instead of waiting until the next in-person Board meeting date and potentially missing out on market opportunities. The requested order would also apply to material amendments to a Sub-Advisory Agreement.9 For example, a Sub-Advisory Agreement with an existing Sub-Adviser may be limited to a particular sub-strategy, although the Sub-Adviser has the expertise and ability to manage additional sub-strategies. If thean Adviser desires to engage the Sub-Adviser to manage a separate discrete portion of a Subadvised Series’ assets in accordance with a sub-strategy that is not currently within the scope of the guidelines under the Sub-Adviser’s existing Sub-Advisory Agreement, but is otherwise consistent with a Subadvised Series’ investment objective and strategies, thean Adviser may determine it is necessary to materially amend the Sub-Advisory Agreement. If an Adviser’s portfolio management team makes this determination between in-person Board meeting dates, the Board of the Subadvised Series could approve the Sub-Adviser Change at a non-in-person meeting in reliance on, and subject to the conditions of, the requested order. See Section IV.B. below for additional legal analysis supporting the rationale for the requested relief. III. III. REQUEST FOR EXEMPTIVE RELIEF Section 6(c) of the 1940 Act provides that the Commission may exempt any person, security, or transaction, or any class or classes of persons, securities, or transactions, from any provision or provisions of the 1940 Act or any rule or regulation thereunder, if and to the extent that such exemption is necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that the requested relief described in this Application meets this standard. IV. IV. LEGAL ANALYSIS A. A. Applicable Law Section 15(c) of the 1940 Act prohibits a registered fund having a board from entering into, renewing or performing any contract or agreement whereby a person undertakes regularly to serve or act as an investment adviser (including a sub-adviser) of the registered fund, unless the terms of such contract or agreement and any renewal thereof have been approved by the vote of a majority of the registered fund’s board members, who are not parties to such contract or 9 The requested relief would not apply to renewals of a Sub-Advisory Agreement.

Page 85 of 151 Sequentially Numbered Pages (including exhibits) agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Section 15(c) provides that it shall be the duty of the board members of a registered fund to request and evaluate, and the duty of an investment adviser (or sub-adviser) to such registered fund to furnish, such information as may reasonably be necessary to evaluate the terms of any contract whereby a person undertakes regularly to serve or act as investment adviser (or sub-adviser) of such registered fund. B. B. Discussion 1. 1. Necessary or Appropriate in the Public Interest Applicants believe that permitting the Independent Board Members to approve Sub-Adviser Changes at non-in-person meetings without incurring unnecessary delay or expense is necessary or appropriate and in the interests of Subadvised Series’ shareholders and will allow the Subadvised Series to operate more efficiently. Without the delay inherent in holding in-person Board meetings (and the attendant difficulty of obtaining the necessary quorum for, and the additional costs of, an unscheduled in-person Board meeting), the Subadvised Series will be able to act more quickly and with less expense to add or replace Sub-Advisers when the Board and the applicable Adviser believe that a change would benefit the Subadvised Series. Under the multi-manager structure, the selection of a Sub-Adviser is similar to changes in the membership of a registered fund’s portfolio management team, which do not require registered fund board approval. Page 6 of 60, including Exhibits In essence, the in-person meeting requirement creates an artificial impediment that may prevent the Board of a Subadvised Series from taking immediate action once an Adviser completes its diligence of a potential Sub-Adviser that it wishes to on-board. Requiring a Board to hold an off-cycle in-person meeting to approve a Sub-Adviser Change, or to delay its approval until its next regularly scheduled in-person meeting, creates an unnecessary burden for the Board and the applicable Adviser that is not beneficial for shareholders or necessary or appropriate in the public interest. 2. 2. Consistent with the Protection of Investors Applicants believe that the requested relief is consistent with the protection of investors. Primary responsibility for management of the Subadvised Series, including the selection and supervision of the Sub-Advisers, is vested in the AdviserAdvisers, subject to the oversight of the Board. Each Investment Management Agreement is, and will remain, fully subject to the requirements of Section 15(c) of the 1940 Act. Once the applicable Adviser makes an informed selection of a Sub-Adviser, Applicants believe it would be consistent with the protection of investors to permit the Board, including a majority of the Independent Board Members, to approve the Sub-Adviser Change at a non-in-person meeting called for the purpose of voting on such approval. Any such non-in-person

Page 86 of 151 Sequentially Numbered Pages (including exhibits) approval would be conducted in accordance with the Board’s typical process for approving a Sub-Adviser Change and consistent with the Board’s duty under Section 15(c) to request and evaluate such information as may reasonably be necessary to evaluate the terms of any Sub-Advisory Agreement, and the Adviser’s and Sub-Adviser’s duty under Section 15(c) to furnish such information. Management will represent that the materials provided to the Board for the non-in-person meeting include the same information the Board would have received if approval of the Sub-Adviser Change were sought at an in-person Board meeting. In connection with seeking Board approval of a Sub-Adviser Change at a non-in-person meeting, the applicable Adviser will recommend the retention of the Sub-Adviser and the Trust’sCompany’s chief compliance officer or his or her designee will provide such information as the Board may reasonably request to assist it in determining that the Sub-Adviser has adopted policies and procedures reasonably designed to prevent violation of the “federal securities laws”10 by the Sub-Adviser. If, however, one or more Board members assert that an in-person meeting would make a difference and request that the Sub-Advisory Agreement be considered in-person, then the Board will wait to consider the Sub-Advisory Agreement until an in-person meeting is convened, unless such request is rescinded. If the requested relief is not granted, thean Adviser would continue to have the option of accessing a desired exposure by investing a Subadvised Series’ assets in a fund managed by the Sub-Adviser. Retaining a Sub-Adviser to manage a portion of a Subadvised Series, as opposed to investing in a fund managed by the Sub-Adviser, provides several benefits to the Subadvised Series and its shareholders that support the requested exemptive relief and are consistent with the protection of investors. The benefits to a Subadvised Series and its shareholders from retaining a Sub-Adviser to gain a desired exposure, instead of accessing the exposure through an investment in another fund, include: 1. 1. Daily transparency regarding investments managed by the Sub-Adviser; 2. 2. Annual review of the Sub-Adviser’s compliance program; 3. 3. Avoiding additional acquired fund fees and expenses; 4. 4. Annual Board review of the Sub-Advisory Agreement and related compensation; 5. 5. Ability to access the exposure directly instead of through a vehicle that may not allow for daily liquidity and may not be subject to the protections of the 1940 Act; 6. 6. Allowing thean Adviser to customize the sub-strategystrategy implemented by the Sub-Adviser to access the exposure; 10 As defined in Rule 38a-1(e)(1) under the 1940 Act, as amended.

Page 87 of 151 Sequentially Numbered Pages (including exhibits) 7. 7. Avoiding costs that would be borne by the Subadvised Series to hold additional in-person Board meetings, such as travel, lodging and meals; and Page 7 of 60, including Exhibits 8. 8. Under Section 36(b) of the 1940 Act, the Sub-Adviser will be deemed to have a fiduciary duty with respect to the receipt of compensation for services, or of payments of a material nature, from the Subadvised Series. 3. 3. Consistent with the Policy and Provisions of the 1940 Act Applicants believe the requested relief is consistent with the policy and provisions of the 1940 Act. The requirement that the vote of a majority of a registered fund’s disinterested board members approving an advisory agreement or a sub-advisory agreement be cast in person was added to Section 15(c) of the 1940 Act by the Investment Company Amendments Act of 1970 (the “1970 Amendments Act”).11 Congress states in the legislative history of the 1970 Amendments Act that the bill would amend Section 15(c) to provide that the voting requirements of the Section “can be satisfied only by directors who are personally present at a meeting at which their votes are taken. The proposed amendment is intended to assure informed voting on matters which require action by the board of directors of registered investment companies.”12 (emphasis added.) The staff of the Commission has stated that this “requirement that disinterested directors cast their votes in person represents a strong Congressional policy in favor of eliminating absentee approval by board members.”13 The Commission has provided exemptive relief from the in-person meeting requirement in Section 15(c) by amending Rule 15a-4 under the 1940 Act to, among other things, permit registered fund boards “to participate in a meeting to approve an interim contract [with an investment adviser or a sub-adviser] by any means of communication that allows all participants to hear each other at the same time, such as a telephone conference.”14 The Commission stated at the time that “[t]his provision should result in savings in time and travel costs.”15 In the twenty years that have passed since this amendment to Rule 15a-4, registered fund boards have routinely 11 See Investment Company Amendments Act of 1970, Public Law 91-547, enacted December 14, 1970. 12 Investment Company Amendments Act of 1970, H.R. Rep. No. 1382, 91st Cong., 2d Sess. 25-26 (1970); Investment Company Amendments Act of 1969, S. Rep. No. 184, 91st Cong., 1st Sess. 39 (1969). 13 American National Growth Fund, Inc., SEC Staff Letter (Nov. 17, 1974). The in-person voting requirements were added as part of the 1970 Amendments Act and have historically been viewed as requiring directors to be “physically present” when voting. Pub. L. 91-547 (Dec. 14, 1970). 14 Temporary Exemption for Certain Investment Advisers, Investment Company Act Release No. 24177 (Nov. 29, 1999). 15 Id. See also Temporary Exemption for Certain Investment Advisers, Investment Company Act Release No. 23325 (July 22, 1998) (“The proposed amendments also would facilitate a special meeting to approve an interim contract, by permitting the fund’s board of directors to participate by telephone or similar means of communication that allows all participants to hear each other at the same time.”). Allowing the flexibility to approve Sub-Adviser Changes at a non-in-person meeting would avoid unnecessarily burdening registered fund board members with the time and cost associated with travel for and attendance at additional in-person meetings.

Page 88 of 151 Sequentially Numbered Pages (including exhibits) relied on this exemptive relief from the in-person meeting requirement to approve certain interim advisory contracts at non-in-person board meetings while continuing to fulfill their statutory duty to evaluate the terms of the contract. Almost five decades have elapsed since the in-person meeting requirement was added to Section 15(c) of the 1940 Act. Due to the countless technological advances that have occurred since the 1970s, registered funds are able to provide materials to their board members electronically in an easily readable format, and board members can easily communicate with one another and with management in advance of a meeting through various forms of communication, many of which did not exist in 1970. These technological advances allow registered fund board members to assure they are well informed prior to a board meeting date. Given the various forms of communication available today, registered fund boards can hold non-in-person meetings at which each board member is personally Page 8 of 60, including Exhibits present and able to assure themselves that they are informed as to the matters at the non-in-person meeting that require action by the registered fund board.The requested relief would not result in absentee approval of Sub-Adviser Changes by the Independent Board Members. The Independent Board Members necessary to approve a Sub-Adviser Change would be personally present and participating in a meeting where all participating Board members can hear each other and be heard by each other during the meeting.16 The requested relief could not be relied upon to approve a Sub-Adviser Change by written consent or another form of absentee approval by the Independent Board Members. Similar to the amendments to Rule 15a-4, the requested relief would result in savings in time and travel costs. In light of the foregoing analysis, the Applicants submit that the requested relief would be consistent with the policies and provisions of the 1940 Act and would eliminate unnecessary expenses and delays associated with conducting an in-person Board meeting. V. V. PRECEDENT The Commission has issued exemptive orders under the 1940 Act permitting a fund’s board to consider a Sub-Adviser Change, without complying with the requirement under Section 15(c) of the 1940 Act that the board meet in-person to conduct such approvals, in situations where the fund would benefit from effecting a Sub-Adviser Change promptly.17 The 16 Technology that includes visual capabilities will be used unless unanticipated circumstances arise. 17 See, e.g., Blackstone Alternative Investment Funds, et al., Investment Company Act Release Nos. 33748 (Jan. 21, 2020) (notice) and 33801 (Feb. 19, 2020) (order) (“Blackstone”); Principal Funds, Inc., et al., Investment Company Act Release Nos. 33973 (Aug. 19, 2020) (notice) and 34013 (Sept. 15, 2020) (order); Northern Funds and Northern Trust Investments, Investment Company Act Release Nos. 34095 (Nov. 13, 2020) (notice) and 34133 (Dec. 9, 2020) (order); Columbia Funds Series Trust, et al., Investment Company Act Release Nos. 34197 (Feb. 18, 2021) (notice) and 34224 (March 16, 2021) (order); Russell Investment Company, et al., Investment Company Act Release Nos. 34200 (Feb. 23, 2021) (notice) and 34238 (MarchMar. 30, 2021) (order); Nationwide Mutual Funds, et al., Investment Company Act Release Nos. 34302 (June 16, 2021) (notice) and 34329 (July 13, 2021) (order); Optimum Fund Trust, et al., Investment Company Act Release Nos. 34386 (Sept. 27, 2021) (notice) and 34410 (Oct. 25, 2021) (order); SEI Asset Allocation Trust, et al., Investment Company Act Release Nos. 34418 (Nov. 15, 2021) (notice) and 34437 (Dec. 13, 2021) (order);

Page 89 of 151 Sequentially Numbered Pages (including exhibits) Commission stated in Blackstone, that while it continued to believe that a board’s decision-making process may benefit from the directors’ having the opportunity to interact in person, as a group, and individually, it recognized that under the circumstances described in the application, the need to act promptly for the benefit of a fund may justify the board’s meeting on a non-in-person basis, and that technological advances enable directors to hold such meetings in a manner where the directors can be personally present and able to assure themselves that they are informed as to the matter that requires action by the board. VI. VI. CONDITIONS Applicants agree that any order of the Commission granting the requested relief will be subject to the following conditions: 1. 1. The Independent Board Members will approve the Sub-Adviser Change at a non-in-person meeting in which Board members may participate by any means of communication that allows those Board members participating to hear each other simultaneously during the meeting. Page 9 of 60, including Exhibits 2. 2. Management will represent that the materials provided to the Board for the non-in-person meeting include the same information the Board would have received if a Sub-Adviser Change were sought at an in-person Board meeting. 3. 3. The notice of the non-in-person meeting will explain the need for considering the Sub-Adviser Change at a non-in-person meeting. Once notice of the non-in-person meeting to consider a Sub-Adviser Change is sent, Board members will be given the opportunity to object to considering the Sub-Adviser Change at a non-in-person Board meeting. If a Board member requests that the Sub-Adviser Change be considered in-person, the Board will consider the Sub-Adviser Change at an in-person meeting, unless such request is rescinded. Bridge Builder Trust, et al., Investment Company Act Release Nos. 34433 (Dec. 3, 2021) (notice) and 34456 (Dec. 29, 2021) (order); Brinker Capital Destinations Trust, Investment Company Act Release Nos. 34501 (Feb. 10, 2022) (notice) and 34526 (MarchMar. 8, 2022) (order); Morgan Stanley Pathway Funds, Investment Company Act Release Nos. 34502 (Feb. 10, 2022) (notice) and 34525 (MarchMar. 8, 2022) (order); Brighthouse Funds Trust I, et al., Investment Company Act Release Nos. 34552 (Apr. 1, 2022) (notice) and 34572 (Apr. 27, 2022) (order); Goldman Sachs Trust II, et al., Investment Company Act Release Nos. 34638 (June 27, 2022) (notice) and 34654 (July 25, 2022) (order); Pacific Funds Series Trust, et al., Investment Company Act Release Nos. 34671 (Aug.August 11, 2022) (notice) and 34697 (Sept.September 8, 2022) (order); Lincoln Variable Insurance Products Trust and Lincoln Investment Advisors Corporation, Investment Company Act Release Nos. 34727 (October 13, 2022) (notice) and 34749 (November 8, 2022) (order); and Guidestone Funds and Guidestone Capital Management, LLC, Investment Company Act Release Nos. 34812 (January 19, 2023) (notice) and 34833 (February 14, 2023) (order).

4. ~~4.~~ A Subadvised Series' ability to rely on the requested relief will be disclosed in the Subadvised Series' registration statement.

5. ~~5.~~ In the event that the Commission adopts a rule under the 1940 Act providing substantially similar relief to that in the order requested in the Application, the requested order will expire on the effective date of that rule.

VII. ~~VII.~~ PROCEDURAL MATTERS

Pursuant to Rule 0-2(f), each Applicant states that its address ~~is 5005 Lyndon B. Johnson Freeway, Suite 2200, Dallas, TX 75244.~~for purposes of this Application is as indicated below:

Keith A. Weller, Esq.
UBS Asset Management (Americas) Inc.
One North Wacker Drive
Chicago, Illinois 60606

Applicants further state that all written or oral communications concerning this Application should be directed to:

~~Matthew A. Wolfe~~Stephen H. Bier, Esq.
~~5005 Lyndon B. Johnson Freeway, Suite 2200~~
~~Dallas, TX 75244~~
~~Matt.wolfe@guidestone.org~~
~~With a copy to:~~

~~Alison M. Fuller~~Philip T. Hinkle, Esq.
Dechert LLP
Three Bryant Park
1095 Avenue of the Americas
New York, NY 10036
~~Stradley Ronon Stevens & Young, LLP~~
~~2000 K Street, N.W. Suite 700~~
~~Washington, DC 20006~~
~~afuller@stradley.com~~

~~Pursuant to Rule 0-2(c)(1) under the 1940 Act, each Applicant hereby represents that the undersigned is authorized to file~~All of the requirements for execution and filing of this Application ~~and any further amendments thereto in the name of and~~ on behalf of the ~~respective Applicant. The authorizations~~Applicants have been complied with in accordance with the applicable organizational documents of the Applicants, and the undersigned officers of the Applicants are fully authorized to execute this Application. The certifications of the Applicants, including the resolutions of the Applicants authorizing the filing of this Application, required by Rule 0-2(c) under the 1940 Act are ~~attached hereto~~included as Exhibits A-1 through A-~~2~~-8 to this Application. The verifications required by Rule 0-2(d) under the 1940 Act are ~~attached hereto~~included as Exhibits B-1 through B-~~2~~-8 to this Application.

Page 90 of 151 Sequentially Numbered Pages (including exhibits)

Page 91 of 151 Sequentially Numbered Pages (including exhibits) Applicants requestdesire that the Commission issue the requested order pursuant to Rule 0-5 under the 1940 Act without conducting a hearing. In accordance with Rule 0-5(d) under the 1940 Act, Applicants request expedited review of the Application by the Commission. In accordance with Rule 0-5(e)(2) under the 1940 Act, included as Exhibit C to this Application are two marked copies of the Application showing changes from the final versions of two recent applications identified by Applicants as substantially identical to the Application under Rule 0-5(e)(3) under the 1940 Act.

VIII. ~~VIII.~~ CONCLUSION

For the foregoing reasons, Applicants respectfully request that the Commission issue an order under Section 6(c) of the 1940 Act granting the relief requested in the Application. Applicants submit that the requested

~~Page 10 of 60, including Exhibits~~

exemption is necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act.

The Applicants have caused this Application to be duly signed on their behalf on the ~~30~~ 23rd day of ~~December~~June, ~~2022~~2023.

PACE SELECT ADVISORS TRUST		**~~GUIDESTONE~~UBS SERIES FUNDS**	
	By: /s/ Keith A. Weller	By: /s/ Keith A. Weller	
Name: Keith A. Weller Title: Vice President and Secretary		Name: Keith A. Weller Title: Vice President and Secretary	
THE UBS FUNDS		**U.S. MONTHLY INCOME FUND FOR PUERTO RICO RESIDENTS, INC.**	
	By: /s/ Keith A. Weller Name: Keith A. Weller	By: /s/ ~~John R. Jones~~Liana Loyola ~~Name:~~	~~John R. Jones~~Name: Liana Loyola
Title: Vice President and Secretary		Title: Secretary	
			~~President~~
SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC.		**MULTI-SELECT SECURITIES FUND FOR PUERTO RICO RESIDENTS**	

Page 92 of 151 Sequentially Numbered Pages (including exhibits)

By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary	By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary

UBS ASSET MANAGERS OF PUERTO RICO	**~~GUIDESTONE CAPITAL~~UBS ASSET MANAGEMENT~~, LLC~~ (AMERICAS) INC.**
By: /s/ William Rivera Name: William Rivera Title: Executive Director	By: /s/ Keith A. Weller Name: Keith A. Weller Title: Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary
	~~By:~~ By: /s/ ~~David S. Spika~~Eric Sanders ~~Name:~~ ~~David S. Spika~~Name: Eric Sanders Title: Associate General Counsel and Assistant ~~President and Chief Investment Officer~~Secretary

~~Page 11 of 60, including Exhibits~~

Page 93 of 151 Sequentially Numbered Pages (including exhibits)

Page 94 of 151 Sequentially Numbered Pages (including exhibits) EXHIBITS TO APPLICATION

Page 95 of 151 Sequentially Numbered Pages (including exhibits) EXHIBITS TO APPLICATION The following materials are made a part of the Application and are attached hereto: Designation Document Exhibits A-1 through A-2-8 AuthorizationsCertifications Exhibits B-1 through B-2-8 Verifications Exhibit C Rule 0-5(e)(3) Comparisons Exhibit D Marked Copy of Initial Application Page 12 of 60, including Exhibits

Page 96 of 151 Sequentially Numbered Pages (including exhibits) EXHIBITExhibit A-1 CERTIFICATION The undersigned hereby certifies that he is the duly elected Secretary of PACE Select Advisors Trust (the “Trust”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the Board of Trustees of the Trust (the “Board”) adopted the following vote on the 28th day of September, 2022 in accordance with the By-laws of the Trust: RESOLVED, that the preparation and filing with the Securities and Exchange Commission of an exemptive application or an amendment to an existing exemptive order, as applicable, on behalf of the Fund and UBS AM, for the purpose of obtaining an order that would permit the Fund to enter into, or materially amend, a sub-advisory agreement without complying with the in-person meeting requirements of Section 15(c) of the 1940 Act, be, and it hereby is, authorized and approved; and be it further RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and directed to take such further steps and to prepare, execute and file, as appropriate, such documents as he or she may deem to be necessary or appropriate to implement the approval set forth in the foregoing resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Vice President and Secretary GUIDESTONE FUNDS AUTHORIZATION

Page 97 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-2 CERTIFICATION The undersigned hereby certifies that he is the duly elected Secretary of UBS Series Funds (the “Trust”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the Board of Trustees of the Trust (the “Board”) adopted the following vote on the 28th day of September, 2022 in accordance with the By-laws of the Trust: RESOLVED, that the preparation and filing with the Securities and Exchange Commission of an exemptive application or an amendment to an existing exemptive order, as applicable, on behalf of the Fund and UBS AM, for the purpose of obtaining an order that would permit the Fund to enter into, or materially amend, a sub-advisory agreement without complying with the in-person meeting requirements of Section 15(c) of the 1940 Act, be, and it hereby is, authorized and approved; and be it further RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and directed to take such further steps and to prepare, execute and file, as appropriate, such documents as he or she may deem to be necessary or appropriate to implement the approval set forth in the foregoing resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Vice President and Secretary I, Melanie Childers, do hereby certify that I am the duly elected Vice President – Fund Operations and Secretary of GuideStone Funds (the “Trust”), and further certify that set forth below is a true and complete copy of resolutions duly adopted by the Board of Trustees of the Trust at a meeting held on November 10, 2022, and that those resolutions have not been amended or revoked and are in full force and effect on the date hereof:

Page 98 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-3 CERTIFICATION The undersigned hereby certifies that he is the duly elected Secretary of The UBS Funds (the “Trust”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the Board of Trustees of the Trust (the “Board”) adopted the following vote on the 8th day of September, 2022 in accordance with the By-laws of the Trust: RESOLVED, that the appropriate officers of GuideStoneThe UBS Funds (the “Trust”) be, and each of themthey hereby isare, authorized and directed to prepare and file on behalf of the Trust and its name to (i) prepare, execute and cause to be filed ana new application (the “Exemptive Application”) with the U.S. Securities and Exchange Commission (the “SEC”) for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), exempting the Trust and GuideStone CapitalUBS Asset Management, LLC (Americas) Inc. (“GSCMUBS AM”) from the provisions of Section 15(c) of the 1940 Act to permit GSCMUBS AM to enter into or materially amend sub-advisory agreementsSub-Advisory Agreements that were approved by the Board of Trustees of the Trust (the “Board”), including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval (the “Application”); and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon; and it is FURTHER RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized and directed to take such further action as such officer or officers shall in his, her or their discretion consider necessary or desirable to effectuate the intentall such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Trust, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Trust, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Vice President and Secretary

Page 99 of 151 Sequentially Numbered Pages (including exhibits)

Page 100 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-4 CERTIFICATION The undersigned hereby certifies that she is the duly elected Secretary of U.S. Monthly Income Fund For Puerto Rico Residents, Inc. (the “Corporation”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Corporation have been taken and the person signing and filing the Application on behalf of the Corporation is fully authorized to do so; and that the Board of Directors of the Corporation (the “Board”) adopted the following vote on the 26th day of August, 2022 in accordance with the By-laws of the Corporation: RESOLVED, that the appropriate officers of the U.S. Monthly Income Fund For Puerto Rico Residents, Inc. (the “Corporation”) be, and they hereby are, authorized and directed to prepare and file on behalf of the Corporation a new application (the “Exemptive Application”) with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), exempting the Corporation and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”) from the provisions of Section 15(c) of the 1940 Act to permit UBS AM to enter into or materially amend Sub-Advisory Agreements that were approved by the Board, including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval; and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon. FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Corporation, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Corporation, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary

Page 101 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-5 CERTIFICATION The undersigned hereby certifies that she is the duly elected Secretary of Short Term Investment Fund For Puerto Rico Residents, Inc. (the “Corporation”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Corporation have been taken and the person signing and filing the Application on behalf of the Corporation is fully authorized to do so; and that the Board of Directors of the Corporation (the “Board”) adopted the following vote on the 26th day of August, 2022 in accordance with the By-laws of the Corporation: RESOLVED, that the appropriate officers of the Short Term Investment Fund For Puerto Rico Residents, Inc. (the “Corporation”) be, and they hereby are, authorized and directed to prepare and file on behalf of the Corporation a new application (the “Exemptive Application”) with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), exempting the Corporation and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”) from the provisions of Section 15(c) of the 1940 Act to permit UBS AM to enter into or materially amend Sub-Advisory Agreements that were approved by the Board, including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval; and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon. FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Corporation, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Corporation, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary

Page 102 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-6 CERTIFICATION The undersigned hereby certifies that she is the duly elected Secretary of Multi-Select Securities Fund For Puerto Rico Residents (the “Corporation”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Corporation have been taken and the person signing and filing the Application on behalf of the Corporation is fully authorized to do so; and that the Board of Trustees of the Corporation (the “Board”) adopted the following vote on the 26th day of August, 2022 in accordance with the By-laws of the Trust: RESOLVED, that the appropriate officers of the Multi-Select Securities Fund For Puerto Rico Residents (the “Corporation”) be, and they hereby are, authorized and directed to prepare and file on behalf of the Corporation a new application (the “Exemptive Application”) with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), exempting the Corporation and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”) from the provisions of Section 15(c) of the 1940 Act to permit UBS AM to enter into or materially amend Sub-Advisory Agreements that were approved by the Board, including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval; and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon. FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Corporation, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Corporation, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 23rd day of June, 2023. By: By: /s/ Melanie ChildersLiana Loyola

Page 103 of 151 Sequentially Numbered Pages (including exhibits) Name: Mel anie Chil ders Na me: Lia na Loy ola Title: Vice Presi dent – Fun d Oper ation s and Titl e: Sec reta ry Page 13 of 60, including Exhibits

Page 104 of 151 Sequentially Numbered Pages (including exhibits) EXHIBITExhibit A-2-7 CERTIFICATION The undersigned hereby certifies that he is the Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary of UBS Asset Management (Americas) Inc. (the “Company”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Company have been taken and the person signing and filing the Application on behalf of the Company is fully authorized to do so. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary Date: June 23, 2023 GUIDESTONE CAPITAL MANAGEMENT, LLC AUTHORIZATION

Page 105 of 151 Sequentially Numbered Pages (including exhibits) I, Melanie Childers, do hereby certify that I am the duly elected Vice President – Fund Operations and Secretary of GuideStone Capital Management, LLC (“GSCM”), and that all actions necessary to authorize the execution and filing of this Application, and any amendments thereto, have been taken, and the person signing and filing this document is authorized to do so on behalf of GSCM pursuant to the general authority as Secretary of GSCM. Exhibit A-8 CERTIFICATION The undersigned hereby certifies that he is the Executive Director of UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (the “Company”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Company have been taken and the person signing and filing the Application on behalf of the Company is fully authorized to do so. By: /s/ William Rivera Name: William Rivera Title: Executive Director Date: June 23, 2023

Page 106 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-1 VERIFICATION The undersigned states that he has duly executed the attached application, dated June 23, 2023, for and on behalf of PACE Select Advisors Trust (the “Trust”); that he is the Vice President and Secretary of the Trust; and that all action taken by Trustees necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief. By: By: /s/ Melanie ChildersKeith A. Weller Name: Mel anie Chil ders Na me: Kei th A. Wel ler Title: Titl e: Vic e Pre side nt – Fun d Oper ation s and Sec reta ry Dated: June 23, 2023 Page 14 of 60, including Exhibits

Page 107 of 151 Sequentially Numbered Pages (including exhibits) EXHIBITExhibit B-1-2 GUIDESTONE FUNDS VERIFICATION The undersigned states that he has duly executed the attached application, dated June 23, 2023, for and on behalf of UBS Series Funds (the “Trust”); that he is the Vice President and Secretary of the Trust; and that all action taken by Trustees necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Vice President and Secretary Dated: June 23, 2023

Exhibit B-3

VERIFICATION

The undersigned states that ~~she~~he has duly executed the attached ~~Application~~application, dated ~~December 30~~June 23, ~~2022~~2023, for and on behalf of ~~GuideStone~~The UBS Funds (the "Trust"); that ~~she~~he is the Vice President and Secretary of the ~~foregoing~~ Trust; and that all ~~actions~~action taken by Trustees necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that ~~she~~he is familiar with such instrument, and the contents thereof, and ~~that~~ the facts therein set forth are true to the best of his knowledge, information and belief.

~~By:~~ By: /s/ ~~Melanie Childers~~Keith A. Weller
~~Name:~~ ~~Melanie Childers~~ Name: Keith A. Weller
~~Title:~~ Title: Vice President ~~– Fund Operations~~ and Secretary

Dated: June 23, 2023

~~Page 15 of 60, including Exhibits~~

Page 108 of 151 Sequentially Numbered Pages (including exhibits)

Page 109 of 151 Sequentially Numbered Pages (including exhibits) EXHIBITExhibit B-2-4 VERIFICATION The undersigned states that she has duly executed the attached application, dated June 23, 2023, for and on behalf of U.S. Monthly Income Fund For Puerto Rico Residents, Inc. (the “Corporation”); that she is the Secretary of the Corporation; and that all action taken by Directors necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of her knowledge, information and belief. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary Dated: June 23, 2023 GUIDESTONE CAPITAL MANAGEMENT, LLC AUTHORIZATION

Page 110 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-5 VERIFICATION The undersigned states that she has duly executed the attached application, dated June 23, 2023, for and on behalf of Short Term Investment Fund For Puerto Rico Residents, Inc. (the “Corporation”); that she is the Secretary of the Corporation; and that all action taken by Directors necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of her knowledge, information and belief. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary Dated: June 23, 2023

Page 111 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-6 VERIFICATION The undersigned states that she has duly executed the attached Applicationapplication, dated December 30June 23, 20222023, for and on behalf of GuideStone Capital Management, LLCMulti-Select Securities Fund For Puerto Rico Residents (the “Trust”); that she is the Secretary of such companythe Trust; and that all action by stockholders, directors, and other bodiestaken by Trustees necessary to authorize the undersigned to execute and file such instrument hashave been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of her knowledge, information and belief. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary Dated: June 23, 2023

Page 112 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-7 VERIFICATION The undersigned states that he has duly executed the attached application, dated June 23, 2023, for and on behalf of UBS Asset Management (Americas) Inc. (the “Company”); that he is the Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary of the Company; and that all actions by members, managers and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief. By: By: /s/ Melanie ChildersKeith A. Weller Name: Mel anie Chil ders Na me: Kei th A. Wel ler

Page 113 of 151 Sequentially Numbered Pages (including exhibits) Title: Vice

Page 114 of 151 Sequentially Numbered Pages (including exhibits)

Page 115 of 151 Sequentially Numbered Pages (including exhibits) Date: June 23, 2023 Page 16 of 60, including Exhibits

Page 116 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-8 VERIFICATION The undersigned states that he has duly executed the attached application, dated June 23, 2023, for and on behalf of UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (the “Company”); that he is the Executive Director of the Company; and that all actions by members, managers and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief. By: /s/ William Rivera Name: William Rivera Title: Executive Director Date: June 23, 2023

EXHIBIT D Page 117 of 151 Sequentially Numbered Pages (including exhibits) As Filed with the Securities and Exchange Commission on May 10June 23, 2023 File No. 812-[ ]812-15465 U.S. SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 AMENDED AND RESTATED APPLICATION PURSUANT TO SECTION 6(c) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, FOR AN ORDER OF EXEMPTION FROM SECTION 15(c) OF THE ACT EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d) PACE SELECT ADVISORS TRUST UBS SERIES FUNDS 787 Seventh Avenue New York, New York 10019 THE UBS FUNDS One North Wacker Drive Chicago, Illinois 60606 UBS ASSET MANAGEMENT (AMERICAS) INC. One North Wacker Drive Chicago, Illinois 60606 787 Seventh Avenue New York, New York 10019 U.S. MONTHLY INCOME FUND FOR PUERTO RICO RESIDENTS, INC. SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC. MULTI-SELECT SECURITIES FUND FOR PUERTO RICO RESIDENTS UBS ASSET MANAGERS OF PUERTO RICO American International Plaza Building—Tenth Floor 250 Muñoz Rivera Avenue San Juan, Puerto Rico 00918

Page 118 of 151 Sequentially Numbered Pages (including exhibits) Please direct all written or oral communications regarding this Application to: Keith A. Weller, Esq. UBS Asset Management (Americas) Inc. One North Wacker Drive Chicago, Illinois 60606 with copies to: Stephen H. Bier, Esq. Philip T. Hinkle, Esq. Dechert LLP Three Bryant Park 1095 Avenue of the Americas New York, NY 10036 This Application (including Exhibits) contains 34151 pages.

Page 119 of 151 Sequentially Numbered Pages (including exhibits) UNITED STATES OF AMERICA BEFORE THE SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 In the Matter of PACE SELECT ADVISORS TRUST UBS SERIES FUNDS 787 Seventh Avenue New York, New York 10019 THE UBS FUNDS One North Wacker Drive Chicago, Illinois 60606 U.S. MONTHLY INCOME FUND FOR PUERTO RICO RESIDENTS, INC. SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC. MULTI-SELECT SECURITIES FUND FOR PUERTO RICO RESIDENTS American International Plaza Building— Tenth Floor 250 Muñoz Rivera Avenue San Juan, Puerto Rico 00918 UBS ASSET MANAGEMENT (AMERICAS) INC. One North Wacker Drive Chicago, Illinois 60606 and 787 Seventh Avenue New York, New York 10019 UBS ASSET MANAGERS OF PUERTO RICO American International Plaza Building— Tenth Floor 250 Muñoz Rivera Avenue San Juan, Puerto Rico 00918 Investment Company Act of 1940 File No. 812-[ ]812-15465 ) ) ) ) ) ) ) ) ) ) ) AMENDED AND RESTATED APPLICATION PURSUANT TO SECTION 6(c) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, FOR AN ORDER OF EXEMPTION FROM SECTION 15(c) OF THE ACT

Page 120 of 151 Sequentially Numbered Pages (including exhibits) I. INTRODUCTION PACE Select Advisors Trust, UBS Series Funds, The UBS Funds, U.S. Monthly Income Fund For Puerto Rico Residents, Inc., Short Term Investment Fund For Puerto Rico Residents, Inc. and Multi-Select Securities Fund For Puerto Rico Residents (each a “Company” and collectively, the “Companies”),1 each a registered open-end investment company that may offer one or more series of shares (each, a “Series” and collectively, the “Series”), and UBS Asset Management (Americas) Inc. (“UBS AM”) and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”) (each, an “Adviser” and collectively, the “Advisers”, and together with the Companies and the Series, the “Applicants”),2 the investment advisers to the Companies, hereby file this application (the “Application”) for an order of the Securities and Exchange Commission (the “Commission”) under Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”). Applicants request an order exempting Applicants from Section 15(c) of the 1940 Act to permit the board of trustees or directors, as applicable, of each Company (each such board may be referred to as the “Board”),3 including a majority of those board members who are not parties to such contract or agreement or “interested persons,” as defined in Section 2(a)(19) of the 1940 Act, of any such party (the “Independent Board Members”), to promptly enter into or materially amend a contract or agreement pursuant to which a sub-adviser (each, a “Sub-Adviser”) manages all or a portion of the assets of a Series or provides model portfolio or investment recommendation(s) to the Adviser that would be utilized in connection with the management of a Series (each, a “Sub-Advisory Agreement”) (each such action, a “Sub-Adviser Change”) at a non-in-person meeting called for the purpose of voting on such approval,4 which would allow a Subadvised Series (as defined below) and its shareholders to benefit from a prompt Sub-Adviser Change. Applicants request that the relief sought herein apply to the named Applicants, as well as to any future Series and any other existing or future registered management investment company or Series thereof that intends to rely on the requested order in the future and that (i) is managed by an Adviser, (ii) uses the multi-manager structure described in this Application, and (iii) complies with the terms and conditions set forth herein (each, a “Subadvised Series”).5 All 1 As used herein, the term “Companies” includes any existing or future type of business organization operating as a registered management investment company that is managed by an Adviser. 2 The term “Adviser” includes (i) the Adviser or its successors and (ii) any entity controlling, controlled by, or under common control with, the Adviser or its successors. For the purposes of the requested order, “successor” is limited to an entity resulting from a reorganization into another jurisdiction or a change in the type of business organization. 3 The term “Board” also includes the board of trustees or directors of a future Subadvised Series. 4 References in this Application to “non-in-person” Board meetings refer to any Board meeting (other than an in-person meeting) in which Board members may participate by any means of communication that allows those Board members participating to hear each other simultaneously during the meeting. 5 For purposes of this Application, the term “Sub-Adviser” will also apply to any Sub-Adviser to any wholly-owned subsidiary, as defined in the 1940 Act, of a Subadvised Series (each, a “Subsidiary” and collectively, the “Subsidiaries”). The Adviser will serve as investment adviser to each Subsidiary and may retain one or more Sub-Advisers to manage or provide model portfolio or investment recommendation(s) with respect to the assets

Page 121 of 151 Sequentially Numbered Pages (including exhibits) registered investment companies that intend to rely on the requested order are named as Applicants. Any entity that relies on the requested order will do so only in accordance with the terms and conditions contained in this Application. Applicants are seeking this exemption to enable an Adviser and the Board to obtain for each Subadvised Series the services of one or more Sub-Advisers believed by the Adviser and the Board to be particularly well suited to manage, or to provide model portfolio or investment recommendation(s) with respect to, all or a portion of the assets of the Subadvised Series, and to make material amendments to Sub-Advisory Agreements believed by the Adviser and the Board to be appropriate, without the delay and expense of convening an in-person meeting of the Board to approve the Sub-Adviser Change. The requested relief is necessary so that the Board can take action quickly under the circumstances set out in this Application. If the requested relief is granted, an Adviser would be permitted to implement a Sub-Adviser Change related to a Subadvised Series that was approved by the Board, including a majority of the Independent Board Members, at a non-in-person meeting. For the reasons discussed below, Applicants believe that the requested relief is appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that each Subadvised Series and its shareholders would benefit from the requested relief because of delays in hiring or replacing a Sub-Adviser and costs associated with holding an in-person Board meeting to approve a Sub-Adviser Change in the absence of such relief. II. BACKGROUND A. The Applicants 1. The Companies PACE Select Advisors Trust is organized as a Delaware statutory trust and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS AM serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Series of the Company. Currently, PACE Select Advisors Trust is comprised of 15 series. Each Series may have its own distinct investment objective, policies, and restrictions. PACE Select Advisors Trust and its Series are not required to hold annual shareholder meetings. UBS Series Funds is organized as a Delaware statutory trust and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS AM serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Series of the Company. Currently, UBS Series Funds is comprised of 16 series, one of which, UBS Ultra Short Income Fund, may operate under a multi-manager structure. Each Series may have its own distinct investment objective, policies, and restrictions. UBS Series Funds and its Series are not required to hold annual shareholder meetings. of a Subsidiary. Applicants also request relief with respect to any Sub-Advisers who serve as Sub-Advisers to a Subsidiary. Where appropriate, Subsidiaries are also included in the term “Subadvised Series.”

Page 122 of 151 Sequentially Numbered Pages (including exhibits) The UBS Funds is organized as a Delaware statutory trust and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS AM serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Series of the Company. Currently, The UBS Funds is comprised of 11 series. Each Series may have its own distinct investment objective, policies, and restrictions. The UBS Funds and its Series are not required to hold annual shareholder meetings. U.S. Monthly Income Fund For Puerto Rico Residents, Inc. is organized as a Puerto Rico corporation and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS Asset Managers of Puerto Rico serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Subadvised Series of the Company. Currently, U.S. Monthly Income Fund For Puerto Rico Residents, Inc. is comprised of one series. Each Series may have its own distinct investment objective, policies, and restrictions. U.S. Monthly Income Fund For Puerto Rico Residents, Inc. and its Series are required to hold annual shareholder meetings. Short Term Investment Fund For Puerto Rico Residents, Inc. is organized as a Puerto Rico corporation and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS Asset Managers of Puerto Rico serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Subadvised Series of the Company. Currently, Short Term Investment Fund For Puerto Rico Residents, Inc. is comprised of one series. Each Series may have its own distinct investment objective, policies, and restrictions. Short Term Investment Fund For Puerto Rico Residents, Inc. and its Series are required to hold annual shareholder meetings. Multi-Select Securities Fund For Puerto Rico Residents is organized as a Puerto Rico trust and is registered with the Commission as an open-end management investment company under the 1940 Act. UBS Asset Managers of Puerto Rico serves as an “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Subadvised Series of the Company. Currently, Multi-Select Securities Fund For Puerto Rico Residents is comprised of six series. Each Series may have its own distinct investment objective, policies, and restrictions. Multi-Select Securities Fund For Puerto Rico Residents and its Series are not required to hold annual shareholder meetings. 2. The Advisers UBS AM, a Delaware corporation registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), serves as investment adviser and administrator to each Series of PACE Select Advisors Trust, UBS Series Funds, and The UBS Funds pursuant to an investment management and administration agreement with each such Company (each, a “UBS AM Investment Management Agreement” and together the “UBS AM Investment Management Agreements”). UBS AMPR, a division of UBS Trust Company of Puerto Rico, a trust company organized under the laws of Puerto Rico, is registered with the Commission as an investment adviser under the Advisers Act and serves as investment adviser and administrator to each Series of U.S. Monthly Income Fund For Puerto Rico Residents, Inc., Short Term Investment Fund For Puerto Rico Residents, Inc., and Multi-Select Securities Fund For Puerto Rico Residents, pursuant to an investment management and

Page 123 of 151 Sequentially Numbered Pages (including exhibits) administration agreement with each such Company (each, a “UBS AMPR Investment Management Agreement” and together the “UBS AMPR Investment Management Agreements”) (each may be referred to as an “Investment Management Agreement”, and together the UBS AM Investment Management Agreements and UBS AMPR Investment Management Agreements may be referred to as the “Investment Management Agreements”). UBS AM is an indirect, wholly-owned subsidiary of UBS Group AG, a publicly traded Swiss corporation and part of the UBS Asset Management business division of UBS Group AG. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services group of industries. UBS AMPR is a division of UBS Trust Company of Puerto Rico. UBS Trust Company of Puerto Rico is an indirect, wholly-owned subsidiary of UBS Group AG. Each future investment management agreement between an Adviser and a Subadvised Series is also included in the term “Investment Management Agreement.” UBS AM’s current business addresses are 787 Seventh Avenue, New York, New York 10019 and One North Wacker Drive, Chicago, IL 60606. UBS AMPR’s current business address is American International Plaza Building—Tenth Floor, 250 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918. Any future Adviser is or will be registered with the Commission as an investment adviser under the Advisers Act. Each Investment Management Agreement has been or will be approved by the Board, including a majority of the Independent Board Members, and by the shareholders of the relevant Subadvised Series in the manner required by Sections 15(a) and 15(c) of the 1940 Act and, if applicable, Rule 18f-2 thereunder. The terms of the Investment Management Agreements currently do and will continue to comply with Section 15(a) of the 1940 Act. Applicants are not seeking an exemption from the 1940 Act with respect to the Investment Management Agreements. Pursuant to the terms of the Investment Management Agreement, the Adviser, subject to the supervision of the Board, currently does and will continue to provide continuous investment management services to each Subadvised Series. The Adviser has and will continue to have responsibility for determining what portion of each Subadvised Series’ portfolio will be invested in securities and other assets and what portion, if any, will be managed by the Adviser and/or held uninvested in cash or cash equivalents. The Adviser will periodically review a Subadvised Series’ investment policies and strategies and, based on the need of a particular Series, may recommend changes to the investment policies and strategies of the Series for consideration by the Board. Each Investment Management Agreement will provide that the Adviser may, subject to the approval of the Board, including a majority of the Independent Board Members, and the shareholders of the applicable Subadvised Series (if required), delegate portfolio management responsibilities of all or a portion of the assets of a Subadvised Series to one or more Sub-Advisers. In accordance with each Investment Management Agreement, the Adviser will oversee each Sub-Adviser in its performance of its duties. The Adviser will continue to have overall responsibility for the management and investment of the assets of each Subadvised Series. For its services to each Subadvised Series under the applicable Investment Management Agreement, the Adviser will receive an investment management fee from that Subadvised Series as specified in

Page 124 of 151 Sequentially Numbered Pages (including exhibits) the applicable Investment Management Agreement. A Sub-Adviser will receive an investment management fee from the Adviser or directly from the Subadvised Series.6 Under this structure, the Adviser, in its capacity as investment adviser, evaluates and oversees Sub-Advisers and makes recommendations about the hiring, termination, and replacement of Sub-Advisers to the Board, at all times subject to the authority of the Board. This structure is commonly referred to as a “multi-manager” structure. 3. The Sub-Advisers Pursuant to the authority under the Investment Management Agreement, the applicable Adviser may enter into Sub-Advisory Agreements with various Sub-Advisers on behalf of the Subadvised Series. The Sub-Advisers currently are and will continue to be “investment advisers” to the Subadvised Series within the meaning of Section 2(a)(20) of the 1940 Act and will provide investment management services to the Subadvised Series subject to, without limitation, the requirements of Sections 15(c) and 36(b) of the 1940 Act. In addition, the Sub-Advisers currently are and will continue to be registered with the Commission as investment advisers under the Advisers Act or not subject to such registration. The applicable Adviser currently does and will continue to engage in an on-going analysis of the continued advisability of retaining a Sub-Adviser and will make recommendations to the Board as needed. The applicable Adviser currently does and will continue to negotiate and renegotiate the terms of the Sub-Advisory Agreements with the Sub-Advisers, including the fees paid to the Sub-Advisers, and will make recommendations to the Board as needed or appropriate. All Sub-Advisory Agreements currently in effect have been approved by the Board, including a majority of the Independent Board Members, and the initial shareholder of the applicable Subadvised Series, in accordance with Sections 15(a) and 15(c) (or an exemption therefrom) of the 1940 Act and Rule 18f-2 thereunder, unless shareholder approval was not required in reliance on applicable exemptive relief. 7 All future Sub-Advisory Agreements will be approved by the Board in the same manner, provided that the Independent Board Members could approve a Sub-Adviser Change at a non-in-person Board meeting in reliance on the requested relief. The terms of each Sub-Advisory Agreement will comply fully with the requirements of Section 15(a) of the 1940 Act. Pursuant to the Sub-Advisory Agreements, the applicable Adviser has agreed or will agree to pay the Sub-Advisers a fee out of the fee paid to the applicable Adviser under the Investment Management Agreement (or out of the applicable Adviser’s other assets). 6 Currently, all Sub-Advisers receive an investment management fee from the Adviser. 7 Applicants currently rely on a multi-manager exemptive order to implement Sub-Adviser Changes without obtaining shareholder approval. See PACE Select Advisors Trust and UBS Global Asset Management (Americas) Inc., Investment Company Act Release Nos. 30224 (Sep. 27, 2012) (notice) and 30241 (Oct. 23, 2012) (order). In the future, an Adviser, a Sub-Adviser and a Subadvised Series may rely on an amended version of this multi-manager exemptive order or substantially similar relief.

Page 125 of 151 Sequentially Numbered Pages (including exhibits) B. Multi-Manager Structure In recent years, a number of investment advisers, including the Advisers, have sponsored investment companies registered under the 1940 Act or series thereof (each, a “registered fund”) that provide exposure to multiple strategies across various asset classes. These registered funds allow investors to more easily access such strategies without the additional transaction costs and administrative burdens of investing in multiple additional funds to seek to achieve comparable exposures and investment allocations. Such registered funds may be structured as (i) multi-manager funds where the investment adviser selects one or more sub-advisers to manage portions of the registered fund’s assets; (ii) fund of funds where an Adviser invests a registered fund’s assets in multiple registered funds or investment companies that rely on an exception from registration under the 1940 Act (each, a “private fund” and, together with the registered funds, each a “fund” and together, the “funds”) to gain the exposures; or (iii) a combination of a multi-manager fund and a fund of funds. When a Subadvised Series utilizes a multi-manager strategy, its Adviser achieves its desired exposures to specific strategies by allocating discrete portions of the Subadvised Series’ assets to one or more Sub-Advisers and, in some cases, by managing a portion of the Subadvised Series’ assets directly. Each Sub-Adviser manages its discrete portion of the Subadvised Series’ assets in accordance with specific investment guidelines. Over time, an Adviser may adjust the Subadvised Series’ allocations among the various strategies and sub-strategies based on the Adviser’s assessment of market conditions and potential investment opportunities. C. Rationale for the Requested Relief When an Adviser deploys a multi-manager structure to access the desired exposures, each Sub-Advisory Agreement must be entered into, materially amended and renewed in accordance with the provisions of Section 15 of the 1940 Act, as modified by any applicable exemptive relief. Section 15(c) requires that the Sub-Advisory Agreement be approved by the vote of a majority of the Independent Board Members cast at an in-person meeting. Boards of registered funds, including the Board of each Company, typically hold in-person meetings on a quarterly (or more frequent) basis. Markets are not static, however, throughout the three to four months between in-person registered fund board meeting dates. During these periods, market conditions may change or investment opportunities may arise that an Adviser may wish to take advantage of by implementing a Sub-Adviser Change. Other circumstances may arise from time to time, including when there is a change in control of a Sub-Adviser that results in an “assignment” of the Sub-Advisory ContractAgreement, as that term is defined for the purposes of the 1940 Act, or when a Sub-Adviser provides notice of its intent to terminate operations or its then effective Sub-Advisory ContractAgreement, which may result in an Adviser seeking to implement a Sub-Adviser Change. At these moments it may be impractical, impossible and/or costly to hold an additional in-person Board meeting, especially given the geographic diversity of some Board members and the additional cost of holding in-person Board meetings. As a result, once an Adviser completes its diligence of a prospective Sub-Adviser, the in-person Board meeting requirement creates an unnecessary burden for the Board that does not benefit the Subadvised Series’ shareholders.

Page 126 of 151 Sequentially Numbered Pages (including exhibits) Unlike the burdensome process for approving Sub-Advisory Agreements, Board approval is not required at all if an Adviser accesses the desired exposures through investments in other funds. Investments by Subadvised Series in registered funds must be made in compliance with the limitations in Section 12(d)(1) of the 1940 Act. When an Adviser accesses the desired exposures through investing the Subadvised Series’ assets in private funds, however, Section 12(d)(1) does not limit the amount of a registered fund’s total assets that may be invested in the underlying private fund.8 If the requested order is not granted, an Adviser may continue to have the option of accessing a desired investment exposure between in-person Board meeting dates through investments in other funds managed by the prospective Sub-Adviser, including private funds, which could increase costs for shareholders when retaining the Sub-Adviser to manage a sleeve of the Subadvised Series directly is a viable option. For example, acquired fund fees and expenses generated by a fund investing in another fund are generally higher than the fees generated if a sub-adviser were hired to manage the strategy directly for the fund. The requested order would be consistent with the Board’s statutory duty to request and evaluate such information as may reasonably be necessary to evaluate the terms of a Sub-Advisory Agreement. For example, an Adviser may identify a Sub-Adviser prior to an in-person Board meeting date that it wants to engage, but there may not be enough time before the in-person meeting date for management to compile and furnish the complete package of materials that the Board requests to evaluate the Sub-Advisory Agreement in accordance with its duties under Section 15(c), along with a summary of the Sub-Adviser’s compliance program to support the Board’s approval of the Sub-Adviser’s policies and procedures in accordance with Rule 38a-1(a)(2) under the 1940 Act. The requested order would benefit a Subadvised Series by allowing the Board, including a majority of the Independent Board Members, to approve a Sub-Adviser Change at an appropriate time once diligence is complete, instead of waiting until the next in-person Board meeting date and potentially missing out on market opportunities. The requested order would also apply to material amendments to a Sub-Advisory Agreement.9 For example, a Sub-Advisory Agreement with an existing Sub-Adviser may be limited to a particular sub-strategy, although the Sub-Adviser has the expertise and ability to manage additional sub-strategies. If an Adviser desires to engage the Sub-Adviser to manage a separate discrete portion of a Subadvised Series’ assets in accordance with a sub-strategy that is not currently covered by the compensation arrangementwithin the scope of the guidelines under the Sub-Adviser’s existing Sub-Advisory Agreement, but is otherwise consistent with a Subadvised Series’ investment objective and strategies, an Adviser may determine it is necessary to materially amend the Sub-Advisory Agreement. If an Adviser’s portfolio management team makes this determination between in-person Board meeting dates, the Board of the Subadvised Series could approve the Sub-Adviser Change at a non-in-person meeting in reliance on, and subject to the conditions of, the requested order. See Section IV.B. below for additional legal analysis supporting the rationale for the requested relief. 8 Such investments in private funds would be subject to other applicable provisions of the 1940 Act. 9 The requested relief would not apply to renewals of a Sub-Advisory Agreement.

Page 127 of 151 Sequentially Numbered Pages (including exhibits) III. REQUEST FOR EXEMPTIVE RELIEF Section 6(c) of the 1940 Act provides that the Commission may exempt any person, security, or transaction, or any class or classes of persons, securities, or transactions, from any provision or provisions of the 1940 Act or any rule or regulation thereunder, if and to the extent that such exemption is necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that the requested relief described in this Application meets this standard. IV. LEGAL ANALYSIS A. Applicable Law Section 15(c) of the 1940 Act prohibits a registered fund having a board from entering into, renewing or performing any contract or agreement whereby a person undertakes regularly to serve or act as an investment adviser (including a sub-adviser) of the registered fund, unless the terms of such contract or agreement and any renewal thereof have been approved by the vote of a majority of the registered fund’s board members, who are not parties to such contract or agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Section 15(c) provides that it shall be the duty of the board members of a registered fund to request and evaluate, and the duty of an investment adviser (or sub-adviser) to such registered fund to furnish, such information as may reasonably be necessary to evaluate the terms of any contract whereby a person undertakes regularly to serve or act as investment adviser (or sub-adviser) of such registered fund. B. Discussion 1. Necessary or Appropriate in the Public Interest Applicants believe that permitting the Independent Board Members to approve Sub-Adviser Changes at non-in-person meetings without incurring unnecessary delay or expense is necessary or appropriate and in the interests of Subadvised Series shareholders and will allow the Subadvised Series to operate more efficiently. Without the delay inherent in holding in-person Board meetings (and the attendant difficulty of obtaining the necessary quorum for, and the additional costs of, an unscheduled in-person Board meeting), the Subadvised Series will be able to act more quickly and with less expense to add or replace Sub-Advisers when the Board and the applicable Adviser believe that a change would benefit the Subadvised Series. Under the multi-manager structure, the selection of a Sub-Adviser is similar to changes in the membership of a registered fund’s portfolio management team, which do not require registered fund board approval. In essence, the in-person meeting requirement creates an artificial impediment that may prevent the Board of a Subadvised Series from taking immediate action once an Adviser completes its diligence of a potential Sub-Adviser that it wishes to on-board. Requiring a Board to hold an off-cycle in-person meeting to approve a Sub-Adviser Change, or to delay its approval

Page 128 of 151 Sequentially Numbered Pages (including exhibits) until its next regularly scheduled in-person meeting, creates an unnecessary burden for the Board and the applicable Adviser that is not beneficial for shareholders or necessary or appropriate in the public interest. 2. Consistent with the Protection of Investors Applicants believe that the requested relief is consistent with the protection of investors. Primary responsibility for management of the Subadvised Series, including the selection and supervision of the Sub-Advisers, is vested in the Advisers, subject to the oversight of the Board. Each Investment Management Agreement is, and will remain, fully subject to the requirements of Section 15(c) of the 1940 Act. Once the applicable Adviser makes an informed selection of a Sub-Adviser, Applicants believe it would be consistent with the protection of investors to permit the Board, including a majority of the Independent Board Members, to approve the Sub-Adviser Change at a non-in-person meeting called for the purpose of voting on such approval. Any such non-in-person approval would be conducted in accordance with the Board’s typical process for approving a Sub-Adviser Change and consistent with the Board’s duty under Section 15(c) to request and evaluate such information as may reasonably be necessary to evaluate the terms of any Sub-Advisory Agreement, and the Adviser’s and Sub-Adviser’s duty under Section 15(c) to furnish such information. Management will represent that the materials provided to the Board for the non-in-person meeting include the same information the Board would have received if approval of the Sub-Adviser Change were sought at an in-person Board meeting. In connection with seeking Board approval of a Sub-Adviser Change at a non-in-person meeting, the applicable Adviser will recommend the retention of the Sub-Adviser and the Company’s chief compliance officer or his or her designee will provide such information as the Board may reasonably request to assist it in determining that the Sub-Adviser has adopted policies and procedures reasonably designed to prevent violation of the “federal securities laws”10 by the Sub-Adviser. If, however, one or more Board members assert that an in-person meeting would make a difference and request that the Sub-Advisory Agreement be considered in-person, then the Board will wait to consider the Sub-Advisory Agreement until an in-person meeting is convened, unless such request is rescinded. If the requested relief is not granted, an Adviser would continue to have the option of accessing a desired exposure by investing a Subadvised Series’ assets in a fund managed by the Sub-Adviser (if such a fund exists). Retaining a Sub-Adviser to manage a portion of a Subadvised Series, as opposed to investing in a fund managed by the Sub-Adviser, provides several benefits to the Subadvised Series and its shareholders that support the requested exemptive relief and are consistent with the protection of investors. The benefits to a Subadvised Series and its shareholders from retaining a Sub-Adviser to gain a desired exposure, instead of accessing the exposure through an investment in another fund (if such a fund exists), include: 1. Daily transparency regarding investments managed by the Sub-Adviser; 10 As defined in Rule 38a-1(e)(1) under the 1940 Act, as amended.

Page 129 of 151 Sequentially Numbered Pages (including exhibits) 2. Annual review of the Sub-Adviser’s compliance program; 3. Avoiding additional acquired fund fees and expenses; 4. Annual Board review of the Sub-Advisory Agreement and related compensation; 5. Ability to access the exposure directly instead of through a vehicle that may not allow for daily liquidity and may not be subject to the protections of the 1940 Act; 6. Allowing an Adviser to customize the strategy implemented by the Sub-Adviser to access the exposure; 7. Avoiding costs that would be borne by the Subadvised Series to hold additional in-person Board meetings, such as travel, lodging and meals; and 8. Under Section 36(b) of the 1940 Act, the Sub-Adviser will be deemed to have a fiduciary duty with respect to the receipt of compensation for services, or of payments of a material nature, from the Subadvised Series. 3. Consistent with the Policy and Provisions of the 1940 Act Applicants believe the requested relief is consistent with the policy and provisions of the 1940 Act. The requirement that the vote of a majority of a registered fund’s disinterested board members approving an advisory agreement or a sub-advisory agreement be cast in person was added to Section 15(c) of the 1940 Act by the Investment Company Amendments Act of 1970 (the “1970 Amendments Act”).11 Congress states in the legislative history of the 1970 Amendments Act that the bill would amend Section 15(c) to provide that the voting requirements of the Section “can be satisfied only by directors who are personally present at a meeting at which their votes are taken. The proposed amendment is intended to assure informed voting on matters which require action by the board of directors of registered investment companies.”12 (emphasis added.) The staff of the Commission has stated that this “requirement that disinterested directors cast their votes in person represents a strong Congressional policy in favor of eliminating absentee approval by board members.”13 The Commission has provided exemptive relief from the in-person meeting requirement in Section 15(c) by amending Rule 15a-4 under the 1940 Act to, among other things, permit registered fund boards “to participate in a meeting to approve an interim contract [with an investment adviser or a sub-adviser] by any means of communication that allows all participants to hear each other at the same time, such as a telephone conference.”14 The Commission stated at the time that “[t]his provision should result 11 See Investment Company Amendments Act of 1970, Public Law 91-547, enacted December 14, 1970. 12 Investment Company Amendments Act of 1970, H.R. Rep. No. 1382, 91st Cong., 2d Sess. 25-26 (1970); Investment Company Amendments Act of 1969, S. Rep. No. 184, 91st Cong., 1st Sess. 39 (1969). 13 American National Growth Fund, Inc., SEC Staff Letter (Nov. 17, 1974). The in-person voting requirements were added as part of the 1970 Amendments Act and have historically been viewed as requiring directors to be “physically present” when voting. Pub. L. 91-547 (Dec. 14, 1970). 14 Temporary Exemption for Certain Investment Advisers, Investment Company Act Release No. 24177 (Nov. 29, 1999).

Page 130 of 151 Sequentially Numbered Pages (including exhibits) in savings in time and travel costs.”15 In the twenty years that have passed since this amendment to Rule 15a-4, registered fund boards have routinely relied on this exemptive relief from the in-person meeting requirement to approve certain interim advisory contracts at non-in-person board meetings while continuing to fulfill their statutory duty to evaluate the terms of the contract. Almost five decades have elapsed since the in-person meeting requirement was added to Section 15(c) of the 1940 Act. Due to the countless technological advances that have occurred since the 1970s, registered funds are able to provide materials to their board members electronically in an easily readable format, and board members can easily communicate with one another and with management in advance of a meeting through various forms of communication, many of which did not exist in 1970. These technological advances allow registered fund board members to assure they are well informed prior to a board meeting date. Given the various forms of communication available today, registered fund boards can hold non-in-person meetings at which each board member is personally present and able to assure themselves that they are informed as to the matters at the non-in-person meeting that require action by the registered fund board. Additionally, UBS AM and the Board have determined to rely on recent exemptive orders issued by the Commission16in approving relevant agreements at a meeting held on terms consistent with the exemptive orders and allowed each board member participating to hear each other simultaneously during the meeting, which has resulted in savings in time and travel costs. The requested relief would not result in absentee approval of Sub-Adviser Changes by the Independent Board Members. The Independent Board Members necessary to approve a Sub-Adviser Change would be personally present and participating in a meeting where all participating Board members can hear each other and be heard by each other during the meeting.1716 The requested relief could not be relied upon to approve a Sub-Adviser Change by written consent or another form of absentee approval by the Independent Board Members. Similar to the amendments to Rule 15a-4, the requested relief would result in savings in time and travel costs. In light of the foregoing analysis, the Applicants submit that the requested relief would be consistent with the policies and provisions of the 1940 Act and would eliminate unnecessary expenses and delays associated with conducting an in-person Board meeting. 15 Id. See also Temporary Exemption for Certain Investment Advisers, Investment Company Act Release No. 23325 (July 22, 1998) (“The proposed amendments also would facilitate a special meeting to approve an interim contract, by permitting the fund’s board of directors to participate by telephone or similar means of communication that allows all participants to hear each other at the same time.”). Allowing the flexibility to approve Sub-Adviser Changes at a non-in-person meeting would avoid unnecessarily burdening registered fund board members with the time and cost associated with travel for and attendance at additional in-person meetings. 16 Order Under Section 6(c) and Section 38(a) of the Investment Company Act of 1940 Granting Exemptions from Specified Provisions of the Investment Company Act and Certain Rules Thereunder; Commission Statement Regarding Prospectus Delivery, SEC Rel. No. IC-33824 (Mar. 25, 2020); Order Under Section 6(c) and Section 38(a) of the Investment Company Act of 1940 Granting Exemptions from Sections 15(c) and 32(a) of the Investment Company Act and Rules 12b-1(b)(2) and 15a-4(b)(2)(ii) Thereunder, SEC Rel. No. IC-33897 (June 19, 2020). 1716 Technology that includes visual capabilities will be used unless unanticipated circumstances arise.

Page 131 of 151 Sequentially Numbered Pages (including exhibits) V. PRECEDENT The Commission has issued exemptive orders under the 1940 Act permitting a fund’s board to consider a Sub-Adviser Change, without complying with the requirement under Section 15(c) of the 1940 Act that the board meet in-person to conduct such approvals, in situations where the fund would benefit from effecting a Sub-Adviser Change promptly.1817 The Commission stated in Blackstone that while it continued to believe that a board’s decision-making process may benefit from the directors’ having the opportunity to interact in person, as a group, and individually, it recognized that under the circumstances described in the application, the need to act promptly for the benefit of a fund may justify the board’s meeting on a non-in-person basis, and that technological advances enable directors to hold such meetings in a manner where the directors can be personally present and able to assure themselves that they are informed as to the matter that requires action by the board. VI. CONDITIONS Applicants agree that any order of the Commission granting the requested relief will be subject to the following conditions: 1. The Independent Board Members will approve the Sub-Adviser Change at a non-in-person meeting in which Board members may participate by any means of communication that allows those Board members participating to hear each other simultaneously during the meeting. 1817 See, e.g., Blackstone Alternative Investment Funds, et al., Investment Company Act Release Nos. 33748 (Jan. 21, 2020) (notice) and 33801 (Feb. 19, 2020) (order) (“Blackstone”); Principal Funds, Inc., et al., Investment Company Act Release Nos. 33973 (Aug. 19, 2020) (notice) and 34013 (Sept. 15, 2020) (order); Northern Funds and Northern Trust Investments, Investment Company Act Release Nos. 34095 (Nov. 13, 2020) (notice) and 34133 (Dec. 9, 2020) (order); Columbia Funds Series Trust, et al., Investment Company Act Release Nos. 34197 (Feb. 18, 2021) (notice) and 34224 (March 16, 2021) (order); Russell Investment Company, et al., Investment Company Act Release Nos. 34200 (Feb. 23, 2021) (notice) and 34238 (Mar. 30, 2021) (order); Nationwide Mutual Funds, et al., Investment Company Act Release Nos. 34302 (June 16, 2021) (notice) and 34329 (July 13, 2021) (order); Optimum Fund Trust, et al., Investment Company Act Release Nos. 34386 (Sept. 27, 2021) (notice) and 34410 (Oct. 25, 2021) (order); SEI Asset Allocation Trust, et al., Investment Company Act Release Nos. 34418 (Nov. 15, 2021) (notice) and 34437 (Dec. 13, 2021) (order); Bridge Builder Trust, et al., Investment Company Act Release Nos. 34433 (Dec. 3, 2021) (notice) and 34456 (Dec. 29, 2021) (order); Brinker Capital Destinations Trust, Investment Company Act Release Nos. 34501 (Feb. 10, 2022) (notice) and 34526 (Mar. 8, 2022) (order); Morgan Stanley Pathway Funds, Investment Company Act Release Nos. 34502 (Feb. 10, 2022) and 34525 (Mar. 8, 2022) (order); Brighthouse Funds Trust I, et al., Investment Company Act Release Nos. 34552 (Apr. 1, 2022) (notice) and 34572 (Apr. 27, 2022) (order); Goldman Sachs Trust II, et al., Investment Company Act Release Nos. 34638 (June 27, 2022) (notice) and 34654 (July 25, 2022) (order); Pacific Funds Series Trust, et al., Investment Company Act Release Nos. 34671 (August 11, 2022) (notice) and 34697 (September 8, 2022) (order); Lincoln Variable Insurance Products Trust and Lincoln Investment Advisors Corporation, Investment Company Act Release Nos. 34727 (October 13, 2022) (notice) and 34749 (November 8, 2022) (order); and Guidestone Funds and Guidestone Capital Management, LLC, Investment Company Act Release Nos. 34812 (January 19, 2023) (notice) and 34833 (February 14, 2023) (order).

Page 132 of 151 Sequentially Numbered Pages (including exhibits) 2. Management will represent that the materials provided to the Board for the non-in-person meeting include the same information the Board would have received if approval of a Sub-Adviser Change were sought at an in-person Board meeting. 3. The notice of the non-in-person meeting will explain the need for considering the Sub-Adviser Change at a non-in-person meeting. Once notice of the non-in-person meeting to consider a Sub-Adviser Change is sent, Board members will be given the opportunity to object to considering the Sub-Adviser Change at a non-in-person Board meeting. If a Board member requests that the Sub-Adviser Change be considered in-person, the Board will consider the Sub-Adviser Change at an in-person meeting, unless such request is rescinded. 4. A Subadvised Series’ ability to rely on the requested relief will be disclosed in the Subadvised Series’ registration statement. 5. In the event that the Commission adopts a rule under the 1940 Act providing substantially similar relief to that in the order requested in the Application, the requested order will expire on the effective date of that rule. VII. PROCEDURAL MATTERS Pursuant to Rule 0-2(f), each Applicant states that its address for purposes of this Application is as indicated below: Keith A. Weller, Esq. UBS Asset Management (Americas) Inc. One North Wacker Drive Chicago, Illinois 60606 Applicants further state that all written or oral communications concerning this Application should be directed to: Stephen H. Bier, Esq. Philip T. Hinkle, Esq. Dechert LLP Three Bryant Park 1095 Avenue of the Americas New York, NY 10036 All of the requirements for execution and filing of this Application on behalf of the Applicants have been complied with in accordance with the applicable organizational documents of the Applicants, and the undersigned officers of the Applicants are fully authorized to execute this Application. The certifications of the Applicants, including the resolutions of the Applicants authorizing the filing of this Application, required by Rule 0-2(c) under the 1940 Act are included as Exhibits A-1 through A-8 to this Application. The verifications required by Rule 0- 2(d) under the 1940 Act are included as Exhibits B-1 through B-8 to this Application.

Page 133 of 151 Sequentially Numbered Pages (including exhibits) Applicants desire that the Commission issue the requested order pursuant to Rule 0-5 under the 1940 Act without conducting a hearing. In accordance with Rule 0-5(d) under the 1940 Act, Applicants request expedited review of the Application by the Commission. In accordance with Rule 0-5(e)(2) under the 1940 Act, included as Exhibit C to this Application are two marked copies of the Application showing changes from the final versions of two recent applications identified by Applicants as substantially identical to the Application under Rule 0-5(e)(3) under the 1940 Act.

VIII. CONCLUSION

For the foregoing reasons, Applicants respectfully request that the Commission issue an order under Section 6(c) of the 1940 Act granting the relief requested in the Application. Applicants submit that the requested exemption is necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act.

The Applicants have caused this Application to be duly signed on their behalf on the ~~10th~~ 23rd day of ~~May~~June, 2023.

PACE SELECT ADVISORS TRUST

By: /s/ Keith A. Weller
Name: Keith A. Weller
Title: Vice President and Secretary

UBS SERIES FUNDS

By: /s/ Keith A. Weller
Name: Keith A. Weller
Title: Vice President and Secretary

THE UBS FUNDS

By: /s/ Keith A. Weller
Name: Keith A. Weller
Title: Vice President and Secretary

U.S. MONTHLY INCOME FUND FOR PUERTO RICO RESIDENTS, INC.

By: /s/ Liana Loyola
Name: Liana Loyola
Title: Secretary

SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC.

By: /s/ Liana Loyola
Name: Liana Loyola
Title: Secretary

MULTI-SELECT SECURITIES FUND FOR PUERTO RICO RESIDENTS

By: /s/ Liana Loyola
Name: Liana Loyola
Title: Secretary

UBS ASSET MANAGERS OF PUERTO RICO

By: /s/ William Rivera
Name: William Rivera
Title: Executive Director

UBS ASSET MANAGEMENT (AMERICAS) INC.

By: /s/ Keith A. Weller
Name: Keith A. Weller
Title: Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary

By: /s/ Eric Sanders
Name: Eric Sanders
Title: Associate General Counsel and Assistant Secretary

Page 134 of 151 Sequentially Numbered Pages (including exhibits)

Page 135 of 151 Sequentially Numbered Pages (including exhibits) EXHIBITS TO APPLICATION The following materials are made a part of the Application and are attached hereto: Designation Document Exhibits A-1 through A-8 Certifications Exhibits B-1 through B-8 Verifications Exhibit C Rule 0-5(e)(3) Comparisons Exhibit D Marked Copy of Initial Application

Page 136 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-1 CERTIFICATION The undersigned hereby certifies that he is the duly elected Secretary of PACE Select Advisors Trust (the “Trust”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the Board of Trustees of the Trust (the “Board”) adopted the following vote on the 28th day of September, 2022 in accordance with the By-laws of the Trust: RESOLVED, that the preparation and filing with the Securities and Exchange Commission of an exemptive application or an amendment to an existing exemptive order, as applicable, on behalf of the Fund and UBS AM, for the purpose of obtaining an order that would permit the Fund to enter into, or materially amend, a sub-advisory agreement without complying with the in-person meeting requirements of Section 15(c) of the 1940 Act, be, and it hereby is, authorized and approved; and be it further RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and directed to take such further steps and to prepare, execute and file, as appropriate, such documents as he or she may deem to be necessary or appropriate to implement the approval set forth in the foregoing resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 10th 23rd day of MayJune, 2023. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Vice President and Secretary

Page 137 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-2 CERTIFICATION The undersigned hereby certifies that he is the duly elected Secretary of UBS Series Funds (the “Trust”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the Board of Trustees of the Trust (the “Board”) adopted the following vote on the 28th day of September, 2022 in accordance with the By-laws of the Trust: RESOLVED, that the preparation and filing with the Securities and Exchange Commission of an exemptive application or an amendment to an existing exemptive order, as applicable, on behalf of the Fund and UBS AM, for the purpose of obtaining an order that would permit the Fund to enter into, or materially amend, a sub-advisory agreement without complying with the in-person meeting requirements of Section 15(c) of the 1940 Act, be, and it hereby is, authorized and approved; and be it further RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and directed to take such further steps and to prepare, execute and file, as appropriate, such documents as he or she may deem to be necessary or appropriate to implement the approval set forth in the foregoing resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 10th 23rd day of MayJune, 2023. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Vice President and Secretary

Page 138 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-3 CERTIFICATION The undersigned hereby certifies that he is the duly elected Secretary of The UBS Funds (the “Trust”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the Board of Trustees of the Trust (the “Board”) adopted the following vote on the 8th day of September, 2022 in accordance with the By-laws of the Trust: RESOLVED, that the appropriate officers of The UBS Funds (the “Trust”) be, and they hereby are, authorized and directed to prepare and file on behalf of the Trust a new application (the “Exemptive Application”) with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), exempting the Trust and UBS Asset Management (Americas) Inc. (“UBS AM”) from the provisions of Section 15(c) of the 1940 Act to permit UBS AM to enter into or materially amend Sub-Advisory Agreements that were approved by the Board, including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval; and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon; and FURTHER RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Trust, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Trust, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 10th 23rd day of MayJune, 2023. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Vice President and Secretary

Page 139 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-4 CERTIFICATION The undersigned hereby certifies that she is the duly elected Secretary of U.S. Monthly Income Fund For Puerto Rico Residents, Inc. (the “Corporation”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Corporation have been taken and the person signing and filing the Application on behalf of the Corporation is fully authorized to do so; and that the Board of Directors of the Corporation (the “Board”) adopted the following vote on the 26th day of August, 2022 in accordance with the By-laws of the Corporation: RESOLVED, that the appropriate officers of the U.S. Monthly Income Fund For Puerto Rico Residents, Inc. (the “Corporation”) be, and they hereby are, authorized and directed to prepare and file on behalf of the Corporation a new application (the “Exemptive Application”) with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), exempting the Corporation and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”) from the provisions of Section 15(c) of the 1940 Act to permit UBS AM to enter into or materially amend Sub-Advisory Agreements that were approved by the Board, including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval; and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon. FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Corporation, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Corporation, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 10th 23rd day of MayJune, 2023. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary

Page 140 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-5 CERTIFICATION The undersigned hereby certifies that she is the duly elected Secretary of Short Term Investment Fund For Puerto Rico Residents, Inc. (the “Corporation”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Corporation have been taken and the person signing and filing the Application on behalf of the Corporation is fully authorized to do so; and that the Board of Directors of the Corporation (the “Board”) adopted the following vote on the 26th day of August, 2022 in accordance with the By-laws of the Corporation: RESOLVED, that the appropriate officers of the Short Term Investment Fund For Puerto Rico Residents, Inc. (the “Corporation”) be, and they hereby are, authorized and directed to prepare and file on behalf of the Corporation a new application (the “Exemptive Application”) with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), exempting the Corporation and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”) from the provisions of Section 15(c) of the 1940 Act to permit UBS AM to enter into or materially amend Sub-Advisory Agreements that were approved by the Board, including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval; and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon. FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Corporation, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Corporation, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 10th 23rd day of MayJune, 2023. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary

Page 141 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-6 CERTIFICATION The undersigned hereby certifies that she is the duly elected Secretary of Multi-Select Securities Fund For Puerto Rico Residents (the “Corporation”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Corporation have been taken and the person signing and filing the Application on behalf of the Corporation is fully authorized to do so; and that the Board of Trustees of the Corporation (the “Board”) adopted the following vote on the 26th day of August, 2022 in accordance with the By-laws of the Trust: RESOLVED, that the appropriate officers of the Multi-Select Securities Fund For Puerto Rico Residents (the “Corporation”) be, and they hereby are, authorized and directed to prepare and file on behalf of the Corporation a new application (the “Exemptive Application”) with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), exempting the Corporation and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”) from the provisions of Section 15(c) of the 1940 Act to permit UBS AM to enter into or materially amend Sub-Advisory Agreements that were approved by the Board, including a majority of the non-interested members of the Board, at a non-in-person meeting called for the purpose of voting on such approval; and (ii) prepare, execute and cause to be filed with the SEC any and all amendments to such Application, which in the discretion of the officer or officers executing such amendment may appear necessary or desirable, in such form as such officer or officers shall approve in his, her or their discretion, in each case as conclusively evidenced by his, her or their signature(s) thereon. FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Corporation, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Corporation, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution. IN WITNESS WHEREOF, I have hereunto set my name on this 10th 23rd day of MayJune, 2023. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary

Page 142 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-7 CERTIFICATION The undersigned hereby certifies that he is the Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary of UBS Asset Management (Americas) Inc. (the “Company”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Company have been taken and the person signing and filing the Application on behalf of the Company is fully authorized to do so. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary Date: May 10June 23, 2023

Page 143 of 151 Sequentially Numbered Pages (including exhibits) Exhibit A-8 CERTIFICATION The undersigned hereby certifies that he is the Executive Director of UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (the “Company”); that, with respect to the attached application for exemption from the provisions of Section 15(c) of the Investment Company Act of 1940, as amended, and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Company have been taken and the person signing and filing the Application on behalf of the Company is fully authorized to do so. By: /s/ William Rivera Name: William Rivera Title: Executive Director Date: May 10June 23, 2023

Page 144 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-1 VERIFICATION The undersigned states that he has duly executed the attached application, dated May 10June 23, 2023, for and on behalf of PACE Select Advisors Trust (the “Trust”); that he is the Vice President and Secretary of the Trust; and that all action taken by Trustees necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Vice President and Secretary Dated: May 10June 23, 2023

Page 145 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-2 VERIFICATION The undersigned states that he has duly executed the attached application, dated May 10June 23, 2023, for and on behalf of UBS Series Funds (the “Trust”); that he is the Vice President and Secretary of the Trust; and that all action taken by Trustees necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Vice President and Secretary Dated: May 10June 23, 2023

Page 146 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-3 VERIFICATION The undersigned states that he has duly executed the attached application, dated May 10June 23, 2023, for and on behalf of The UBS Funds (the “Trust”); that he is the Vice President and Secretary of the Trust; and that all action taken by Trustees necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Vice President and Secretary Dated: May 10June 23, 2023

Page 147 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-4 VERIFICATION The undersigned states that she has duly executed the attached application, dated May 10June 23, 2023, for and on behalf of U.S. Monthly Income Fund For Puerto Rico Residents, Inc. (the “Corporation”); that she is the Secretary of the Corporation; and that all action taken by Directors necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of her knowledge, information and belief. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary Dated: May 10June 23, 2023

Page 148 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-5 VERIFICATION The undersigned states that she has duly executed the attached application, dated May 10June 23, 2023, for and on behalf of Short Term Investment Fund For Puerto Rico Residents, Inc. (the “Corporation”); that she is the Secretary of the Corporation; and that all action taken by Directors necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of her knowledge, information and belief. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary Dated: May 10June 23, 2023

Page 149 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-6 VERIFICATION The undersigned states that she has duly executed the attached application, dated May 10June 23, 2023, for and on behalf of Multi-Select Securities Fund For Puerto Rico Residents (the “Trust”); that she is the Secretary of the Trust; and that all action taken by Trustees necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that she is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of her knowledge, information and belief. By: /s/ Liana Loyola Name: Liana Loyola Title: Secretary Dated: May 10June 23, 2023

Page 150 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-7 VERIFICATION The undersigned states that he has duly executed the attached application, dated May 10June 23, 2023, for and on behalf of UBS Asset Management (Americas) Inc. (the “Company”); that he is the Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary of the Company; and that all actions by members, managers and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief. By: /s/ Keith A. Weller Name: Keith A. Weller Title: Head of Registered Funds Legal, Deputy General Counsel and Assistant Secretary Date: May 10June 23, 2023

Page 151 of 151 Sequentially Numbered Pages (including exhibits) Exhibit B-8 VERIFICATION The undersigned states that he has duly executed the attached application, dated May 10June 23, 2023, for and on behalf of UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (the “Company”); that he is the Executive Director of the Company; and that all actions by members, managers and other bodies necessary to authorize the undersigned to execute and file such instrument have been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and the facts therein set forth are true to the best of his knowledge, information and belief. By: /s/ William Rivera Name: William Rivera Title: Executive Director Date: May 10June 23, 2023